Registration No.  333-144570

As filed with the Securities and Exchange Commission on November 29, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2
Pre-effective Amendment No. 1

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

BPO  MANAGEMENT SERVICES, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	7372	22-2356861
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1290 N. Hancock Street, Suite 202
Anaheim, California  92807
(714) 974-2670 Telephone
(714) 974-4771 Facsimile

(Address and Telephone Number of Principal Executive Offices)

Patrick A. Dolan
Chief Executive Officer
1290 N. Hancock Street
Suite 202
Anaheim, California 92807
(714) 974-2670 Telephone
(714) 974-4771 Facsimile

(Name, Address and Telephone Number of Agent For Service)

with copies to:

Randolf W. Katz, Esq. Bryan Cave LLP 1900 Main Street, Suite 700 Irvine, California 92614 (949) 223-7103 Telephone (949) 223-7100 Facsimile	Jack T. Cornman, Esq. Cornman & Swartz 19800 MacArthur Boulevard, Suite 820 Irvine, California 92612 (949) 224-1500 Telephone (949) 224-1505 Facsimile

Approximate Date of Proposed Sale to the Public:  From time to time after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ____________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	192,484	$0.97(1)	$186,709(1)	-
Common Stock, par value $0.01 per share, issuable upon conversion of Series D Convertible Preferred Stock (3)	23,333,338	$0.97(1)	$22,633,337(1)	-
Common Stock, par value $0.01 per share, underlying Series A Warrants (3)	11,666,670	$0.90(2)	$10,500,003(2)	-
Common Stock, par value $0.01 per share, underlying Series B Warrants (3)	23,333,338	$1.25(2)	$29,166,672(2)	-
Common Stock, par value $0.01 per share, underlying conversion of Series D-2 Convertible Preferred Stock upon exercise of Series J Warrants (3)	23,333,338	$0.90(2)	$21,000,004(2)	-
Common Stock, par value $0.01 per share, underlying Series C Warrants (3)	11,666,670	$1.35(2)	$15,750,004(2)	-
Common Stock, par value $0.01 per share, underlying Series D Warrants (3)	23,333,338	$1.87(2)	$43,633,342(2)	-
Common Stock, par value $0.01 per share, underlying other Common Stock Purchase Warrants (3)	1,166,667	$0.60(2)	$700,000(2)	-
TOTAL	118,025,843	-	$143,570,071	$4,407.60

(1)
Pursuant to Rule 457(c), the maximum offering price for the common stock is estimated solely for the purpose of calculating the registration fee, based upon the average of the bid and ask prices of the common stock on the OTC Bulletin Board on July 10, 2007.

(2)	Pursuant to Rule 457(g), the registration fee is to be calucluated upon the basis of the price at which the warrants or rights or securities subject thereto are to be offered.

(3)
In accordance with Rule 416, the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold to prevent dilution from stock splits, stock dividends and similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 29, 2007

PROSPECTUS

59,692,497 SHARES
OF
COMMON STOCK
BPO MANAGEMENT SERVICES, INC.

The selling stockholders named in this prospectus are offering up to 59,692,497 shares of our common stock, par value $0.01 per share.  Of these shares, approximately 23.3 million shares are issuable upon conversion in full of our Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”), and approximately 36.2 million shares are issuable upon exercise of warrants to purchase shares of our common stock.  We will not receive any of the proceeds from the sale of the shares by the selling stockholders, except for funds from the exercise of warrants held by the selling stockholders, if, when, and as exercised.  The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Any commissions, fees, and discounts of underwriters, brokers, dealers or agents will be paid by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “BPOM.”  The closing price for our common stock on the OTC Bulletin Board was $0.70 on November 27, 2007.

See “Risk Factors” beginning on page 4 of this prospectus for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2007

You may rely on the information contained in this prospectus.  We have not authorized anyone to provide information different from that contained in this prospectus.  Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus.  This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

Table of Contents

Page

PROSPECTUS SUMMARY	3

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS	8

USE OF PROCEEDS	9

DIVIDEND POLICY	9

CAPITALIZATION	9

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	9

EQUITY COMPENSATION PLAN INFORMATION	10

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	11

BUSINESS	25

MANAGEMENT	34

EXECUTIVE COMPENSATION	36

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE	42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	43

DESCRIPTION OF SECURITIES	49

SELLING STOCKHOLDERS	50

PLAN OF DISTRIBUTION	56

LEGAL PROCEEDINGS	57

LEGAL MATTERS	57

EXPERTS	58

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	58

WHERE YOU CAN FIND MORE INFORMATION	58

We own various registered and unregistered trademarks, some of which are mentioned in this prospectus.

All references to “we,” “us,” “our,” “our company,” “BPOMS” and similar terms refer to BPO Management Services, Inc. and its predecessor, netGuru, Inc.

____________________________

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our company and the offering.  However, it is a summary and may not contain all of the information that is important to you.  For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements.

Company Overview

We were incorporated in 1981 under the name Research Engineers, Inc. and changed our name to netGuru, Inc. in 2000.  On December 15, 2006, we acquired all of the outstanding common stock of privately held BPO Management Services, Inc. (“Former BPOMS”) in a reverse merger (“Merger”).  Former BPOMS was incorporated in July 2005.  Upon the closing of the Merger, we adopted Former BPOMS’ fiscal year end of December 31 as, for accounting purposes, it was the accounting acquirer.  We are a Delaware corporation.

We provide business process outsourcing (BPO) services to middle-market enterprises in the United States, Canada and Europe.  “BPO” refers to the outsourcing of entire business processes, typically to reduce cost and/or improve the performance of that process.  Our objective is to provide a comprehensive suite of BPO functions to support the back-office business requirements of middle-market enterprises throughout North America and Europe on an outsourced and/or recurring revenue basis.

Our primary business offerings are:

•	Document and data management solutions, also known as enterprise content management or “ECM” including Finance and Accounting Services Outsourcing or “FAO”;

•	Information technology services outsourcing or “ITO”; and

•	Human resources outsourcing or “HRO.”

Our principal executive offices are located at 1290 North Hancock Street, Suite 202, Anaheim, California 92807 and our telephone number is 714-974-2670.

The Offering

Securities offered
59,692,497 shares of common stock, including approximately 23.3 million shares underlying our Series D Convertible Preferred Stock and approximately 36.2 million shares underlying warrants to purchase common stock.

Transactions in which selling stockholders acquired securities offered
On June 13, 2007, seven institutional investors purchased an aggregate of 1,458,333.8 shares of our Series D Convertible Preferred Stock (which shares are initially convertible into approximately 23.3 million shares of our common stock), Series A, B, C and D Warrants to purchase an aggregate of approximately 70.0 million shares of our common stock, and Series J Warrants to purchase an aggregate of 1,458,333.8 shares of our Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into approximately 23.3 million shares of our common stock).  We are not currently registering the shares of common stock underlying the Series J, C, and D Warrants.  In connection with that transaction, we awarded warrants for the purchase of up to an aggregate of 1,166,667 shares of our common stock to C.E. Unterberg, Towbin, Inc. and George Logan.  On June 29, 2007, in connection with the closing of our acquisition of the outstanding capital stock of Human Resource MicroSystems, Inc., we issued the former holders of such stock 384,968 shares of our restricted common stock, one-half of which is being registered hereunder.

The shares of Series D Convertible Preferred Stock are entitled to certain dividends and liquidation preferences, and each share of Series D Convertible Preferred Stock is initially convertible into sixteen shares of our common stock.

The three-year Series A Warrants that we granted (initial exercise price of $.90 per share) are exercisable for the purchase of up to approximately 11.7 million shares of our common stock.  The five-year Series B Warrants that we granted (initial exercise price of $1.25 per share) are exercisable for the purchase of up to approximately 23.3 million shares of our common stock.  We also granted the investors a one-year option (in the form of Series J Warrants) to purchase up to $21 million of Series D-2 Convertible Preferred Stock, which is convertible into approximately 23.3 million shares of our common stock. At the closing and in connection with such option, we granted the investors three-year Series C warrants (initial exercise price of $1.35 per share), which are exercisable for the purchase of up to approximately 11.7 million shares of our common stock, and five-year Series D Warrants (initial exercise price of $1.87 per share), which are exercisable for the purchase of up to approximately 23.3 million shares of our common stock. The Series C Warrants and the Series D Warrants vest only upon the exercise of the Series J Warrants.  There can be no assurance that any or all of the warrants will be exercised.

Please refer to “Selling Stockholders” beginning on page 49 for a more complete description of this transaction and the Series D Convertible Preferred Stock and the Series A, B, J, C and D Warrants purchased in this transaction.

Common stock outstanding	12,171,034 as of November 27, 2007.

Use of proceeds
We will not receive any of the proceeds from the sale of the shares by the selling stockholders but will receive funds from the exercise of warrants held by the selling stockholders, if, when, and as exercised.  We will pay all of the expenses of this offering, including, without limitation, professional fees and registration fees.

Risk factors	The offering involves a high degree of risk. Please refer to “Risk Factors” beginning on page 4 for a description of the risk factors you should consider.

OTC Bulletin Board symbol	BPOM

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risk factors listed below and all other information contained in this prospectus before investing in our common stock.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results, or our financial condition could be materially and adversely affected.  In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment.

Risks Related to our Business

An investment in shares of our common stock involves a high degree of risk.  In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before deciding to invest or maintain an investment in shares of our common stock.  This prospectus contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.  If any of the following risks actually occurs, it is likely that our business, financial condition, and operating results would be harmed.  As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

We do not have a policy of updating or revising forward-looking statements, and silence by our management over time should not be assumed to mean that actual events are bearing out as estimated in the forward-looking statements.

We have limited cash resources and continue to generate net operating losses.

           Notwithstanding the proceeds received in the Share Sale (as defined below in “Selling Stockholders” on page 49 of this prospectus), our cash resources may quickly diminish in the future.  Our future capital requirements will depend upon many factors, including possible future strategic acquisitions, sales and marketing efforts, and the development of new products and services.  As of December 31, 2006, we had negative working capital of $3,137,580 and an accumulated deficit of $4,100,706.  As of that date, we had $706,197 in cash and cash equivalents and $743,114 in accounts receivable, net of allowance for doubtful accounts.  As of September 30, 2007, we had net working capital of $2,805,902 and an accumulated deficit of $8,032,969.  As of that date, we had $6,102,487 in cash and cash equivalents and $3,672,086 in accounts receivable, net of allowance for doubtful accounts.

           We recorded a net operating loss of $2,943,975 and used $1,947,682 of cash in operating activities during fiscal 2006.  We recorded a net operating loss of $3,175,472 and used $3,947,257 of cash in operating activities during the first nine months of fiscal 2007.  Even after the closing of the DocuCom Imaging Solutions Inc. ("DocuCom"), Human Resource MicroSystems, Inc. ("HRMS") and Blue Hill Data Services, Inc. (“Blue Hill”) acquisitions, there is no assurance that we will be able to generate sufficient operating cash in future quarters.

We have a history of losses and an accumulated deficit that may continue in the future even after the recent completion of two acquisitions and that may adversely affect our business, prospects, financial condition, results of operations, cash flow, and stock price.

We have incurred net losses since our inception in July 26, 2005.  Our accumulated deficit through December 31, 2006 was $4,100,706, and as of that date we had a total stockholders’ equity of $2,455,095.  Our accumulated deficit through September 30, 2007 was $8,032,969, and, as of that date, we had a total stockholders’ equity of $14,593,620.

Our recurring losses from operations, the limitations on our cash resources, and negative cash flow from operations and our accumulated deficit, among other factors, raised doubt about our ability to continue as a going concern and led our independent registered public accounting firm to include an explanatory paragraph related to our ability to continue as a going concern in their report for the year ended December 31, 2006.  Reports of independent auditors questioning a company’s ability to continue as a going concern generally are viewed unfavorably by analysts and investors.  This may make it difficult for us to raise additional debt or equity financing necessary to complete our planned acquisitions and execute our business plan, particularly if we are unable to attain and maintain profitable operations in the future.  Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.  Investors should review the report of our independent registered public accounting firm and our consolidated financial statements before making a decision to invest or maintain an investment in us.

Any business combination or acquisition will likely be dilutive to our existing stockholders.

Any business combination involving us will most likely require our issuance of additional shares of common and/or preferred stock.  These issuances could result in a change of control or substantial dilution to our existing stockholders, with or without stockholder review or approval.

The market price for our common stock may become more volatile after an acquisition transaction or as a result of various other factors.

We cannot predict how the final terms of the Share Sale will be viewed by the marketplace.  Accordingly, the Share Sale may add to the volatility of our stock price.  Additionally, the price of our common stock could further decline due to the impact of any of the following factors:

•	failure to meet sales goals or operating budgets;

•	decline in demand for our common stock;

•	revenues and operating results failing to meet expectations of securities analysts or investors in any quarter;

•	downward revisions in operating performance estimates or changes in general market conditions;

•	technological innovations by competitors or in competing technologies;

•	failure to integrate acquired entities;

•	investor perception of our industry or prospects; or

•	general economic trends.

Market fluctuations are often unrelated to operating performance and, therefore, are beyond our control.

Our success in our continuing operations depends, in part, on our ability to retain our current management team.

Our founders, Chairman and Chief Executive Officer, Patrick A. Dolan, and our President and Secretary, James Cortens, are an integral part of our operations and, until the Share Sale, have been the primary source of our funding since our inception.  Their experience, expertise, industry knowledge, and historical company knowledge would be extremely difficult to replace if we were to lose the services of either of them.  The precise impact of the loss of services of either of them is extremely difficult to predict, but would likely result in, at a minimum, significant costs to recruit, hire and retain a successor and could impair operating results while the successor was being recruited and transitioning into the position.

The markets in which we currently compete will continue to be highly competitive, which has resulted in significant price competition and may result in reduced revenues or loss of market share.

The BPO services we offer are each highly competitive.  The market for these services is characterized by an increasing number of entrants due to low start-up costs.  Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources than those that we have.  Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance.  Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements, and services to our customers.  We are experiencing pricing pressures as we work to expand our software products and services market share.  As a result of these pricing pressures, we may experience declines in our revenues, gross margins, and market share.

Our operating results may be adversely affected by exchange rate fluctuations.

We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency.  In order to be included in our consolidated financial statements, these balance sheets are converted, at the then-current exchange rate, into U.S. dollars, and the statements of operations are converted using weighted-average exchange rates for the applicable periods.  Foreign currency denominated sales may result in gains and losses on the conversion to U.S. dollars.  We do not engage in hedging activities to protect against the risk of currency fluctuations.  Therefore, exchange rate fluctuations can have a detrimental effect on our reported operating results.

Changing technology may render our product and service offerings obsolete and, therefore, unmarketable.

Our ability to compete successfully depends upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors.  Although we intend to support emerging standards in the market for Internet access, industry standards may not be established and, if they become established, we may not be able to conform to these new standards in a timely fashion or maintain a competitive position in the market.  The announcement or introduction of new products or services by us or our competitors and any change in industry standards could cause our customers to defer or cancel purchases of existing products or services.

Our stock price has been and may continue to be volatile, which could result in substantial losses for investors purchasing shares of our common stock and in litigation against us.

The market prices of securities of technology-based companies like ours tend to be highly volatile.  The market price of our common stock has fluctuated significantly in the past.  In fact, during the 52-week period ended November 27, 2007, the high and low sale prices of a share of our common stock were $6.00 and $0.20, respectively.  Our market price may continue to exhibit significant fluctuations in response to a variety of factors, many of which are beyond our control.  These factors include, among others, deviations in our results of operations from the estimates of securities analysts, changes in securities analysts’ estimates of our financial performance, changes in market valuations of similar companies, and stock market price and volume fluctuations generally.  Additionally, it is likely that our quarter-to-quarter performance will be unpredictable and contribute to our stock price volatility.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities.  Because of the volatility of the market price of our common stock, we may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management’s attention and resources.

The concentration of ownership of our common and preferred stock gives a few individuals significant influence over important policy decisions and could delay or prevent changes of control.

As of November 27, 2007, our executive officers and directors and their family members together beneficially owned approximately 85.7% of the issued and outstanding shares of our common stock, as well as 100% of the issued and outstanding shares of our Series A Preferred Stock and 100% of the issued and outstanding shares of our Series C Preferred Stock.  In addition, as of November 27, 2007, the seven institutional investors who participated in the Share Sale, if they elected to exercise all of the warrants issued to them and convert the Series D and Series D-2 Convertible Preferred Stock issued or issuable to them, would beneficially own approximately 90.9% of the issued and outstanding shares of our common stock (assuming that no Series A or Series C Preferred Stock is converted and no stock options or other warrants are exercised).

In addition, each class of our preferred stock is entitled to certain rights, including the following:

o Series A - Shares of Series A vote together with shares of common stock on an as-converted basis, with any fractional votes rounded to the nearest share, on matters submitted to a vote of stockholders generally.  Series A holders, voting as a separate class, are entitled to elect two members of our board of directors at each meeting or pursuant to each written consent.  The affirmative vote of a majority of the outstanding shares of Series A is required prior to:

o  the sale, lease, or other transfer of all or substantially all of our assets;

o  the merger or consolidation of us into or with any other corporation that results in the transfer of more than 50% of our voting power; or

o  the acquisition in any manner or form, including through the issuance of debt and/or stock and/or payment of cash, of all or substantially all of the assets or business or capital stock or ownership interest of another entity or business

Also, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series A is required for:

o  the creation of a new class or series of stock that is entitled to dividends or shares in the distribution of assets on a parity with or in priority to the Series A (other than the Series C); and

o  the amendment of the terms of the Series A in a manner that would materially alter or change their powers, preferences, or special rights.

o Series B - Shares of Series B vote together with shares of common stock on an as-converted basis, with any fractional votes rounded to the nearest share, on matters submitted to a vote of stockholders generally.  Holders of a majority of outstanding shares of Series B have the right to appoint an observer to attend all the meetings of our board of directors in a nonvoting capacity, except during any period in which any holder of Series B serves as a director of ours.

o Series C - Shares of Series C have one vote per share and vote together with shares of common stock on matters submitted to a vote of stockholders generally.  In addition, the affirmative vote of a majority of the outstanding shares of Series C is required prior to any of the following events:  a voluntary or involuntary liquidation, dissolution, or winding up; a merger or consolidation with or into any other corporation or corporations as a result of which our stockholders immediately prior to the consummation of the merger or consolidation hold less than 50% of the voting securities of the surviving entity; and the sale, transfer or lease of all or substantially all of our assets.  Also, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series C is required for:

o  the creation of a new class or series of stock that is entitled to dividends or shares in the distribution of assets on a parity with or in priority to the Series C or that provides for mandatory redemption;

o  the redemption of shares of capital stock other than Series C; and

o  the amendment of the terms of the Series C in a manner that would materially alter or change their powers, preferences, or special rights.

o Series D Convertible Preferred Stock - Except for certain transactions upon which the Series D Convertible Preferred Stock is entitled to vote separately as a class and except as required by the Delaware General Corporation Law, the Series D Convertible Preferred Stock has no voting rights.  The following transactions require the approval of holders of at least 66% of the then-outstanding shares of Series D Convertible Preferred Stock:  authorizing, creating, issuing, or increasing the authorized or issued amount of any class of stock; amending, altering or repealing the provisions of the Series D Convertible Preferred Stock in a way that would adversely affect any right, preference, privilege or voting power of the Series D Convertible Preferred Stock; repurchasing, redeeming or paying dividends or distributions on our common stock or any stock junior to the Series D Convertible Preferred Stock; amending our Certificate of Incorporation or Bylaws in a way that would materially and adversely affect the rights, preferences, privileges and voting power of the Series D Convertible Preferred Stock; reclassifying our outstanding securities; voluntarily filing for bankruptcy, liquidating our assets or making an assignment for the benefit of our creditors; materially changing the nature of our business; and authorizing, approving or entering into a change in control transaction.  For as long as any shares of Series D Convertible Preferred Stock and Series D-2 Convertible Preferred Stock remain outstanding, the holders of such stock, voting together as a single class, are entitled to elect one member of our board of directors.  Mr. Cleveland is currently such director.

 o Series D-2 – Shares of our Series D-2 Convertible Preferred Stock possess the same rights as summarized above for shares of our Series D Convertible Preferred Stock.

As a result, our executive officers, directors and these seven institutional investors have the ability to exert significant influence over matters that could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations or strategic transactions involving our company.  In addition, through their voting power, they may be able to exert significant influence over certain of our business decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets.  Further, the concentration of voting power in the hands of those individuals and investors could have the effect of delaying or preventing a change of control of our company, even if the change of control would benefit our other stockholders. A perception in the investment community of an anti-takeover environment at our company could cause investors to value our stock lower than in the absence of such a perception.

Our common stock may be considered a “penny stock” and may thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks, and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form(including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Conversion of Preferred Stock or exercise of outstanding warrants will increase the number of issued shares of common stock, reduce each then existing stockholder’s percent of ownership, and may dilute our share value.

In connection with the Share Sale, we issued 1,458,333.8 shares of our Series D Convertible Preferred Stock, which shares are convertible into approximately 23.3 million shares of our common stock.  In addition, we granted warrants to purchase up to 1,458,333.8 shares Series D-2 Convertible Preferred Stock (which shares are convertible into approximately 23.3 million shares of our common stock) and warrants to purchase up to approximately 71.2 million shares of our common stock if such warrants are exercised in full.  The conversion of any of the shares of our Series D Convertible Preferred Stock, the conversion of any of the shares of our Series D-2 Convertible Preferred Stock after exercise of the Series J Warrants to purchase our Series D-2 Convertible Preferred Stock, or exercise of any of the warrants to purchase common stock granted in connection with the Share Sale will result in the issuance of shares of our common stock and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders.  The issuance of common stock upon any such conversion or exercise may have the effect of diluting the value of the shares held by our stockholders and might have an adverse effect on any trading market for our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements are based on our current expectations, assumptions, estimates, and projections about us and our industry and generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance.

You can identify certain forward-looking statements by our use of forward-looking terminology such as the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “forecasts,” “projects,” “should,” “could,” “seek,” “pro forma,” “goal,” “continues,” “anticipates,” or similar expressions.

These forward-looking statements involve risks and uncertainties and include, in particular, statements about our plans, strategies, and prospects under the headings “Management’s Discussion and Analysis or Plan of Operation” and “Business.”  In addition, the forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

•	Our ability to continue as a going concern;

•
Our ability to obtain additional debt or equity financing to the extent needed for our continued operations or for planned expansion, particularly if we are unable to attain and maintain profitable operations in the future;

•	Our ability to successfully implement our business plans and the possibility of strategic acquisitions;

•	Our ability to attract and retain strategic partners and alliances;

•	Our ability to hire and retain qualified personnel;

•	Our ability to integrate recent and future acquisitions;

•	The risks of uncertainty of protection of our intellectual property;

•	Risks associated with existing and future governmental regulation to which we are subject; and

•	Uncertainties relating to economic conditions in the markets in which we currently operate and in which we intend to operate in the future.

These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect.  Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions, or expectations.  The forward-looking statements involve known and unknown risks, uncertainties and other factors (including but not limited to the factors described in the “Risk Factors” section and elsewhere in this prospectus) that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.  We do not undertake to update, revise or correct any forward-looking statements in any way, including but not limited to reflecting new events or circumstances.

           Any of the factors described above or in the “Risk Factors” section of this prospectus could cause our future financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being offered for the account of the selling stockholders.  We will not receive any of the proceeds from the sale of these shares by the selling stockholders.  We have received approximately $7.0 million from partial exercises of the warants to date and may receive up to an additional approximately $92,750,000 upon the exercise of the remaining unexercised warrants in full at their respective current exercise prices.  There can be no assurance that any or all of the remaining unexercised warrants will be exercised.  These proceeds, if any, are expected to be used for future acquisitions and general working capital.

DIVIDEND POLICY

Other than payment of a cash distribution of $0.85 per share by netGuru, Inc. on January 30, 2006 and a cash distribution of $2.73 per share by netGuru, Inc. in December 2006, both of which were in connection with the sales of our assets for cash, we have not declared or paid any dividends on our common stock in the last five years, and we do not intend to pay any cash dividends in the foreseeable future.  Pursuant to the terms of the Share Sale documentation, we agreed that (1) as long as any shares of Series D Convertible Preferred Stock, Series A Warrants, Series B Warrants, Series J Warrants, Series C Warrants, or Series D Warrants remain outstanding, we would not declare or pay any dividends or make any distributions on our common stock or any other class and series of our equity securities, which by their terms do not rank senior to the Series D or Series D-2 Convertible Preferred Stock, except for payment-in-kind dividends on account of our Series A Preferred Stock or cash dividends on account of our Series C Preferred Stock, and (2) in order to pay dividends on common stock, we must obtain the approval of at least 66% of the shares of the then-outstanding Series D Convertible Preferred Stock and of at least 66% of the shares of the then-outstanding Series D-2 Convertible Preferred Stock.

We intend to retain any future earnings for use in the operation and expansion of our business.  Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will be dependent upon our fiscal condition, results of operations, capital requirements, and other factors our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization on September 30, 2007.

	Shares Authorized	Shares Outstanding	Amount
Series A Preferred Stock	1,608,612	1,605,598	$16,056
Series B Preferred Stock	1,449,204	1,449,204	$14,492
Series C Preferred Stock	21,378,000	916,667	$9,167
Series D Convertible Preferred Stock	1,500,000	1,458,334	$14,583
Series D-2 Convertible Preferred Stock	1,500,000	375,000	$3,750
Common stock	150,000,000	9,004,368	$90,044
Additional paid-in capital	—	—	$22,916,997
Accumulated deficit	—	—	$(8,032,969)
Accumulated other comprehensive loss,
foreign currency translation adjustments			$(438,500)
Total stockholders’ equity	—	—	$14,593,620

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any stock exchange but has been quoted on the OTC Bulletin Board under the symbol “BPOM” since April 3, 2007, and on Pink Sheets LLC since January 8, 2007.  Prior to January 8, 2007, it was listed on The Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) under the trading symbol “NGRU” until the Merger, at which time the trading symbol changed to “BPOM.”

netGuru, Inc. paid a cash distribution of $0.85 per pre-1-for-15 reverse split share on January 30, 2006, and a cash distribution of $2.73 per post-1-for-15 reverse split share in December 2006, each in connection with certain sales of our assets for cash.

The high and low closing sale prices of a share of our common stock, as reported by the research department of Pink Sheets LLC, for each quarter of fiscal 2006 and 2005 and for the first quarter of fiscal 2007 through January 7 and the high and low bid prices of a share of our common stock, as reported by the research department of Pink Sheets LLC, for the first quarter of fiscal 2007 from January 8 and for the second and third quarters of fiscal 2007, without retail mark-up, mark-down, or commission, and which may not represent actual transactions, are set forth in the table below.

	High	Low
Fiscal 2005
1st Quarter (January 1 - March 31)	$1.39	$1.001
2nd Quarter (April 1 - June 30)	$1.10	$0.90
3rd Quarter (July 1 - September 30)	$1.42	$0.80
4th Quarter (October 1 – December 31)	$1.1101	$0.61

Fiscal 2006
1st Quarter (January 1 - March 31)	$1.18	$0.255
2nd Quarter (April 1 - June 30)	$0.51	$0.17
3rd Quarter (July 1 - September 30)	$0.35	$0.14
4th Quarter (October 1 – December 14)	$0.2501	$0.21
(December 15 – December 31) (1)	$5.33	$2.54

Fiscal 2007
1st Quarter (January 1 – January 7)	$3.55	$2.77
(January 8 - March 31)	$2.20	$0.71
2nd Quarter (April 1 - June 30)	$1.40	$0.92
3rd Quarter (July 1 - September 30)	$0.93	$0.55

(1)	Amounts have been adjusted to reflect the 1-for-15 reverse stock split.

As of November 27, 2007, there were approximately 55 holders of record of our common stock.  Within the holders of record of our common stock are brokerage firms that, in turn, hold shares of stock for beneficial owners.

Pursuant to the terms of the Share Sale documentation, we agreed that (1) as long as any shares of Series D Convertible Preferred Stock, Series A Warrants, Series B Warrants, Series J Warrants, Series C Warrants, or Series D Warrants remain outstanding, we would not declare or pay any dividends or make any distributions on our common stock or any other class and series of our equity securities, which by their terms do not rank senior to the Series D or Series D-2 Convertible Preferred Stock, except for payment-in-kind dividends on account of our Series A Preferred Stock or cash dividends on account of our Series C Preferred Stock, and (2) in order to pay dividends on common stock, we must obtain the approval of at least 66% of the shares of the then-outstanding Series D Convertible Preferred Stock and of at least 66% of the shares of the then-outstanding Series D-2 Convertible Preferred Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006. The existing equity compensation plans include our BPO Management Services, Inc. Stock Option Plan (“BPOMS Plan”), 1996 Stock Option Plan, 1997 Stock Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, and 2003 Stock Option Plan (together, “the option plans”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants (1)	Weighted Average Exercise Price of Outstanding Optionsand Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	3,658,000
Equity compensation plans not approved by security holders(2)	2,154,674	$0.1296	-
Total	2,154,674	$0.1296	3,658,000

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits, stock dividends, and similar events.
(2)	Represents options and warrants outstanding under equity compensation plans not approved by security holders.

Options outstanding under equity compensation plans that were not approved by security holders at December 31, 2006, were 1,970,321 at a weighted average exercise price per share of $0.06.

Warrants outstanding under equity compensation plans that were not approved by security holders at December 31, 2006, were 184,353 at a weighted average exercise price per share of $0.90 issued as consideration for finder’s fees, business advisory services, and investor relations.

There were no options outstanding under equity compensation plans approved by security holders at December 31, 2006 (see Note 6 to our financial statements “Stockholders’ Equity” of Notes to Consolidated Financial Statements for the year ended December 31, 2006 included in this prospectus for further information regarding the option plans).

The option plans permit grants of both incentive stock options and non-qualified stock options.  Options under all plans generally vest over four years, though the vesting periods may vary from person to person, and are exercisable subject to continued service and other conditions.

On June 13, 2007, our board of directors approved our 2007 Stock Incentive Plan, which permits us to make grants of both incentive stock options and non-qualified stock options to our directors, officers, employees, and consultants.  The aggregate number of shares of common stock authorized for awards of options under our 2007 Stock Incentive Plan is 4,666,667.  Options for 2,333,334 shares of common stock have not yet been, but are expected to be, granted to Messrs. Dolan and Cortens, and options for the remaining 2,333,333 shares of common stock authorized for option grants under the plan will be granted to any other officers, employees or directors or any consultants of ours and our subsidiaries and affiliates.  Options granted under the plan will vest on terms no more favorable than our normal vesting provisions for awards of stock options to our key employees generally; provided that two-thirds of the shares of common stock covered by options granted under the plan will not vest until June 13, 2010.  We intend to submit this plan for stockholder approval at our next annual meeting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

           The following discussion of our financial condition and results of operations should be read in connection with the consolidated financial statements and related notes included elsewhere in this prospectus.  Certain statements in this discussion and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.  See “Forward-Looking Statements” elsewhere in this prospectus.  Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We were incorporated in Delaware and commenced operations on July 26, 2005.  On December 15, 2006, we acquired all of the outstanding common stock of publicly-held NetGuru, Inc. in a reverse merger (“Merger”).  Upon the closing of the Merger, we adopted an accounting year end of December 31, which was the accounting year end of privately-held BPO Management Services, Inc. (“Former BPOMS”), as for accounting purposes, Former BPOMS was the accounting acquirer.

We provide business process outsourcing (BPO) services to enterprises in the United States, Canada and Europe.  “BPO” refers to the outsourcing of entire business processes, typically to reduce cost and/or to improve the performance of that process.  Our objective is to provide a comprehensive suite of BPO functions to support the back-office business requirements of middle-market enterprises throughout North America and Europe on an outsourced and/or recurring revenue basis.

Our primary business offerings are:

•	Document and data management solutions, also known as enterprise content management or “ECM” including Finance and Accounting Services Outsourcing or “FAO”;

•	Information technology services outsourcing or “ITO”; and

•	Human resources outsourcing or “HRO.”

Critical Accounting Policies

           We have identified the following as accounting policies that are the most critical to aid in understanding and evaluating our financial results:

•	revenue recognition;

•	allowance for doubtful accounts receivable; and

•	impairment of long-lived assets, including goodwill.

Revenue Recognition

We derive revenues from:

•	Enterprise content management services, including collaborative software products and services;

•	IT outsourcing services; and

•	Human resources outsourcing services.

We recognize revenues when the following criteria are met:

•	Persuasive evidence of an arrangement, such as agreements, purchase orders or written or online requests, exists;

•	Delivery has been completed and no significant obligations remain;

•	Our price to the buyer is fixed or determinable; and

•	Collection is reasonably assured.

Persuasive Evidence of an Arrangement

We document all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed

We perform all services or deliver all products prior to recognizing revenue.  Monthly services are considered to be performed ratably over the term of the arrangement.  Professional consulting services are considered to be performed when the services are complete.  Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement is Fixed or Determinable

Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract.  Fees for most monthly services, professional consulting services, and equipment sales are fixed under the terms of the written contract.  Fees for certain services are variable based on an objectively determinable factor such as usage.  Those factors are included in the written contract such that the customer’s fee is determinable.  The customer’s fee is negotiated at the outset of the arrangement.

Collectibility is Reasonably Assured

We determine that collectibility is reasonably assured prior to recognizing revenue.  We assess collectibility on a customer by customer basis based on criteria outlined by management.  New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay.  We do not enter into arrangements unless collectibility is reasonably assured at the outset.  Existing customers are subject to ongoing credit evaluations based on payment history and other factors.  If it is determined during the arrangement that collectibility is not reasonably assured, revenue will be recognized on a cash basis.

We recognize revenues from software that we customize to fit a customer’s requirements based on satisfactory completion of pre-determined milestones (evidenced by written acceptance from the customer) and delivery of the product to the customer, provided no significant obligations remain and collection of the resulting receivable is reasonably assured.  Customers may choose to purchase ongoing maintenance contracts that include telephone, e-mail and other methods of support, and unspecified upgrades on a when-and-if available basis.  Revenue from the maintenance contracts is deferred and recognized ratably over the life of the contract, usually twelve months.

In 1997, the Accounting Standards Executive Committee (“AcSec”) of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.” SOP 97-2 distinguishes between significant and insignificant vendor obligations as a basis for recording revenue and requires that each element of a software licensing arrangement be separately identified and accounted for based on relative fair values of each element.  We determine the fair value of each element in multi-element transactions based on vendor-specific objective evidence (“VSOE”).  VSOE for each element is based on the price charged when the same element is sold separately.

In 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, “Software Revenue Recognition, With Respect to Certain Transactions,” which modified SOP 97-2 to allow for use of the residual method of revenue recognition if certain criteria are met.  If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then we recognize revenue using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred, and the remaining portion of the transaction fee is recognized as revenue.

We recognize revenues from our IT services primarily on a time and materials basis, with time at a marked-up rate and materials and other reasonable expenses at cost, as we perform IT services. Certain IT services contracts may be fixed-price contracts where we would measure progress toward completion by mutually agreed upon pre-determined milestones and recognize revenue upon reaching those milestones.  Our fixed price IT contracts typically are for a short duration of one to nine months.

Allowance for Doubtful Accounts Receivable

We sell to our customers on credit and grant credit to those who are deemed credit worthy based on our analysis of their credit history.  We review our accounts receivable balances and the collectibility of these balances on a periodic basis.  Based on our analysis of the length of time that the balances have been outstanding, the pattern of customer payments, our understanding of the general business conditions of our customers and our communications with our customers, we estimate the recoverability of these balances.  When recoverability is uncertain, we record bad debt expense and increase the allowance for accounts receivable by an amount equal to the amount estimated to be unrecoverable.  If the historical data we use to calculate the allowance provided for doubtful accounts does not reflect our future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and our future results of operations could be materially affected.

Impairment of Long-Lived Assets Including Goodwill

At inception, we adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually.  SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.  Pursuant to SFAS No. 142, we were required to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption.

We are required to perform reviews for impairment annually, or more frequently when events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.  The evaluation of goodwill impairment involves assumptions about the fair values of assets and liabilities of each reporting unit.  If these assumptions are materially different from actual outcomes, the carrying value of goodwill will be incorrect.  In addition, our results of operations could be materially affected by the write-down of the carrying amount of goodwill to its estimated fair value.

We assessed the fair values of our three reporting units by considering their projected cash flows, using risk-adjusted discount rates and other valuation techniques and determined that there was no impairment to goodwill.  As of September 30, 2007, goodwill balance was $10,179,091.

Consolidated results of operations –

Twelve months ended December 31, 2006 vs.  July 26, 2005 – December 31, 2005

The privately-held Former BPOMS began operations in July 26, 2005 and merged with netGuru, Inc. on December 15, 2006 in a reverse merger.  For accounting purposes, the acquisition has been treated as a recapitalization of Former BPOMS with Former BPOMS as the acquirer.  The historical financial statements prior to December 15, 2006, are those of the Former BPOMS.

The following entities of ours are included in the consolidated results of operations from the date of their respective acquisitions:

Acquisition Date
ADAPSYS Document Management LP (“ADM”)	July 29, 2005
ADAPSYS LP (“ADP”)	July 29, 2005
Digica, Inc. (“Digica”)	January 1, 2006
Novus Imaging Solutions, Inc. (“Novus”)	September 30, 2006
netGuru, Inc. (“netGuru”)	December 15, 2006

Since the Former BPOMS began operations on July 26, 2005, pro forma information giving effect to the acquisition, as if the acquisition took place January 1, 2005, is not practicable and therefore not presented.  All prior-period share and per-share data have been revised giving effect to the Merger.

The reporting period of January 1, 2006 to December 31, 2006 is referred to as “fiscal 2006” and the reporting period of July 26, 2005 to December 31, 2005 is referred to as the “Prior Period 2005” in the discussion that follows:

Net Revenues

The following table presents our net revenues by operating segment:

	Year Ended December 31, 2006	% of Total Net Revenues	July 26, 2005 to December 31, 2005	% of Total Net Revenues
NET REVENUES
Enterprise Content Management	$2,713,769	57.6%	$2,321,834	98.9%
IT Outsourcing Services	1,833,052	38.9%	-	-
Human Resources Outsourcing Services	$164,318	3.5%	$25,700	1.1%
Total net revenues	$4,711,139	100%	$2,347,534	100%

Total net revenues increased by $2,363,605 (100.7%) to $4,711,139 in fiscal 2006 from $2,347,534 in the Prior Period 2005. Our total net revenues primarily consisted of net revenues from (1) enterprise content management, (2) IT Outsourcing services, and (3) human resource outsourcing services.

Enterprise Content Management (“ECM”)

Net revenues from ECM products and services in fiscal 2006 increased by $391,935 or 16.9% to $2,713,769 from $2,321,834 in the Prior Period 2005. The increase in net revenues in fiscal 2006 was primarily due to the comparison of a full year of results of operations in fiscal 2006 for ADM compared to approximately five months’ results of operations for ADP and ADM in the Prior Period 2005. This increase in revenues was offset by the absence, in fiscal 2006, of ADP’s revenues recognized from one large contract in Prior Period 2005, which terminated in February 2006. Net revenues in the ECM business segment in fiscal 2006 also includes net revenues for the three months ended December 31, 2006 from Novus and net revenues for 15 days from netGuru. The ECM segment includes our collaborative software products and services. The majority of our collaborative software revenues is generated from service-oriented projects where the revenue is recognized only upon completion of the entire project. The timing of completion and recognition of revenues from various size projects creates variability in our collaborative software net revenues between quarters and fiscal years.

IT Outsourcing Services (“ITO”)

Net revenues from ITO increased 100% to $1,833,052 in fiscal 2006 from none in the Prior Period 2005. The ITO segment includes a full year of revenue from our IT operations in New Jersey and 15 days’ revenue from our IT operations in Massachusetts in fiscal 2006.

Human Resource Outsourcing Services (“HRO”)

Net revenues from HRO increased 539.4% to $164,318 in fiscal 2006 from $25,700 in the Prior Period 2005. The HRO segment includes a full year of revenue from our San Francisco, California operations in fiscal 2006 compared to five months’ revenue in the Prior Period 2005.

Operating expenses

The following table presents our operating expenses and the percentage of total net revenues:

	YEAR ENDED DECEMBER 31,
	2006	% of Total Net Revenues		2005	% of Total Net Revenues
OPERATING EXPENSES
Cost of services	$1,523,983	32.3%		$887,456	37.8%
Selling, general and administrative expenses	5,737,335	121.8%		1,230,011	52.4%
Research and development expenses	19,491	0.4%		-	-%
Share-based compensation expense	598,031	12.7%		24,415	1.0%
Change in estimated severance liability	(223,726)	(4.7)%	)	1,014,281	43.2%
Total operating expenses	$7,655,114	162.5%		$3,156,163	134.4%

Selling, general, and administrative expenses

Selling, general, and administrative (“SG&A”) expenses increased by $4,507,324 (366.4%) to $5,737,335 in fiscal 2006 from $1,230,011 in Prior Period 2005 primarily due a full year of operations for the ADAPSYS entities in fiscal 2006 compared to approximately five months’ operations in Prior Period 2005.  Additionally, the SG&A expenses in fiscal 2006 included those of a full year of SG&A expenses for Digica, three months’ SG&A expenses for Novus and 15 days’ SG&A expenses for the netGuru entities that were acquired in fiscal 2006.

Research and development expenses

Research and development (“R&D”) expenses consist primarily of software developers’ wages. Fiscal 2006 results include only 15 days of R&D expenses.

Share-based compensation expense

We recorded share-based compensation expense of $598,031 in fiscal 2006 compared to $24,415 in the Prior Period 2005. Share-based compensation expense in fiscal 2006 included $353,478 in convertible preferred A shares issued as compensation to officers.

Change in estimated severance liability

In Prior Period 2005 we recorded $1,014,281 in estimated severance liability related to certain terminated employees of ADP. At December 31, 2006, we reduced the estimated severance liability by $223,726 as a result of our periodic review in December 2006 that indicated the actual and anticipated costs related to the employee severance liability are less than previously anticipated.  As a result, we revised the estimate of employee severance liability. The effect of this change in estimate was to reduce the employee severance liability by $223,726 and increase 2006 net income by $223,726.

Operating Loss by Segment

Consolidated operating loss in the ECM segment increased to $610,858 from $464,915 due to the additional expenses in fiscal 2006 as a result of a full year of operations compared to five months’ operations in Prior Period 2005. The increase in operating loss in the ITO segment to $355,393 in fiscal 2006 from none in Prior Period 2005 is primarily due to the operating loss from Digica which was purchased by us in 2006. The increase in operating expenses in HRO segment in fiscal 2006 to $777,336 from $233,016 is due to a full year of operations in fiscal 2006 compared to one month of operations in Prior Period 2005.  Corporate expenses increased to $1,160,695 in fiscal 2006 from $112,698 in Prior Period 2005 primarily due to increased professional fees and share based compensation expense. The following table details operating loss by segment:

	Year Ended December 31, 2006	% of Total	July 26, 2005 to December 31, 2005	% of Total
ECM	$(650,551)	22.1%	$(462,915)	57.2%
ITO	(355,393)	12.1%	-	-%
HRO	(777,336)	26.4%	(233,016)	28.8%
Corporate	(1,160,695)	39.4%	(112,698)	13.9%
Consolidated	$(2,943,975)	100.0%	$(808,629)	100.0%

Other expense (income)

The following table presents our other expense (income) and its percentage of total net revenues:

	Year Ended December 31, 2006	% of Total Net Revenues	July 26, 2005 to December 31, 2005	% of Total Net Revenues
OTHER EXPENSE (INCOME)
Interest expense, net	$366,942	7.8%	$(7,210)	(0.3)%
Other income	(10,732)	(0.2)%	(899)	(0.0)%
Total other expense	$356,211	7.6%	$(8,109)	(0.3)%

Interest expense, net

Net interest expense increased by $374,152 (5,189.4%) in fiscal 2006 to $366,942 from net interest income of $7,210 in Prior Period 2005 primarily due to $73,879 in loan origination fees and $19,541 in interest expense on bridge loans. In addition, $241,670 of interest expense in fiscal 2006 related to the amortization of the value of warrants issued pursuant to bridge loans and loan guarantees. In 2007, in addition to interest on future borrowing, we anticipate interest expense will increase due to the interest on capital leases.

Income taxes

In fiscal 2006 and in Prior Period 2005, we recorded no income tax expense since we had net losses from operations.

Consolidated results of operations –

   Three months ended September 30, 2007 vs. Three months ended September 30, 2006 and Nine months ended September  30, 2007 vs. Nine months ended September 30, 2006

The privately held Former BPOMS began operations in July 26, 2005 and merged with the then publicly-held netGuru, Inc. on December 15, 2006 in a reverse merger (“Merger”). For accounting purposes, the acquisition has been treated as a recapitalization of Former BPOMS with Former BPOMS as the accounting acquirer. The historical financial statements prior to December 15, 2006, are those of the Former BPOMS.

Certain reclassifications have been made to the fiscal 2006 consolidated financial statements to conform to the fiscal 2007 presentation. The primary reclassifications relate to the presentation of the three business segments and the presentation of share and per share data giving effect to the one-for-fifteen reverse stock split, the Merger, and the resulting recapitalization of equity.

The following entities of BPOMS are included in the consolidated results of operations from the date of their respective acquisitions:

COMPANY	INCEPTION/ACQUISITION DATE

BPO Management Services, Inc. (the "Company")	Inception date: July 26, 2005
Adapsys Document Management LP ("ADM")	Acquired: July 29, 2005
Adapsys LP ("ADP")	Acquired: July 29, 2005
Digica, Inc. ("Digica")	Acquired: January 1, 2006
Novus Imaging Solutions, Inc. ("Novus")	Acquired: September 30, 2006
NetGuru Systems, Inc. ("netGuru")	Acquired: December 15, 2006
Research Engineers, GmbH ("GmbH")	Acquired: December 15, 2006
DocuCom Imaging Solutions, Inc. ("DocuCom")	Acquired: June 21, 2007
Human Resource Micro-Systems, Inc. ("HRMS")	Acquired: June 29, 2007

Net Revenues

The following table presents our net revenues by operating segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues
ECM	$3,504,953	$492,908	$5,866,997	$2,290,238
% of total net revenues	75.7%	51.3%	65.3%	59.5%

ITO	880,978	458,269	2,861,891	1,327,867
% of total net revenues	19.0%	47.7%	31.8%	34.5%

HRO	246,371	10,114	260,188	232,795
% of total net revenues	5.3%	1.1%	2.9%	6.0%

Total net revenues	$4,632,302	$961,291	$8,989,076	$3,850,900

Total net revenues increased by $3,671,011 or 382% to $4,632,302 during the three months ended September 30, 2007 from $961,291 during the same period in the prior year. Total net revenues increased by $5,138,176 or 133% to $8,989,076 during the nine months ended September 30, 2007 from $2,889,609 during the same period in the prior year. Our total net revenues primarily consisted of net revenues from (1) enterprise content management, (2) IT Outsourcing services and (3) human resource outsourcing services.

Enterprise Content Management (“ECM”)

Net revenue from ECM products and services during the three months ended September 30, 2007 increased by $3,012,045 or 611% to $3,504,953 from $492,908 during the three months ended September 30, 2006. During the nine months ended September 30, 2007 net revenue increased by $3,576,759 or 156% to $5,866,997 from $2,290,238 during the same period in the prior year. Net revenue in the ECM business segment in fiscal 2007 also includes net revenue from Novus Imaging Solutions, Inc. (“Novus”) which was acquired in October 2006, net revenues from netGuru, Inc. (“netGuru”), which was acquired in December 2006 and net revenues from DocuCom Imaging Solutions, Inc. (“DocuCom”) which was acquired in June of 2007.  Net revenue increases attributable to these companies acquired subsequent to September 30, 2006 amounted to $2,960,677 in the three months ended September 30, 2007 and $4,267,782 in the nine months ended September 30, 2007.  The ECM segment includes our ECM solutions group and our collaborative software products and related services. The majority of our ECM solutions group services and our collaborative software revenue are generated from service-oriented projects where the revenue is recognized only upon the completion of specific project deliverables. The timing of these projects and the completion and recognition of revenue from various size projects creates variability in our ECM solutions group services revenues and collaborative software net revenues between quarters and fiscal years.

IT Outsourcing Services (“ITO”)

Net revenue from ITO during the three months ended September 30, 2007 increased by $422,709 or 92% to $880,978 from $458,269 during the three months ended September 30, 2006. During the nine months ended September 30, 2007 net revenue increased by $1,534,024 or 116% to $2,861,891 from $1,327,867 during the same period in the prior year.  Increases were primarily due to the additional revenues from NetGuru Systems, Inc. acquired in December 2006 in conjunction with the reverse merger with NetGuru Inc.

In addition, we completed the acquisition of Blue Hill on October 10 2007.  The results of operations of Blue Hill are expected to increase revenues of this segment in succeeding periods.

Human Resource Outsourcing Services (“HRO”)

During the third quarter of fiscal 2007, net revenues from HRO increased $236,257 or 2336% to $246,371 from $10,114 during the third  quarter of fiscal 2006 and increased $27,393 or 12% to $260,188 from $232,795 during the nine months ended September 30, 2007. The increase is due to the acquisition of HRMS which took place June 29, 2007 and is expected to continue offering increasing revenues to this segment in succeeding periods.

Operating Expenses

The following table presents our operating expenses and the percentage of total net revenues:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating Expenses
Cost of services provided expenses	$2,563,277	$376,438	$4,436,764	$1,341,553
% of total net revenues	55.3%	39.2%	49.4%	34.8%

Selling, general and administrative expenses	$3,054,506	$1,003,089	$7,207,185	$3,949,307
% of total net revenues	65.9%	104.3%	80.2%	102.6%

Research and development expenses	$168,371	$-	$261,738	$-
% of total net revenues	3.6%	0.0%	2.9%	0.0%

Share-based compensation expense	$112,118	$(4,439)	$258,861	$35,514
% of total net revenues	2.4%	-0.5%	2.9%	0.9%

Total operating expenses	$5,898,272	$1,375,088	$12,164,548	$5,326,374
% of total net revenues	127.3%	143.0%	135.3%	138.3%

Cost of services provided expenses

Cost of services provided expenses increased by $2,186,839 or 581% to $2,563,277 during the third quarter of fiscal 2007 from $376,438 during the third quarter of fiscal 2006 primarily due to acquisitions of Novus, DocuCom, HRMS and of entities acquired from NetGuru subsequent to the third quarter of fiscal 2006.

Cost of services provided expenses increased by $3,095,211 or 231% to $4,436,764 during the nine months of fiscal 2007 from $1,341,553 during the nine months of fiscal 2006 primarily due to acquisitions of Novus, DocuCom, HRMS and of entities acquired from NetGuru subsequent to the nine months of fiscal 2006.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses increased by $2,051,417 or 205% to $3,054,506 during the third quarter of fiscal 2007 from $1,003,089 during the third quarter of fiscal 2006 primarily due to higher professional fees and higher intangible amortization expense from the assets acquired in the previous year, and higher business integration expense associated with the consolidation of the newly acquired business operations. Additionally, SG&A expenses in the third quarter of fiscal 2007 included those of Novus, DocuCom and HRMS in the amount of $1,017,175 and of entities acquired from netGuru in the amount of $316,746 that were not present in the third quarter of 2006 since they were acquired in the fourth quarter ended December 2006 and DocuCom and HRMS were acquired in June 2007.

Selling, general and administrative (“SG&A”) expenses increased by $3,257,878 or 82% to $7,207,185 during the first nine months of fiscal 2007 from $3,949,307 during the first nine months of fiscal 2006 primarily due to higher professional fees and higher intangible amortization expense from the assets acquired in the previous year, and higher business integration expense associated with the consolidation of the newly acquired business operations. Additionally, SG&A expenses in the first nine months of fiscal 2007 included those of Novus, DocuCom and HRMS in the amount of $1,453,161 and of entities acquired from netGuru in the amount of $822,082 that were not present in the first nine months of 2006 since they were acquired in the fourth quarter ended December 2006 and DocuCom and HRMS were acquired in June 2007.

Research and development expenses

Research and development (“R&D”) expenses consist primarily of software developers’ wages. In the first quarter and the first nine months of fiscal 2006 there were no R&D expenses since the Web4 division which is the primary generator of R&D expense was acquired in the fourth quarter of fiscal 2006.

Share-based compensation expense

We recorded share-based compensation expense of $112,118 in the third quarter of fiscal 2007 compared to $(4,439) in the same period in the prior year.  We recorded share-based compensation expense of $258,861 in the first nine months of fiscal 2007 compared to $35,514 in the same period in the prior year.  Grants of employee stock options are recognized as expense in the Company’s financial statements based on their respective grant date fair values and are charged to compensation expense based on awards that are ultimately expected to vest.

Operating Loss by Segment

Operating loss in the ECM segment increased to $361,629 in the third quarter of fiscal 2007 from $274,161 third quarter of 2006 primarily due to higher business integration expenses with the acquisition of DocuCom in June 2007. The decrease in operating loss in the ITO segment to $1,384 in the third quarter of fiscal 2007 from $52,302 in the third quarter of fiscal 2006 is primarily due to higher revenues from acquired entities and organic growth in the ITO segment during the third quarter of fiscal 2007 compared to the same period in the prior year. The increase in operating loss in the HRO segment is primarily due to an increase in salaries in the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006 and higher business integration expenses with the acquisition of HRMS in June 2007. Corporate expenses increased to $563,406 in the third quarter of fiscal 2007 from $41,480 in the third quarter of 2006 primarily due to additional employees in the corporate headquarters, increased professional fees, intangible amortization expense and share-based compensation expense. The following table details the operating loss by segment:

	Three Months Ended September 30,
	2007	% of Total	2006	% of Total
Operating loss
ECM	$(361,629)	28.6%	$(274,161)	66.3%
ITO	(1,384)	0.1%	(52,302)	12.6%
HRO	(339,551)	26.8%	(45,854)	11.1%
Corporate	(563,406)	44.5%	(41,480)	10.0%
Consolidated	$(1,265,970)	100.0%	$(413,797)	100.0%

Operating loss in the ECM segment increased to $865,350 in the first nine months of fiscal 2007 from $615,644 in the third quarter of 2006 primarily due to higher business integration expenses with the acquisition of DocuCom in June 2007, and the entities acquired from netGuru during the fourth quarter of 2006. The operating loss in the ITO segment of $187,168 in the first nine months of fiscal 2007 decreased from $252,536 in the same period in the prior year. The  operating loss in the HRO segment of 488,061 in the first nine months of fiscal 2007 is little changed from $503,065 in the same period in the prior year. Corporate expenses increased to $1,634,893 in the first nine months of fiscal 2007 from $104,229 in the first nine months of 2006 primarily due to additional employees in the corporate headquarters, increased professional fees, intangible amortization expense and share-based compensation expense. The following table details the operating loss by segment:

	Nine Months Ended September 30,
	2007	% of Total	2006	% of Total

Operating loss
ECM	$(865,350)	27.3%	$(615,644)	41.7%
ITO	(187,168)	5.9%	(252,536)	17.1%
HRO	(488,061)	15.4%	(503,065)	34.1%
Corporate	(1,634,893)	51.5%	(104,229)	7.1%
Consolidated	$(3,175,472)	100.0%	$(1,475,474)	100.0%

Interest and other expense

The following table presents our interest and other expense and its percentage of total net revenues:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Other Expense (Income)
Related parties interest	$27,222	$-	$89,819	$-
% of total net revenues	0.6%	0.0%	1.0%	0.0%

Amortization of related
party debt discount	$-	$-	$594,029	$-
% of total net revenues	0.0%	0.0%	6.6%	0.0%

Other interest, net	$(11,300)	$26,898	$76,045	$31,894
% of total net revenues	-0.2%	2.8%	0.8%	0.8%

Other income	$(3,115)	$(911)	$(3,102)	$-
% of total net revenues	-0.1%	-0.1%	0.0%	0.0%

Total other expense (income)	$12,807	$25,987	$756,791	$31,894
% of total net revenues	0.3%	2.7%	8.4%	0.8%

Total interest and other expense

Total interest and other expense decreased by $13,180 in the third quarter of fiscal 2007 to $12,807 from $25,987 in the third quarter of fiscal 2006 primarily due to interest income earned on the restricted time deposit with no corresponding interest income in the same period in 2006.

Total interest and other expense increased by $724,897 in the first nine months of fiscal 2007 to $756,791 from $31,894 in the first nine months of fiscal 2006 primarily due to $594,029 in amortization of the value of warrants issued pursuant to bridge loans, $89,819 in interest expense on bridge loans and interest on lease obligations and bank debt.

Income taxes

In the third quarter and first nine months of fiscal 2007 and fiscal 2006, we recorded no income tax expense since we had incurred net losses from operations.

Liquidity and Capital Resources

Our principal sources of liquidity at September 30, 2007 consisted of $6,102,487 in cash and cash equivalents. Cash and cash equivalents increased by $5,396,290 in the first nine months of fiscal 2007. We incurred net losses from operations of $3,175,472 and $1,475,474 and used cash in operations of $3,947,257 and $699,323 in the first nine months of 2007 and 2006, respectively.

The primary reasons for cash used in operations during the first nine months of fiscal 2007 were: net loss of $3,932,263 that included non-cash charges related amortization of the loan discount in the amount of $594,031, depreciation and amortization expense of $329,195, and share-based compensation expense of $258,861. In addition, the timing differences in the payment of our current liabilities and collection of our current assets also contributed to the cash used in operations.

The primary reasons for cash used in operations during the first nine months of fiscal 2006 were: net loss of $1,507,368, depreciation and amortization expense of $575,278, and share-based compensation expense of $35,514. In addition, the timing differences in the payment of our current liabilities and collection of our current assets also contributed to the cash used in operations.

Net cash used in investing activities in the first nine months of fiscal 2007 was $6,272,073, primarily for purchase of DocuCom, Novus, HRMS and property and equipment.

Net cash used in investing activities in the first nine months of fiscal 2006 was $2,329,085, primarily for purchase of Digica and $279,014 for the purchase of property and equipment.

Net cash provided by financing activities during the first nine months of 2007 was $15,946,799 of which $15,737,910 came from the net proceeds from the sale of $17,600,000 of preferred shares. In the first nine months of fiscal 2007, we received $400,000 in cash proceeds from bridge loans and repaid bank debt in the amount of $317,251. The bridge loan was provided by Mr. Dolan, our chief executive officer and we issued a warrant to purchase 133,333 shares of common stock pursuant to the bridge loan agreement.

In lieu of procuring mezzanine financing from otherwise unaffiliated third parties in order to finance our acquisition of Blue Hill (as originally contemplated by the seven institutional investors who purchased shares of our Series D Convertible Preferred Stock on June 13, 2007 and us as of June 13, 2007, the date on which we closed our Series D Convertible Preferred Stock private placement with such institutional investors), we provided an enhanced opportunity to obtain such financing from these seven institutional investors.  Through amendments to each of our Series J Warrants to Purchase Shares of Preferred Stock (“Series J Warrants”) issued to these investors on June 13, 2007 (which Series J Warrants were issued in connection with the Series D Convertible Preferred Stock purchases), we voluntarily reduced the per-share warrant exercise price payable upon exercise by any such investor of its Series J Warrant from $14.40 to $9.60, effective only for exercises thereof during the period between September 28, 2007 and October 10, 2007 (the “Reduced Warrant Price Period”).  This reduced warrant exercise price only applied for up to seventy-five percent (75%) of the Series J Warrants then held by each such institutional investor and the original exercise price of $14.40 per share automatically re-applied to any Series J Warrants not exercised at the reduced price during the Reduced Warrant Price Period.  Since we believed that we would obtain the funds we needed to complete the acquisition from the exercise of these Series J Warrants, we agreed that we will not procure such mezzanine financing or any other financing which is not permitted by the terms of the Series D Convertible Preferred Stock Purchase Agreement dated as of June 13, 2007, entered into by these institutional investors and us.

We also amended each of our Series C Warrants to Purchase Shares of Common Stock (“Series C Warrants”) and Series D Warrants to Purchase Shares of Common Stock (“Series D Warrants”), all of which were also issued in connection with such purchases of our Series D Convertible Preferred Stock on June 13, 2007 to these seven institutional investors, to provide that, in the event that the investor holding such warrant exercises any portion of its Series J Warrant during the Reduced Warrant Price Period, the per-share warrant exercise price payable upon exercise of its Series C Warrant was reduced from $1.35 to $0.01 and the per-share warrant exercise price payable upon exercise of its Series D Warrant was reduced from $1.87 to $1.10 for the same percentage of such investor’s Series C Warrant and Series D Warrant as the percentage of the Series J Warrant exercised by such investor during the Reduced Warrant Price Period.  For example, if an institutional investor exercised one-quarter (1/4) of its Series J Warrant during the Reduced Warrant Price Period, the per-share exercise price for its Series C Warrant and Series D Warrant was reduced for one-quarter (1/4) of its Series C Warrant and Series D Warrant.  Any applicable reduced warrant exercise price for the Series C Warrants and Series D Warrants will apply for the remainder of their respective terms.

During the Reduced Warrant Price Period, six institutional investors exercised certain of their Series J Warrants at the reduced exercise price and acquired an aggregate of approximately 729,167 shares of our Series D-2 Convertible Preferred Stock for an aggregate of approximately $7.0 million.  In October 2007, one of the institutional investors exercised a portion of its Series C Warrant at the reduced exercise price and acquired an aggregate of 500,000 shares of our common stock.

We have funded our operations primarily from the private placement of shares of our common stock and preferred stock and through the founders bridge loan facility established in August 2006. During the next twelve months, we anticipate raising capital necessary to grow our business and complete additional acquisitions by issuing our equity securities and/or debt in one or more private transactions. We have retained C. E. Unterberg, Towbin as our investment banker to spearhead this effort.

In the event that such transaction(s) do not take place at all and/or are unreasonably delayed, our future capital requirements will depend upon many factors. These factors include but are not limited to sales and marketing efforts, the development of new products and services, possible future corporate mergers or strategic acquisitions or divestitures, the progress of research and development efforts, and the status of competitive products and services. If our anticipated financing transactions do not take place at all and/or are unreasonably delayed, we may not have adequate funds to extinguish all our remaining liabilities and fund our current operations going forward.

Although we expect to meet our operating capital needs by additional private equity and/or debt transactions, and current economic resources, there can be no assurance that funds required will be available on terms acceptable to us, if at all. If we are unable to raise sufficient funds on acceptable terms, we may be not be able to complete our business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our existing stockholders.

This uncertainty, recurring losses from operations, limited cash resources, and an accumulated deficit, among other factors, raised doubt about our ability to continue as a going concern and led our independent registered public accounting firm to include an explanatory paragraph related to our ability to continue as a going concern in their report that accompanied our financial statements for the year ended December 31, 2006. Reports of independent auditors questioning a company’s ability to continue as a going concern generally are viewed unfavorably by analysts and investors. This report may make it difficult for us to raise additional debt or equity financing to the extent needed for our continued operations or for planned expansion, particularly if we are unable to attain and maintain profitable operations in the future.  Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.

The following table summarizes our contractual obligations and commercial commitments at September 30, 2007:

		Less Than			After
	Total	1 Year	1-3 Years	4-5 Years	5 Years

Long-term debt	$170,001	$141,942	$28,059	$-	$-

Capital lease obligations*	548,039	136,826	254,652	156,561	-

Operating leases	1,096,739	491,047	530,821	74,871	-

Purchase price payable -
Novus and DocuCom	1,101,771	1,101,771	-	-	-

Bridge loan payable	1,200,000	1,200,000	-	-	-

Total contractual obligations	$4,116,550	$3,071,586	$813,532	$231,432	$-

     *Excludes imputed interest of $118,927

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of December 31, 2006 or September 30, 2007.

Impact of Recently Issued Accounting Standards

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” an amendment to Accounting Principles Bulletin Opinion (“APB”) No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.”  Though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.  The Company implemented SFAS No. 154 in its fiscal year beginning January 1, 2006.  SFAS No. 156 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.  SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.  SFAS No. 155 was effective for the Company beginning January 1, 2007.  The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities.  The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 also describes the manner in which it should be initially applied.  SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal years beginning after September 15, 2006, and was effective for the Company beginning January 1, 2007.  The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 was effective for the Company beginning January 1, 2007.  The Company is currently assessing the potential impact that adoption of FIN 48 will have on its financial position, results of operations or cash flows.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.  This statement is effective for the Company beginning January 1, 2008.  The Company is currently assessing the potential impact that adoption of SFAS No. 157 will have on its financial position, results of operations or cash flows.

Effects of Prior Year Misstatements When Quantifying Current Year Misstatements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements.”  SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment.  SAB No. 108 is effective for our fiscal year 2007 annual financial statements.  The Company is currently assessing the potential impact that adoption of SAB No. 108 will have on its financial position, results of operations or cash flows.

Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of SFAS No. 87, 88, 106, and 132(R).”  SFAS No. 158 requires the full recognition, as an asset or liability, of the overfunded or underfunded status of a company-sponsored postretirement benefit plan. SFAS No. 158 was effective for the Company beginning January 1, 2007.  The Company is currently assessing the potential impact that adoption of SFAS No. 158 will have on its financial position, results of operations or cash flows.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis. Changes in fair value will be recognized in earnings each reporting period.  SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008.  The Company is currently assessing the impact of the adoption of SFAS 159.

BUSINESS

General

We were incorporated in 1981 under the name Research Engineers, Inc., changed our name to netGuru, Inc. in 2000 and to BPO Management Services, Inc. (“BPOMS” or the “Company”) on December 15, 2006 immediately following our reverse merger with privately-held BPO Management Services (“Former BPOMS”).  Former BPOMS was incorporated in July 2005.  We are a Delaware corporation.

We provide business process outsourcing (BPO) services to middle-market enterprises in North America and Europe.  BPO refers to the outsourcing of entire business processes, typically to reduce cost and/or improve the performance of that process.  Our objective is to provide a comprehensive suite of BPO functions to support the back-office business requirements of middle-market enterprises throughout North America and Europe on an outsourced and/or recurring revenue basis.

Privately-held BPO Management Services was established on July 26, 2005 and has grown principally through acquisitions.  For the purposes of this section we refer to the current publicly-held BPO Management Services, Inc. as “BPOMS,” “we,” “our,” or “us,” and the former privately-held BPO Management Services, Inc. as the “Former BPOMS.”

In August 2005, Former BPOMS acquired all the equity interests in Adapsys Transaction Processing, Inc. and Adapsys Document Management, Inc. (collectively, “ADAPSYS”), providers of document management solutions located in Winnipeg, Canada.  In February 2006, as anticipated, the sole legacy customer contract of ADAPSYS Transaction Processing ended.  The Adapsys Transaction Processing entity has had no ongoing operations since that time.  All of our document management business is being provided through Adapsys Document Management (“ADM”).

In November 2005, Former BPOMS purchased the assets of BPO Management Services CA, a provider of human resources outsourcing services based in San Francisco, California.

In December 2005, Former BPOMS purchased the assets of Deines Imaging (“Deines”), a Canada-based provider of document imaging, microfilming and records management solutions from Critical Control, and combined this business with ADM.

In January 2006, Former BPOMS acquired all of the equity interests of Digica, Inc., a provider of information technology outsourcing services based in Branchburg, New Jersey (“Digica”).

In October 2006, Former BPOMS purchased all of the equity interests of Novus Imaging Solutions (“Novus”), a provider of document imaging, microfilming and records management solutions located in Winnipeg, Canada, whose business operations were then consolidated with the former Deines Imaging business operations of ADM.

On December 15, 2006, netGuru, Inc. acquired all of the outstanding common stock of Former BPOMS in a reverse merger and changed its name to BPO Management Services, Inc.  BPOMS began trading under the symbol BPOM.

On June 21, 2007, we purchased all of the issued and outstanding capital stock of DocuCom.  DocuCom is a provider of digital and film-based document management solutions, offering document management products and services to government and middle-market enterprises located throughout Canada.  We plan to merge DocuCom with our existing ECM/Document Management division based in Winnipeg, Canada.

On June 29, 2007, we acquired all of the issued and outstanding shares of capital stock of HRMS.  HRMS combines best practice human resource and technical expertise to design, develop, and implement Human Resource Information System (“HRIS”) products and services that meet the immediate and ongoing human resource initiatives and provides comprehensive HRIS Software Solutions to human resource departments across a broad range of middle-market industries with an installed base of more than 100 middle-market companies located throughout the United States.

On October 10, 2007, we acquired all of the issued and outstanding capital stock of Blue Hill.  Blue Hill is a full-service data center outsourcing provider with customers located throughout the United States representing a wide range of industries.  We intend to consolidate the operations of our existing Information Technology Outsourcing business unit with Blue Hill’s operations to create additional capability for both new and existing customers and generate additional economic efficiencies.  Additionally, Blue Hill’s SAS70 Type II data center facility will allow us to expand our IT outsourcing footprint with existing customers as well as enable us to target new and larger enterprises, yielding important future growth opportunities with significantly larger contract values.

Products and Services

Our strategic objectives are: (1) to become the leading provider of BPO services to support the back-office business requirements of North American and European middle-market enterprises, and (2) to continue to grow through a combination of organic growth and accretive acquisitions.

We provide BPO services to support the back-office business requirements of enterprises in the United States, Canada and Europe.  “BPO” refers to the outsourcing of entire business processes, typically to reduce cost and/or to improve the performance of that process.  Our objective is to provide a comprehensive suite of BPO functions to support the back-office business requirements of middle-market enterprises throughout North America and Europe on an outsourced or recurring revenue basis.

We believe the market for BPO services has grown rapidly in recent years and will continue to grow in the near future.  We estimate that in 2007 BPO services is a $75 billion market in North America which, we believe, will continue to grow at 15% per year.

In today’s rapidly changing and globally competitive business environment, executives are being asked to manage their companies more closely and to meet their growth and profitability commitments by doing more with less.  They require greater efficiencies from their resources and improved worker productivity.  Combined with this, an unprecedented increase in regulatory requirements, such as the Sarbanes-Oxley Act of 2002 and the Health Insurance Portability and Accountability Act, has resulted in executives increasingly turning to outsourcing a wide variety of essential non-core back-office business functions traditionally provided by in-house staff.

Although the BPO services market generally is dominated by large “Tier 1” providers who focus on the largest enterprises and governmental agencies, we believe those companies are not addressing the back-office needs of middle-market businesses.  We define the middle market as businesses with revenues between $100 million and $3 billion and with 100 to 7,000 employees, which we estimate includes approximately 30,000 businesses in the United States.  We believe middle-market companies spend more per employee on back-office services (such as healthcare, IT services, staff benefits and payroll) than their larger counterparts and receive fewer benefits and less service in return.  By outsourcing back-office business functions, these companies can obtain better functionality and breadth of service at a lower total cost.

We believe this middle market is underserved since the dominant Tier 1 BPO service providers are focused on the largest companies and government agencies, while other large BPO service providers generally offer a single, narrowly focused BPO solution, and the smaller BPO service providers offer only a few BPO services.  Our goal is to acquire some of these smaller BPO service providers and integrate them under our umbrella in order to increase the depth and breadth of our BPO services offering, our geographic coverage and ultimately become the BPO service provider of choice to this market.

The BPO services industry is highly competitive.  Leading Tier 1 BPO service providers such as International Business Machines, Accenture, Electronic Data Services, and Affiliate Computer Services dominate the marketplace, competing for very large contracts from Global 1000 enterprises and government agencies.  Competition for BPO services provided to middle-market enterprises - our target market - is highly fragmented, consisting of a few large companies providing a narrowly focused solution and thousands of small, mostly privately-held, companies offering a reduced subset of services and solutions.  BPO service providers in this middle market compete on the basis of quality of service and price for a selected BPO function.  We believe that the customer benefits that accrue from the depth, breadth, and quality of our BPO service offerings will differentiate us from the many companies who provide only a few BPO services or focus on a particular industry.

We anticipate that our typical annual revenues per-customer contract will be from $500,000 to $5,000,000 with an initial contract term of three to five years.  Given historic industry contract renewal rates, which we believe exceeds 95%, and typical customer reluctance in changing service providers for important business functions, we anticipate that once obtained, substantially all contracts should mature into long-term engagements resulting in a long-term recurring revenue stream.

Because our expected typical per-customer contract revenues will be below that of the Tier 1 providers, we do not expect to encounter significant competition from the Tier 1 providers, who built their organizations to sell and service Global 1000 enterprises, and are not expected to be responsive or cost-competitive for our expected potential customer base.

BPO service engagements require selling to high “C” level executives and, so, we have a small targeted senior sales team led by experienced individuals in each functional area.  We have established a rigorous method of profiling opportunities based on a variety of characteristics and metrics, which allows us to quickly identify and focus on those opportunities which we believe represent the highest probability of success.

Most of our services are provided by our employees, a few of whom we lease on a professional employer organization (“PEO”) basis from another outsourcing provider.  Under this arrangement, the PEO is the actual employer and provides payroll, benefits, and workers’ compensation insurance to these employees, who are in turn licensed to us.  Some of our services are provided to customers through suppliers managed by us, where appropriate for business or economic reasons.  For example, payroll services, 401(k) plan administration, and software systems may be provided in such a manner.

Currently our BPO service offerings consist of (1) human resources outsourcing, (2) enterprise content management including finance and accounting outsourcing, and (3) IT outsourcing.

Human Resources Outsourcing (“HRO”)

We offer all of the standard 22 human resource-related services that the HR function is required to provide to the enterprise, including all tactical, transaction-intensive activities which consume approximately 80% of the time spent by most HR organizations which provide this function in-house.  These services are offered as a complete outsource or through the selective implementation of specific human resource services “HRO Select.”   Our service offering includes: employee benefits administration, employee data management, payroll administration, education and training programs, recruiting services, integration of HR information systems with other enterprise applications, employee help desk and self service portal, and consulting services.  Complementing our domain expertise are our HR information systems and a centralized technology hosting capability.

HRMS’ HR Entré product delivers customizable software solutions for domestic and global mid-market organizations seeking to optimize their human resources service delivery.  HR Entré can be deployed as a licensed web-based application, desktop application, or it can be delivered on demand as a hosted service.  The fully integrated and flexible structure accommodates sophisticated data collection and reporting in a secure environment.  The modular design of HR Entré, with user-defined configuration and customization options, allows organizations to implement an HRIS that best meets their business needs.

Modules include training, position control, succession planning, organization chart, and interfaces to payroll, time and attendance, and benefit carriers and administrators.  HRMS’ web products include a portal application for content management, and employee/manager self-service with configurable workflow processes for increasing employee communication and reducing HR administration.  Web based recruiting tools include web site job posting, on-line application and hiring manager access to requisition and applicant data.

Enterprise Content Management (“ECM”)

We provide a full suite of services designed to address the data and records management business challenges for large enterprises and governmental agencies, from initial consultation through implementation and support.  Our imaging and data capture solutions allow customers to transform paper or other media-based documents into digital information stored in a document repository with application specific indexing, making it instantaneously available throughout a customer’s computer network.  Workflow and electronic forms solutions eliminate paper forms and capture indexing, routing and tracking information electronically.  Our document collaboration technology, specifically our eReview technology, allows virtual customer workgroups - comprising both internal colleagues, external customers and business partners - with a secure ability to simultaneously or asynchronously meet, review and mark-up documents extracted from many different enterprise applications which have been stored in a document management repository.

Our Web4 Division’s eReview and ForReview collaborative software products help change the way business people conduct their day-to-day business.  Once installed at a host location, our eReview collaborative software enables a host and other participants to engage in real-time Web-based conferencing and document sharing anywhere and anytime in over 150 widely used document formats.  eReview allows our customers to bridge physical distances in their global business environments by enabling decision makers to communicate without costly and time consuming travel to geographically dispersed locations.  Complementing eReview, our WebWorks software provides comprehensive project-based document and team management functions.  Our collaborative products can be implemented as stand-alone enterprise solutions or as an integrated system working in concert with other products and the solutions can be hosted by us or implemented and supported at customer locations.

Finance and Accounting Outsourcing (“FAO”)

As part of our ECM offering, we provide accounts payable invoice processing solutions for enterprises in multiple business sectors and an enhanced loan processing solution for financial service providers.  Our accounts payable invoice processing solution allows customers to scan incoming invoices and capture important information from this image, such as, invoice date, invoice number, purchase order number, and invoice total.  This information is automatically loaded directly into the customers’ accounts payable, document management, or other back-end system.  This solution also provides the ability to automatically match purchase orders with invoices, eliminating labor intensive manual matching and allows customers to process all invoices the day they are received, maintaining relevant audit data, such as, scanned invoice image, batch number, date received, and other data captured from key invoice fields -- not manually, but automatically with high-powered document scanners.  Our process management/workflow solution for financial service providers works in conjunction with their existing computing systems to reduce costs and improve the time it takes to process a loan application, as well as providing a better cross-selling infrastructure capability, generating additional revenue opportunities and an enhanced customer service experience.

Information Technology Outsourcing (“ITO”)

Through our existing ITO offering, we support, host, and manage all related information technology infrastructure components, networks and applications on a 24x7 basis from a secure data center facility located in Branchburg, New Jersey, with high-speed, redundant fiber-based connectivity to a MCI mega-center providing instantaneous backup and recovery capability.  This enables us to standardize, support, and integrate with other customer enterprise applications all of our customer information systems required to support the customer’s back-office business functions.  We also offer remote managed services to support other business application servers, networks and related desktop environment, specializing in IBM iSeries and Intel-based servers which are predominant in middle-market enterprises.  Hosting and managed application support services offered by us provide a secure, rapidly implemented, and cost-effective method of application delivery and management.  Through this service customers are able to access scanned images, human resources records, accounting information, or other documents from any computer or office location via a secure web or private network connection.  These services are offered on an on-demand basis.

In addition, we will have additional capabilities as a result of our recently completed acquisition of Blue Hill.  Blue Hill has been recognized by industry analysts as a quality provider of data center outsourcing services for middle-market enterprises.  Its core services include enterprise-scale mainframe/server hosting, wide-area network management and dedicated business recovery solutions provided under long-term, recurring-revenue-based contracts.  Services are delivered from its Class A, SAS70 Type II audited data center facility encompassing important support and high-availability features such as redundant feeds to utility power and telecom grids, virtually unlimited fiber-based telecom bandwidth, stand-alone back-up power generation and state of the art security and environmental controls.  The facility and 24*7 data center operation are with supporting its customers’ Sarbanes-Oxley and HIPAA requirements.

We intend to consolidate the operations of our existing ITO business unit with Blue Hill’s operations to create additional capability for both new and existing customers and generate additional economic efficiencies.  Additionally, Blue Hill’s SAS70 Type II data center facility will allow us to expand our IT outsourcing footprint with existing customers as well as enable it to target new and larger enterprises, yielding important future growth opportunities with significantly larger contract values.

Distribution methods

We believe that middle-market enterprises require a “high touch” customer service approach in conjunction with flexible service offerings specifically tailored to the unique characteristics of their businesses.  At the same time the fundamental drivers of middle market BPO decisions are bottom line cost savings and improved business performance (i.e.,  faster response times, higher availability and improved business recovery/compliance capability) for the particular business function.  These back-office business functions, when performed in-house, typically create needless expense, regulatory/compliance concerns and result in reduced business performance.

Our back-office BPO solutions are designed to allow our customers to:

•	achieve significant bottom line cost savings;

•	access our domain expertise on a regular basis to address changing business requirements;

•
take advantage of business performance improvements in individual back-office business functions through our workflow optimization approach and implementation of our standardized technology delivery platform; and

•	increase their ability to respond to a dynamic business environment by focusing resources on their core business objectives.

Our business domain experts in each of our business segments (i.e.,  HRO, ECM including FAO, and ITO) design and implement each solution, optimizing process workflow and utilizing elements from our standard technology delivery platform to suit our client’s specific business process requirement as part of the initial outsourcing transition process.  Once implemented, the specific business function is then efficiently delivered, in terms of time and cost, from a centralized BPOMS facility managed and supported by our production staff, on a 24/7/365 days per year basis, enabling our business model of the delivery of outsourced services on a ‘one-to-many’ basis.  This also includes hosting of supporting applications and infrastructure from our hardened data center facility located in Branchburg, New Jersey.  After implementation, customers continue to have access to our business domain experts who regularly monitor customer service levels and changing business requirements.

Additional cost savings are further driven by:

•	Economies of scale and increased purchasing power of BPOMS as compared to our middle-market customers since we are delivering our services across a much broader customer base; and

•
Our lower-cost talent pool created by our on-shore/near-shore/off-shore delivery model.  Through a blended use of our U.S-based business domain experts, our business operations in various locations in Canada, and our off-shore capability in India, we are able to significantly reduce its cost of labor, without compromising responsiveness or service quality.  Typically, this capability is beyond that directly available to middle-market enterprises.

Accordingly, we entered into a services agreement with Research Engineers Ltd., our former India subsidiary (“REL”), which was simultaneously divested to Das Family Holdings (“DFH”) at the time of our merger with netGuru, Inc., to provide us with India-based resources that can be scaled as required to support our customer projects.  We believe this arrangement will allow us to provide a comprehensive BPO service offering that maximizes the advantages of our on-shore, near-shore (Canada) and off-shore (India) outsourcing business model.  We believe that this blended multi-shore delivery capability will enable us to provide middle-market enterprises with capabilities and cost-efficiencies similar in nature to those enjoyed by large, global corporations.

Sales and Marketing

We seek multi-year, recurring revenue BPO service contracts with middle-market enterprises in North America and Europe and believe that the middle market offers shorter sales cycles, quicker implementation of services, and greater opportunity for continued growth and margin than the more traditional Tier 1 marketplace.  We target our marketing to middle-market companies with revenues in the range of $100 million to $3 billion and employee populations of 100 to 7,000 staff members and believe approximately 30,000 businesses in the United States meet these criteria.

We believe we are well positioned to benefit from industry trends and continued consolidation in the Business Process Outsourcing industry.  Currently the industry is dominated by large multibillion-dollar service providers (IBM, ACS, Accenture and others) focusing solely on the largest companies and governmental agencies with minimum annual contract value of $50M.  For middle-market companies the service provider market is comprised of thousands of smaller, under capitalized niche companies - typically focusing on individual segments, such as HR, IT, Document Management or finance functions.

We intend to rapidly achieve critical mass through accretive acquisitions and organic growth and to position us as a leading provider of BPO services for middle-market enterprises.

Our goal is to become the provider of choice, for all of our customers’ back-office needs by offering a full range of integrated services and superior “Customer First” service  The key elements of our strategy include:

Capitalize on Cross-Selling and Recurring Revenue Opportunities.

We constantly seek to deliver the highest level of service to our customers.  Effective and responsive “Customer First” servicing of our middle-market customers has created strong loyalty and the opportunity to cross-sell additional services.  By leveraging our existing customer base, we expect our cross-selling activities to increase our operating efficiency.  Our service offerings are typically multi-year agreements and provide us with a recurring source of revenue and increased visibility with our customers.  Our sales focus is the chief financial officer, who typically has management responsibility for all of the back-office functions within our offering.  We have an aggressive sales culture and its key executives have a long history of delivering strong organic growth.

Further Penetrate the Middle Market.

The Business Process Outsourcing industry is characterized by the use of technology and standardized processes that yield significant cost improvements in back-office functions.  Historically BPO services were only available to large multi-national companies.  With the increasing global acceptance of BPO and cost pressure to improve operating expenses, middle-market companies now represent the fastest growing segment of the BPO market.  This rapid adoption and the limited number of service providers with sufficient critical mass to focus on middle-market companies present many opportunities for service providers.  As more middle-market businesses move to take full advantage of the financial and operational efficiencies associated with BPO, we expect to sell more comprehensive service solutions into this market.  We believe our position, as a leading provider of BPO solutions, will allow us to meet the needs of these customers and expand our customer base.

Selectively Pursue Strategic Acquisitions.  We intend to continue to pursue strategic acquisitions that project the company into new market areas, broaden our product offerings, and increase our market share within the geographic markets we currently serve.

BPO service engagements require selling to high “C” level executives and, accordingly, we have a small targeted senior sales team led by experienced individuals in each functional area.  We have established a rigorous method of profiling opportunities based on a variety of characteristics and metrics, which allows us to quickly identify and focus on those opportunities which it believes represent the highest probability of success.

Customer Service and Support

We provide services to customers across a wide variety of industry segments such as, financial services, healthcare, manufacturing/logistics and government, to name a few.  Our service offering is applicable to companies in a variety of industry sectors since the back-office business requirements for functions such as human resource management, document management, finance and accounting and information technology are primarily the same across most enterprises.

Our current revenue base is well distributed across our existing customer base.  We have an existing customer base of approximately 1,240 enterprises.

The buyer of our services in its target market is typically the chief financial officer, who is the control point for all back-office business functions and understands the potential cost savings and improved business performance that effectively implemented BPO services can provide.  While we seek to outsource discrete back-office business functions in their entirety, thereby generating the desired recurring revenue relationship, new customers often begin with an initial fee-based consulting services engagement in order to address a specific business pain point (for example, an IT systems evaluation or human resources effectiveness study).  During this period, our domain experts seek to build greater confidence in our end-to-end service capabilities and to establish us as a “trusted advisor” to the customer’s chief financial officer.  From this initial engagement, we lead new customers through an outsourcing evaluation study, including suggested workflow improvement, supporting systems implementation and a transition into an outsourced delivery environment for the specific business process.  We believe that this approach allows both organizations the opportunity to grow with one another into an outsourcing relationship, significantly increasing the probability of a long-term and successful business relationship.  In addition, we believe this approach allows us to generate immediate revenues for all transition and migration work, which is sometimes not the case in traditional Tier 1 outsourcing engagements where the provider is forced to recover the cost of the initial transition phase by amortizing it over the expected life of the contract.

Once we have successfully transitioned a specific business function to an outsourced relationship, we seek to expand our customer relationship by offering other back-office support services, which can quickly increase our revenue base within each particular customer engagement.  We anticipate that our typical per-customer contract revenues will be between $0.5 million to $5.0 million of annual revenue, with an initial contract term of three to five years.  Given historic industry contract renewal rates, which we believe exceeds 95%, and the historic reluctance to changing service providers for important business functions, we anticipate that once obtained, substantially all contracts should mature into long-term engagements.  We believe that our expected typical per customer contract revenues will be well below the typical revenues for Tier 1 providers.  Accordingly, we do not expect to encounter significant competition from the Tier 1 providers, who built their organizations to sell and service Global 1000 enterprises, are not expected to be responsive or cost competitive.

Typically, middle-market enterprises face the following problems with respect to their back-office business functions:

•	Significant expense - Non-core back-office business functions, when not managed effectively and efficiently, result in significant expense;

•	Lack of scale - Mid-market companies lack the financial size necessary to benefit from economies of scale and technology investments;

•	Lack of in-house expertise - Expertise required to provide effective and efficient services is not resident in-house - too expensive to have on payroll; and

•
IT intensive - Back-office services require enterprise applications and a robust support function provided from a hardened data center facility to effectively address audit, regulatory, and compliance concerns.

Our solutions address these problems by providing our customers with:

•
Significant savings - Economies of scale, workflow improvements, and standardized technology deployment yield direct cost savings of 20% - 45% to our customers.  In addition, our on-demand service delivery model provides a cost-effective mechanism to handle peak business volumes and increases the ability of our customers to focus resources on core business objectives;

•	Back-office expertise - Improves customer’s back-office business performance by taking advantage of our deep domain expertise;

•	Critical technology expertise - Common delivery platform leverages our technology expertise and provides faster implementation and reduced risk; and

•	Is a “Trusted Advisor” - Initial consulting arrangement allows clients to ease into outsourcing relationship and reduces perceived risk profile.

In summary, we have competed successfully in the middle market with a value proposition that includes a comprehensive service offering, local sales resources, “high touch” support services and a competitive price package.

Research and Development

Our research and development is primarily related to our Web4 division that we acquired as part of our reverse merger with netGuru, Inc., which is engaged in collaborative software technologies focused on:

•	enhancing response times in application performance;

•	incorporating and adding the viewing of new two-dimensional and three-dimensional file formats (including CAD formats);

•	building open architecture and interfaces for easy migration and integration of legacy systems; and

•	customizing and integrating our product into large systems integrator applications for OEM opportunities.

We offer a broad range of products and services designed to keep pace with the latest technological advances and address the increasingly sophisticated needs of our customers in all of our targeted markets.  We continually focus on expanding our existing collaborative software product and service offerings with acquired, upgraded, and new products and services, and actively seek opportunities to expand these products and service offerings through acquisitions and strategic alliances.

Our research and development group includes specialists in collaborative software and IT services.  We have established research and development facilities in the U.S., and we contract with outside consultants in India and Russia.  Our off-shore research and development resources in India are used to provide technical support and customer services for our collaborative engineering clients worldwide, and to provide IT resources for our projects in the U.S.  These projects require significant man-hours.  Due to the availability of skilled technical resources in India at a fraction of the cost for comparable personnel in the U.S., these projects can be completed in a cost-effective manner.  We believe our off-shore technical resources provide a significant competitive advantage.

Research and development expenses are planned to be approximately $645,000 in 2007.  The costs of these activities are not borne directly by our customers.

Competition

The BPO industry is highly competitive.  Leading Tier 1 BPO service providers such as IBM, Accenture, EDS, and ACS dominate the marketplace, competing for the very large contracts from Global 1000 enterprises and government agencies.  Competition for BPO services provided to middle-market enterprises - our target market - is highly fragmented, consisting of a few large companies providing a narrowly focused solution and thousands of small, mostly privately-held, companies offering a reduced subset of services and solutions.  BPO providers in this middle market compete on the basis of quality of service and price for a selected BPO function.  We believe that the depth and breadth of its BPO offerings differentiate us as able to offer greater customer benefits relative to the many companies who provide only a few BPO services or focus on a particular industry.  In addition, we do not expect to encounter significant competition from Tier 1 providers, who have built their organizations to sell and service Global 1000 enterprises and are not responsive to, or cost competitive with middle-market enterprises.

Intellectual Property and Proprietary Rights

We rely primarily on a combination of contract, copyright, trademark and trade secret laws, domain registration, license and confidentiality agreements, and software security measures to protect our proprietary technology.  We require all of our employees and other parties with access to our confidential information to execute agreements prohibiting the unauthorized use or disclosure of our technology.  In addition, we periodically review our proprietary technology for patentability.  Although we currently do not have any patents, we have a pending patent application for eReview.  Our protective measures may be even less effective in the emerging Internet law field.  Internet law is a relatively new and developing area of the law, and online contracting, privacy, and liability issues, among others, are still being resolved.  This lack of certainty is further exacerbated in India, where the use of the Internet is less evolved than in the U.S.  In addition, effective copyright and trade secret protection may not be available in every jurisdiction where we distribute our products, particularly in foreign countries where the laws generally offer no protection or less protection than the laws of the U.S.

Acquisitions

In August 2005, we acquired all of the equity interests of the ADAPSYS entities, providers of document management solutions located in Winnipeg, Canada.  In February 2006, as previously planned, the sole legacy customer contract of ADAPSYS Transaction Processing (“ADP”) ended and, as a result, ADP has had no ongoing operations since that time.  All of our new document management business is being provided by ADM.

In November 2005, we purchased the assets of BPO Management Services CA, a provider of human resources outsourcing services based in San Francisco, California.

In December 2005, we purchased the Regina and Winnipeg, Canada-based assets of Deines Imaging, a provider of document imaging, microfilming and records management solutions from Critical Control, and consolidated this business within ADM.

In January 2006, we acquired all of the equity interests of Digica, Inc., a provider of information technology outsourcing services based in Branchburg, New Jersey.

In October 2006, we purchased all of the equity interests of Novus Imaging Solutions, a provider of document imaging, microfilming, and records management solutions located in Winnipeg, Canada, whose business operations have been consolidated with the former Deines Imaging business operations of ADM.

On December 15, 2006, we completed our merger with netGuru, Inc. and have consolidated netGuru’s two business units into our operations:  Web4, a provider of document management and enterprise collaboration technology, was consolidated with our document management business headquartered in Winnipeg Canada, and netGuru Systems, a provider of contract computer programming staff and solutions to corporate enterprises, was consolidated with our Information Technology business headquartered in Branchburg, New Jersey.

On June 21, 2007, we purchased all of the issued and outstanding capital stock of DocuCom.  DocuCom is a provider of digital and film-based document management solutions, offering document management products and services to government and middle-market enterprises located throughout Canada.  We plan to merge DocuCom with our existing ECM/document management division based in Winnipeg, Canada.  The net aggregate purchase price, after closing adjustments by the parties, was Cdn$2,761,097 (approximately US$2.58 million), of which amount we paid the selling shareholders Cdn$961,097 (approximately US$900,000), at closing on June 22, 2007.  The purchase agreement provided that we are to pay the selling shareholders Cdn$900,000 (approximately US$840,000) three months after closing and Cdn$900,000 (approximately US$840,000) nine months after closing.  We secured the subsequent payments through a bank-issued irrevocable standby letter of credit in favor of the selling shareholders in the aggregate amount of Cdn$1,800,000 (approximately US$1.68 million).  The purchase price is subject to further downward adjustment in the event that a contract between DocuCom and a specific customer is not renewed through no earlier than March 31, 2008.  In connection with the closing, we paid Cdn$450,000 (US$420,000) to retire DocuCom’s credit facility, which also extinguished certain personal guarantees of Raymond Patterson and Martin Mollot, the former senior officers, directors, and, directly and through their family trusts, shareholders of DocuCom.

On June 29, 2007, we acquired all of the issued and outstanding shares of capital stock of HRMS.  HRMS,  founded in 1983 and headquartered in San Francisco, California, is an organization of human resource professionals that combine best practice human resource and technical expertise to design, develop, and implement Human Resource Information System (“HRIS”) products and services that meet the immediate and ongoing human resource initiatives.  It provides comprehensive HRIS Software Solutions to human resource departments across a broad range of middle-market industries with an installed base of more than 100 middle-market companies located throughout the United States.  Our plan is to integrate HRMS with our existing human resources outsourcing services based in San Francisco, California.  The aggregate purchase price, subject to a potential post-closing adjustment, was $2,000,000, of which amount we paid the selling shareholders $1,100,000 at closing on June 29, 2007, and issued them 384,968 shares of our restricted common stock valued at $400,000 (based upon the volume-weighted average closing bid price of our common stock during the ten consecutive trading days immediately preceding the closing).  The Stock Purchase Agreement provided that we are to pay the selling shareholders the remaining $500,000 12 months after closing through an escrow account with U.S. Bank, subject to offset in our favor with respect to any claims for indemnity by us under the terms of the Stock Purchase Agreement.  The purchase price is also subject to immediate adjustment in the event that HRMS’ net equity (as defined in the Stock Purchase Agreement) as of the closing was less than $80,000 or more than $140,000.  In such event, the sellers shall rebate or we shall increase, as appropriate, the closing cash payment on a dollar-for-dollar basis.

Through a Stock Purchase Agreement, entered into as of October 10, 2007, we purchased the issued and outstanding capital stock of Blue Hill, a privately-held data center outsourcing services company, based in Pearl River, New York.  Blue Hill is a full-service data center outsourcing provider with customers located throughout the United States representing a wide range of industries.  We intend to consolidate the operations of our existing Information Technology Outsourcing business unit with Blue Hill’s operations to create additional capability for both new and existing customers and generate additional economic efficiencies.  At or about the closing date, we transferred approximately $11 million of value, as follows:  (i) cash payments to the current selling stockholders of approximately $6.6 million; (ii) our 15-month promissory note in the initial principal amount of $1 million, subject to offset in our favor with respect to any claims for indemnity by us under the terms of the Stock Purchase Agreement; (iii) cash payment through Blue Hill in the amount of approximately $1.4 million to its former stockholder; and (iv) 2,666,666 shares of our restricted common stock valued at approximately $1.8 million (based upon the volume-weighted average closing bid price of our common stock during the ten consecutive trading days immediately preceding the closing).  The promissory note bears interest from and after January 1, 2009, at the rate of 9% per annum and is “secured” by a document to be held in escrow, styled as a confession of judgment.  The principal of the note, less any offsets, is, at the selling stockholders’ option, convertible into restricted shares of our common stock, the number of which is to be calculated in the same manner as the shares issued at closing were calculated.

Our principal subsidiaries are the two ADAPSYS entities, Digica, Novus, Netguru Systems, DocuCom, HRMS, and Blue Hill.  Our principal business address is 1290 North Hancock, Suite 202, Anaheim, California 92807 and telephone number is (714) 974-2670.

Employees

As of November 27, 2007 we had approximately 149 employees, of whom 144 were full-time employees and 5 were part-time employees, including 6 in product development and related support services, 13 in IT consulting, 18 in sales and marketing, 73 in service and support, and 39 in finance and administration.  As of that date, 68 of our employees were located in the U.S. and 81 were located in international locations.

Description of Property

We do not own real property and currently lease the following facilities:

•	1,607 square feet of office space in downtown San Francisco, California, which lease expires in 2010;

•	7,642 square feet of office space/data center facility in Branchburg, New Jersey, which lease expires in 2011;

•	30,000 square feet of office space/data center facility in Pearl River, New York, which lease expires in 2012;

•	8,961 square feet of office space in Winnipeg, Canada, which lease expires in 2007;

•	10,316 square feet of office space in Winnipeg, Canada, which lease expires in 2007;

•	2,958 square feet of office space in Regina, Canada, which lease expires in 2007;

•	200 square feet of office space in Toronto, Canada, which is leased on a month-to-month basis;

•	3,500 square feet of office space in Anaheim, CA, which is leased on a month-to-month basis;

•	2,068 square feet of office space in Waltham, MA, which lease expires in 2010;

•	3,530 square feet of office space in San Francisco, California, which lease expires in 2008;

•	14,960 square feet of office space in Toronto, Canada, which lease expires in 2009; and

•	1,049 square feet of office space in Montreal, Canada, which lease expires in 2009.

We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, although we have no assurance that future terms would be as favorable as our current terms.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and principal positions of our executive officers and directors as of the date of this prospectus:

Name	Age	Position

Patrick Dolan	50	Chairman of the Board, Chief Executive Officer, and Director
James Cortens	51	Chief Operating Officer, President, Secretary, Director
Donald Rutherford	68	Chief Financial Officer
Dale Paisley (1)	66	Director
Russell Cleveland	68	Director
Koushik Dutta	43	Chief Technology Officer

(1) Chairman of Audit Committee.

Patrick Dolan founded BPOMS and has served as its Chief Executive Officer and Chairman of the Board since its inception in July 2005.  Prior to co-founding BPOMS, Mr. Dolan served as President and Chief Operating Officer of Infocrossing Inc., a provider of selective information technology outsourcing solutions, from April 2004 through October 2004.  For the two previous years, prior to Infocrossing acquiring ITO Acquisition Corporation, doing business as Systems Management Specialists (“SMS”), a California company, Mr. Dolan served as its Chairman and Chief Executive Officer.  In December 2002, Mr Dolan led a successful management team initiative, in conjunction with Los Angeles-based private equity fund Riordan, Lewis & Haden, to re-purchase SMS from Marconi, plc, which had acquired SMS from its prior owners in June 2000.  Prior to that time, Mr. Dolan was President and Chief Operating Officer of SMS from November 1994.  Mr. Dolan spent the early years of his career with Affiliated Computer Services and, subsequently, SHL Systemhouse.  Mr. Dolan earned a B.S. in Economics from New York University.

James Cortens founded BPOMS and has served as its Chief Financial Officer, President, and a Director since its inception in July 2005.  Prior to co-founding BPOMS, Mr. Cortens served as Executive Vice President of Infocrossing Inc., a provider of selective information technology outsourcing solutions, from April 2004 through October 2004.  For the two previous years, prior to Infocrossing acquiring SMS, Mr. Cortens served as its president and director.  In December 2002, Mr. Cortens was part of a successful management team initiative, in conjunction with Los Angeles-based private equity fund Riordan, Lewis & Haden, to re-purchase SMS from Marconi, plc, which had acquired SMS from its prior owners in June 2000.  Prior to that time, Mr. Cortens was Executive Vice President of Business Development of SMS from November 1994.  Mr. Cortens spent the early years of his career with SHL Systemhouse.  Mr. Cortens earned a B.Sc. in Computer Science from the University of Manitoba.

Donald Rutherford joined BPOMS as Chief Financial Officer on January 29, 2007, brings to BPOMS 35 years of financial experience, and comes from Grant Life Sciences, Inc., a publicly held bio-tech company located in Los Angeles, California, where he served as Chief Financial Officer.  Prior to that, he held numerous senior executive financial positions.  Mr. Rutherford is also a partner with Tatum, LLC, a national executive services firm and a board member and Chairman of the audit committee of Performance Capital Management LLC, a public financial services company.  Mr. Rutherford started his career with Coopers and Lybrand in its Toronto audit practice and is a Chartered Accountant.  He also holds a BASc in Industrial Engineering from the University of Toronto.

Dale Paisley has been a financial and accounting consultant to primarily small public companies since 2000.  He assists his clients with regulatory reporting with the Securities and Exchange Commission and state regulators and has served as temporary Chief Financial Officer and Chief Executive Officer of several public and private companies.  From October 2002 until December 2003, Mr. Paisley served as president of SoCal Waste Group, Inc., and from February 2003 until December 2003, he served as Chief Executive Officer and Chief Financial Officer of USA Biomass Corporation.  Prior to that time, Mr Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PriceWaterhouseCoopers).  Mr. Paisley earned a B.S. in accounting from San Diego State University.

Russell Cleveland is the founder, president, chief executive officer, sole director, and majority shareholder of RENN Capital Group, Inc. (“RENN”).  RENN is the investment adviser to or the manager of all or part of three closed-end mutual funds: (i) Renaissance Capital Growth & Income Fund III, Inc. (AMEX: RCG), (ii) Renaissance US Growth Investment Trust PLC (LSE: RUG), and (iii) US Special Opportunities Trust PLC (LSE: USPU, USPC, USPI, USPZ), and one open-end mutual fund, Premier RENN US Emerging Growth Limited. He also serves on the boards of directors of Renaissance Capital Growth & Income Fund III, Inc. (since 1994), and Renaissance US Growth Investment Trust PLC (since 1996), as well as Access Plans USA, formerly Precis, Inc. (since 2003), a Texas-based, Nasdaq-listed (AUSA), national developer and distributor of quality affordable consumer driven health care programs for individuals, families, affinity groups and employer groups across the nation; CaminoSoft, Corp. (since 2004), a California-based, OTCBB-quoted (CMSF), developer and manufacturer of software solutions that store, manage, and safeguard large quantities of data created in a business and application settings; Cover-All Technologies, Inc. (since 2001), a New Jersey-based, OTCBB-quoted (COVR), provider of state-of-the-art software products, services and solutions to the property and casualty insurance industry; Integrated Security Systems, Inc. (since 2001), a Texas-based, OTCBB-quoted (IZZI), designer, developer, manufacturer, distributor of and service security and traffic control products used in the commercial, industrial and government sectors; and Tutogen Medical, Inc. (since 1997), a Florida-based, American Stock Exchange-listed (TTG), designer, developer, processor, manufacturer, and marketer of sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Mr. Cleveland is a chartered financial analyst (CFA) with more than 35 years experience as a specialist in investments in smaller capitalization companies.  A graduate of the Wharton School of Business, he is a past president of the Dallas Association of Investment Analysts and has also authored a number of books, including Finding Midas: Investing in Entrepreneurial CEOs with the Golden Touch, which was released in June, 2007.

Koushik Dutta has served as our Chief Technology Officer since December 15, 2006.  Prior to that, he was our Chief Operating Officer from November 2005 to December 15, 2006.  He has served as Chief Technology Officer of our Web4 division since April 2000.  Prior to that, Mr. Dutta co-founded Allegria Software, Inc. and served as President and Chief Technology Officer of that company from February 1999 to March 2000.  Additionally, Mr Dutta served as Vice President of Research and Development for Advanced Technology Corporation from 1995 to June 1997 and as Senior Manager for Research Engineers International from 1992 to 1995.  Mr. Dutta also co-founded and launched two business ventures, MicroWare and StanSoft.  Mr Dutta is the inventor of eReview, WebWorks, ForReview and Autoproject.  Further Mr. Dutta is the winner of CSI’s (Computer Society of India) prestigious NSTPC award for programming.  Mr. Dutta holds a Bachelors of Technology degree from Indian Institute of Technology and an M.B.A. from Indian Institute of Management.

All directors hold office until the next annual stockholders’ meeting or until their respective successors are elected or until their earlier death, resignation or removal.  Officers are appointed by, and serve at the discretion of, our board of directors.

There are no family relationships among our directors or among our executive officers.

Code of Business Conduct and Ethics

We have adopted a written code of ethics that governs all of our officers, directors and all employees.  The code of ethics is posted on our website at www.bpoms.com.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from provisions of the code that relate to one or more of the items set forth in Item 406(b) of Regulation S-B, by describing on our Internet Website, within five business days following the date of a waiver or a substantive amendment, the date of the waiver or amendment, the nature of the amendment or waiver, and the name of the person to whom the waiver was granted.

Information on our Internet website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings we make with the Securities and Exchange Commission (the “SEC”).

Audit Committee Matters

Our Audit Committee consists of Dale Paisley, who holds the position of chairman of that committee.  Mr. Paisley is “independent” within the meaning of Rule 4200(a)(15) of the listing standards of NASDAQ.  Our board of directors has determined that Mr. Paisley is an “audit committee financial expert” under SEC rules and meets the NASDAQ’s professional experience requirements.

Independence of Mr. Russell Cleveland

Except in connection with his status with one of the investors in the Share Sale (as defined in “Recent Sales of Unregistered Securities”), Mr. Cleveland has never entered into a transaction with us in which he had, or would have, a material direct or indirect interest and there are no material plans, contracts, or arrangements with us in which he is participating.  Except as detailed in the footnotes to the table set forth on “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, Mr. Cleveland is not related to any (i) of our directors or executive officers, (ii) persons nominated or chosen by us to become directors or executive officers, (iii) beneficial owner of more than 5% of our securities, or (iv) immediate family members to any such persons.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered during the last two fiscal years to our company in all capacities as an employee by our Chief Executive Officers, President and the two most highly compensated executive officers (collectively, the “named executive officers”) as of the end of fiscal 2006, shown below:

Name and Principal Position	Fiscal Year Ended December 31	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation (1) ($)	Total ($)

Patrick A. Dolan,	2006	---	---	186,041	---	---	---	---	186,041
Chairman, Chief Executive Officer	2005	---	---	---	114,150	---	---	---	114,150

James Cortens,	2006	---	---	167,437	---	---	---	---	167,437
President, Secretary, Director	2005	---	---	---	76,100	---	---	---	76,100

Koushik Dutta, (5)	2006	110,130	---	---	---	---	---	3,269	113,399
Chief Technology Officer	2005	114,231	---	---	---	---	---	3,427	117,658

Amrit K. Das (6), Former Chairman,	2006	259,121	---	---	---	---	---	13,518 (3)	272,639
Former Chief Executive, Former President	2005	212,000	---	---	---	---	---	34,432 (4)	246,432

Bruce K. Nelson (7), Former Chief	2006	127,000	150,975	---	---	---	---	3,810	281,785
Financial Officer, Former Secretary	2005	127,500	---	---	---	---	---	3,825	131,325

(1)	The costs of certain benefits are not included because they did not exceed $10,000 in the case of each named executive officer.

(2)	Shares of Series A Preferred Stock.

(3)	Includes $7,810 in premiums paid by us pursuant to a split-dollar life insurance policy established for the benefit of Amrit Das and $5,708 in company contributions to the 401(k) plan.

(4)	Includes $6,324 in premiums paid by us pursuant to a split-dollar life insurance policy established for the benefit of Amrit Das and $5,300 in company contributions to the 401(k) plan.

(5)	Mr. Dutta served as our Chief Operating Officer prior to December 15, 2006.

(6)	Mr. Das resigned from his position of Chairman, Chief Executive Officer and President upon the Merger.

(7)	Mr. Nelson resigned from his position of Secretary upon Merger and from the position of Chief Financial Officer on January 26, 2007.

Option Grants In Last Fiscal Year

No options were granted to Named Executive Officers in fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

No options were exercised during fiscal 2006.

 Long-Term Incentive Plan Awards

In 2006, no awards were made to the named executive officers under long-term incentive plans.

Outstanding Equity Awards at the End of Fiscal 2006

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Patrick A. Dolan, Chairman, Chief Executive Officer	135,863	407,588	---	0.025	8/1/2015	---	---	---	---

James Cortens, President, Secretary, Director	90,575	271,125	---	0.025	8/1/2015	---	---	---	---

Koushik Dutta, Chief Technology Officer	---	---	---	---	---	---	---	---	---

Amrit K. Das, Former Chairman, Former Chief Executive, Former President	---	---	---	---	---	---	---	---	---

Bruce K. Nelson, Former Chief Financial Officer, Former Secretary	---	---	---	---	---	---	---	---	---

Directors’ Compensation

	Director Compensation (1)
Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Dale Paisley	1,750	---	---	---	---	53,525 (2)	55,275
D. Dean McCormick III	53,750	---	---	---	---	---	53,750
Stanley W. Corbett	48,000	---	---	---	---	---	48,000
Benedict A. Eazzetta	48,000	---	---	---	---	---	48,000
Santanu K. Das	48,000	---	---	---	---	---	48,000

(1)	Prior to the Merger directors were Messrs. McCormick, Corbett, Eazetta, Santanu Das and Amrit Das. Upon consummation of the Merger, all directors resigned and the following were appointed:

Patrick Dolan	Chairman of the Board
James Cortens	Secretary, Director
Dale Paisley	Director, Audit Committee Chairman

See Summary Compensation table above for compensation for Amrit Das, Patrick Dolan, and James Cortens.

(2)	Mr. Paisley provided professional services in the amount of $53,525 prior to the Merger.

Mr. Paisley is an independent director and receives a remuneration of $3,500 per month for his services to the Company’s board.

Messrs. McCormick, Eazzetta, and Corbett, were non-employee directors, received a special committee payment of $25,000 and a monthly remuneration of $2,000 per month, each, in consideration for their services on our board of directors. Mr. McCormick received an additional $500 per month in consideration for his services as Audit Committee Chairman. Non-employee directors are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Mr. Santanu Das was a non-employee director, received a payment of $25,000 for past services and $2,000 per month for services on our board of directors.

Repricing of Options and SARs

No adjustments to or repricing of stock options previously awarded to named executives occurred in 2006.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Patrick Dolan

We have an employment agreement with Patrick Dolan, dated July 29, 2005.  The employment agreement provides that Mr. Dolan will serve as BPOMS’ Chief Executive Officer for an initial two and one-half year term.  The employment agreement includes the following provisions:

•	Initial base salary of not less than $225,000, subject to annual review and increase in the discretion of BPOMS’ board of directors. The board set 2005-2006 base salary for Mr. Dolan at $250,000.

•
For the period through December 31, 2006 Mr. Dolan waived receipt of his compensation.  Annual bonus in an amount, if any, as determined by the board based on the achievement of BPOMS and individual performance goals as established by the board.

•	Participation in BPOMS’ employee welfare, pension and benefit plans as maintained for the benefit of BPOMS’ employees.

•	Six weeks of vacation annually.

•
Reimbursement for all business, travel and entertainment expenses incurred prior to, on or after July 29, 2005, with respect to the business or prospective business of BPOMS, and including expenses incurred in connection with the formation of the company and the acquisition of ADAPSYS Document Management, Inc. and ADAPSYS Transaction Processing, Inc.

•	Reimbursement of telephone, cell phones, computer usage and Internet access at home for business use, as well as a monthly car allowance of $750.00 per month.

Upon execution of the employment agreements, Mr. Dolan was granted an option to purchase 750,000 shares of BPOMS’ common stock, vesting 25% per year.  In the event of a change of control, or if Mr. Dolan’s employment is terminated by BPOMS without cause, or by Mr. Dolan for good reason, as defined in the agreements, then BPOMS will:

•
Pay a lump sum equal to the sum of all accrued and unpaid base salary and vacation pay through the date of termination, and if no change of control has occurred, Mr. Dolan’s base salary for the remainder of the employment period and two times the highest annual bonus paid for any fiscal year, and if no annual bonus has been paid, then two times the minimum annual bonus;

•
Continue to provide Mr. Dolan and his eligible spouse and dependents the various medical and life insurance provided for in the agreement or economic equivalent as if he had remained employed through the employment agreement term; and

•	Mr. Dolan’s unvested stock options will become immediately 100% vested.

If BPOMS terminates Mr. Dolan’s employment for cause or Mr. Dolan terminates his employment without good reason, then BPOMS will:

•	Pay a lump sum equal to all accrued and unpaid base salary and vacation pay through the date of termination; and

•	Have no further obligation to Mr. Dolan except for the benefits provided under any stock option grants and any other agreements, plans or programs of BPOMS.

James Cortens

We have an employment agreement with James Cortens, dated July 29, 2005.  The employment agreement provides that Mr. Cortens will serve as BPOMS’ President and Secretary for an initial two and one-half year term.  The employment agreement includes the following provisions:

•	Initial base salary of not less than $200,000, subject to annual review and increase in the discretion of BPOMS’ board of directors. The board set 2005-2006 base salary for Mr. Cortens at $225,000.

•	For the period through December 31, 2006 Mr. Cortens waived receipt of his compensation.

•	Annual bonus in an amount, if any, as determined by the board based on the achievement of BPOMS and individual performance goals as established by the board.

•	Participation in BPOMS’ employee welfare, pension and benefit plans as maintained for the benefit of BPOMS’ employees.

•	Six weeks of vacation annually.

•
Reimbursement for all business, travel and entertainment expenses incurred prior to, on or after July 29, 2005, with respect to the business or prospective business of BPOMS, and including expenses incurred in connection with the formation of the company and the acquisition of ADAPSYS Document Management, Inc. and ADAPSYS Transaction Processing, Inc.

•	Reimbursement of telephone, cell phones, computer usage and Internet access at home for business use, as well as a monthly car allowance of $750.00 per month.

Upon execution of the employment agreements, Mr. Cortens was granted an option to purchase 500,000 shares of BPOMS’ common stock, vesting 25% per year.  In the event of a change of control, or if Mr. Cortens’ employment is terminated by BPOMS without cause, or by the officer for good reason, as defined in the agreements, then BPOMS will:

•
Pay a lump sum equal to the sum of all accrued and unpaid base salary and vacation pay through the date of termination, and if no change of control has occurred, Mr. Cortens’ base salary for the remainder of the employment period and two times the highest annual bonus paid for any fiscal year, and if no annual bonus has been paid, then two times the minimum annual bonus;

•
Continue to provide Mr. Cortens and his eligible spouse and dependents the various medical and life insurance provided for in the agreement or economic equivalent as if he had remained employed through the employment agreement term; and

•	Mr. Cortens’ unvested stock options will become immediately 100% vested.

If BPOMS terminates Mr. Cortens’ employment for cause or Mr. Cortens terminates his employment without good reason, then BPOMS will:

•	Pay a lump sum equal to all accrued and unpaid base salary and vacation pay through the date of termination; and

•	Have no further obligation to Mr. Cortens except for the benefits provided under any stock option grants and any other agreements, plans or programs of BPOMS.

In 2006 Mr. Dolan and Mr. Cortens were awarded 181,150 and 163,035 shares, respectively, of BPOMS’ Series A Convertible Preferred Stock.

Koushik Dutta

We have an employment agreement with Koushik Dutta, dated December 13, 2006.  The employment agreement provides that Mr. Dutta will serve as BPOMS’ Chief Technology Officer for an initial two year term.  The employment agreement includes the following provisions:

•
Initial base salary of not less than $140,000, subject to a one-time increase by an amount equal to 15% of the then current base salary upon the occurrence of two consecutive fiscal quarters of positive EBITDA by the Company, as determined by the Company.

•	Annual bonus equal to 50% of the then current base salary, as determined by the board based on the achievement of BPOMS and individual performance goals as established by the board.

•	Participation in BPOMS’ employee welfare, pension and benefit plans as maintained for the benefit of BPOMS’ employees.

•
Four weeks of vacation annually; up to three weeks of unused vacation shall be carried over to the next following fiscal year and no vacation shall accrue if Mr. Dutta has accrued but unused vacation in excess of five weeks.

•	Reimbursement for all business, travel and entertainment expenses.

•	Reimbursement of cell phone, computer usage and Internet access at home for business use, as well as a monthly car allowance of $600.00 per month.

Upon execution of the employment agreements, Mr. Dutta was granted an incentive option to purchase 75,000 shares of BPOMS’ common stock, vesting 25% per six months.  In the event of a change of control, or if Mr. Dutta’s employment is terminated by BPOMS without cause, or by Mr. Dutta for good reason, as defined in the agreement, then BPOMS will:

•
Pay a lump sum equal to the sum of all accrued and unpaid base salary and vacation pay through the date of termination, and if no change of control has occurred, Mr. Dutta’s base salary for six month period payable in semi-monthly installments; and

•	Mr. Dutta’s unvested stock options will become immediately 100% vested.

If BPOMS terminates Mr. Dutta’s employment for cause or Mr. Dutta terminates his employment without good reason, then BPOMS will:

•	Pay a lump sum equal to all accrued and unpaid base salary and vacation pay through the date of termination; and

•	Have no further obligation to Mr. Dutta except for the benefits provided under any stock option grants and any other agreements, plans or programs of BPOMS.

For purposes of the above employment agreements, termination for “cause” means the employee’s willful gross misconduct or conviction of a felony that, in either case, results in material and demonstrable damage to the business or reputation of BPOMS, or the willful and continued failure to perform his duties (subject to a 20-business day cure period), within twenty business days after BPOMS delivers to him a written demand for performance that specifically identifies the actions to be performed.  Termination for “good reason” means, subject to a ten-business day cure period,

•	the assignment to the employee of duties inconsistent with this Agreement or a change in his titles or authority;

•	any failure by BPOMS to comply with sections of the agreement regarding compensation and benefits in any material way;

•	the requirement of the employee to relocate to locations other than Orange County, California;

•	the failure of BPOMS to comply with and satisfy its obligations regarding any successor to its business and/or assets;

•	any material breach of the agreement by BPOMS; or

•	a change in control of BPOMS.

A change in control under the agreements is the acquisition of BPOMS by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of BPOMS outstanding immediately prior to the transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in BPOMS held by those holders prior to those transactions, at least fifty percent (50%) of the total voting power represented by the voting securities of BPOMS or the surviving entity outstanding immediately after the transaction or series of transactions, or sale of 80% or more of the assets of BPOMS.

Donald Rutherford

We have an employment agreement with Donald W. Rutherford, dated January 26, 2007.  The employment agreement provides that Mr. Rutherford will serve as BPOMS’ Chief Financial Officer effective as of January 29, 2007.  The employment agreement includes the following provisions:

•
Initial base salary of not less than $104,167 and he will devote approximately 50% of his time to the business and affairs of the Company.  Effective on June 1, 2007, or sooner if required by the Company, Mr. Rutherford’s salary is to increase to $166,667 and he will then devote all of his time to the business and affairs of the Company.

•	Annual cash bonus in an amount to be determined by the Company within 30 days of February 28, 2007.

•	Options for the purchase of 400,000 shares of our common stock under the Company’s 2003 Stock Option Plan, vesting ratably every six months during the four years following their grant.

In the event of Mr. Rutherford’s employment with BPOMS is terminated during the during the initial 90 days for any other reason or for no reason, Mr. Rutherford shall be entitled to receive a severance payment equal to two month’s salary; thereafter, Mr. Rutherford shall be entitled to receive a severance payment equal to three months’ salary.

In addition, commencing after such 90-day period, for each period of six months of employment, Mr. Rutherford shall be entitled to receive an additional month’s salary, up to a maximum of six months.

Lastly, upon a termination by the Company for any reason other than for cause or for no reason or without providing Mr. Rutherford with required notice, or for a termination by Mr. Rutherford for cause, Mr. Rutherford shall be entitled to receive the payments disclosed above, plus all cash bonuses, equity, and other compensation covered by the employment agreement will vest immediately and become payable upon the date of termination.

Mr. Rutherford is a limited partner with Tatum LLC (“Tatum”) in Orange County, California, which he joined in January 2000.  During the term of the employment agreement, Mr. Rutherford is expected to remain a partner with Tatum.  In connection with such employment of Mr. Rutherford, the Company entered into an agreement (the “Tatum Agreement”) with Tatum, whereby Tatum is to provide certain resources to the Company, and, in addition to the compensation to be paid to Mr. Rutherford under the employment agreement, the Company is to pay to Tatum a fee equal to 20% of Mr. Rutherford’s salary during the term of the employment agreement.  Further, the Company will tender directly to Tatum 20% of any cash bonuses otherwise payable to Mr. Rutherford during the term of the Tatum Agreement.  The Company has acknowledged to Tatum that Mr. Rutherford is obligated to share with Tatum 20% of any cash proceeds realized by Mr. Rutherford from any equity bonus that the Company may grant to him.  The Tatum Agreement will terminate upon the earlier of Mr. Rutherford ceasing to be an employee of the Company or a partner of Tatum.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

On August 18, 2006, we entered into a bridge loan agreement with Patrick Dolan and James Cortens.  Pursuant to the bridge loan agreement, Messrs. Dolan and Cortens and/or their assigns may, in their discretion, provide personal guarantees for a portion of or all of a bridge loan of up to $3,000,000 that may be arranged in our favor.  The guarantees would be subject to the bridge loan meeting the conditions specified in the bridge loan agreement, which include but are not limited to the granting of a first lien on all of our assets.

Under the terms of the bridge loan agreement, if the bridge loan and personal guarantees are made, then Messrs. Dolan and Cortens and/or their assigns will receive a seven-year warrant to purchase a number of shares of our common stock (or, if the merger has occurred, of netGuru) equal to one-third of the amount drawn on the bridge loan, at an exercise price of $0.03 per share (subject to adjustment for the merger exchange ratio, stock splits and the like).  In addition, we will pay to Messrs. Dolan and Cortens and/or their assigns a cash fee of 3% of the amount that is drawn on the bridge loan and interest on the outstanding loan amount at an annual rate of 9%.

On August 25, 2006, September 21, 2006, October 10, 2006 and December 14, 2006, bridge loans in the aggregate principal amount of $2,100,000 were made to us by a limited liability company controlled by Mr. Dolan and personally guaranteed by Mr. Dolan.  In accordance with the terms of the bridge loan agreement, Mr. Dolan received warrants to purchase up to an aggregate of 507,222 shares of our common stock and is entitled to a $63,000 cash fee, of which $21,000 has been paid and $42,000 has been accrued.

On September 11, 2006, December 14, 2006, and December 20, 2006, Mr. Cortens made to us bridge loans in the aggregate amount of $240,000.  In accordance with the terms of the bridge loan agreement, Mr. Cortens received warrants to purchase up to 67,149 shares of our common stock and is entitled to a $7,200 cash fee, all of which has been accrued.

The value of the warrants issued to Messrs. Dolan and Cortens was determined using the Black-Scholes-Merton option pricing model and recorded as a discount to the bridge loan.  The discount is being amortized to interest expense over the term of the bridge loan.  At December 31, 2006, the unamortized balance in loan discount was $408,843.  At September 30, 2007, the unamortized balance in loan discount was $0.

The bridge loan agreement also provides that if we require additional equity in order to meet the condition under the merger agreement that we have at least $1,500,000 in capital surplus immediately prior to the closing of the merger, then Messrs. Dolan and Cortens and/or their assigns have the right, but not the obligation, to purchase shares of our Series C Preferred Stock (or, if the merger has occurred, of netGuru).  The purchase price would equal the amount of additional equity required to meet the $1,500,000 capital surplus requirement.  The number of shares of Series C issued for such purchase price would be equal to the purchase price divided by 50% of the value of our common stock (or, if the merger has occurred, the market value of the netGuru common stock).  On December 15, 2006, upon successful completion of the merger of BPOMS with netGuru, Messrs. Dolan and Cortens elected to convert $1,540,000 of the bridge loan into 916,667 shares of Series C Preferred Stock.  See note 6 of the Notes to Condensed Consolidated Financial Statements.  At December 31, 2006, the balance owed on the bridge loan was $800,000.

In January 2007, we received cash proceeds of $400,000 from Mr. Patrick Dolan as a bridge loan. Pursuant to the bridge loan agreement, we issued Mr. Dolan a 7-year warrant to purchase 133,333 shares of our common stock. The exercise price of the shares is $0.035, and the warrant vested immediately. Using the Black-Scholes-Merton option valuation model, a volatility of 125%, risk free rate of 4.75% and the fair value at grant date of $1.40 per share, we valued the warrant to be approximately $185,187. The value of the warrant was recorded as a discount to the bridge loan and is being amortized over the term of the loan. Unamortized loan discount balance at September 30, 2007 was $0. In addition to the warrant Mr. Dolan is also entitled to a 3% loan guarantee fee, amounting to $12,000, which has been paid.

The bridge loan agreement provides that if a bridge loan is outstanding, we will not prepay any other debt of the company, other than a stockholder loan, trade payables, the existing operating capital line of credit and other specified loans and leases.  In addition, we have agreed that 25% of the net proceeds from any debt or equity financing transactions will be applied to the balance of any stockholder loan and then to the balance of the bridge loan.

We are a party to director and executive officer compensation arrangements, employment, change in control and retention agreements with related parties, as more particularly described in “Management” of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information concerning the beneficial ownership of our capital stock, as of November 27, 2007 by (i) each person known by us to beneficially own 5% or more of our outstanding capital stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, the address for each of the stockholders in the table below is c/o BPO Management Services, Inc., 1290 North Hancock, Suite 202, Anaheim, California 92807.  Unless otherwise indicated in the footnotes to this table and except in cases where community property laws apply, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of capital stock shown as beneficially owned by the stockholder.

As of November 27, 2007, we had 12,171,034 shares of common stock, 1,605,598 shares of Series A Preferred Stock, 1,449,204 shares of Series B Preferred Stock, 916,666 shares of Series C Preferred Stock, 1,458,333.8 shares of Series D Convertible Preferred Stock and 729,167.4 shares of Series D-2 Convertible Preferred Stock issued and outstanding and had granted certain common stock and Series D-2 Convertible Preferred Stock purchase warrants and stock options that were exercisable then or within 60 days thereafter.  Russell Cleveland, a director of ours who was appointed as a result of a financing (as described in the Stock Purchase Agreement as defined below), disclaims beneficial ownership of all shares of Series D Convertible Preferred Stock that were issued in such financing, shares of Series D-2 Convertible Preferred Stock that underlie certain warrants granted in such financing, all shares of common stock into which such preferred shares may be converted, and the common stock underlying certain common stock purchase warrants (See footnotes 7, 8, 22, and 30, below).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Executive Officers and Directors:
Common Stock	Patrick A. Dolan	4,920,390(2)	34.9%
Common Stock	James Cortens	3,099,137(3)	23.8%
Common Stock	Donald Rutherford	50,000(4)	*
Common Stock	Koushik Dutta	18,750(5)	*
Common Stock	Dale Paisley	24,759(6)	*
Common Stock	Russell Cleveland	33,333,347(7)	73.3%
Common Stock	All Directors and Executive Officers (6 persons) as a group	41,446,383(8)	85.7%

5% Beneficial Owners:
Common Stock	Don West	1,925,313(9)	14.7%
Common Stock	Brian Meyer	954,282(10)	7.5%
Common Stock	Vision Opportunity Master Fund, Ltd.**	56,666,670(11)	82.3%
Common Stock	Renaissance US Growth Investment Trust PLC	10,416,670(12)	46.1%
Common Stock	Renaissance Capital Growth & Income Fund III, Inc.	8,333,336(13)	40.6%
Common Stock	US Special Opportunities Trust PLC	10,416,670(14)	46.1%
Common Stock	Premier RENN US Emerging Growth Fund Ltd.	4,166,670(15)	25.5%
Common Stock	BridgePointe Master Fund Ltd.**	16,666,670(16)	58.8%
Common Stock	Heller Capital Investments LLC**	10,000,006(17)	45.1%
Common Stock	Everett Huntoon	1,333,333(18)	11.0%
Common Stock	Howard Andrews	1,333,333(19)	11.0%

Executive Officers and Directors:
Series A Preferred Stock	Patrick A. Dolan	1,019,135	63.5%
Series A Preferred Stock	James Cortens	586,463	36.5%
Series A Preferred Stock	All Directors and Executive Officers (6 persons) as a group	1,605,598	100%

5% Beneficial Owners:
Series B Preferred Stock	Don West	907,784(20)	62.6%
Series B Preferred Stock	Brian Meyer	439,813(21)	30.3%

Executive Officers and Directors:
Series C Preferred Stock	Patrick A. Dolan	833,333	90.9%
Series C Preferred Stock	James Cortens	83,333	9.1%
Series C Preferred Stock	All Directors and Executive Officers (6 persons) as a group	916,666	100%

Executive Officers and Directors:
Series D Convertible Preferred Stock	Russell Cleveland	416,666.9(22)	28.6%
Series D Convertible Preferred Stock	All Directors and Executive Officers (6 persons) as a group	416,666.9	28.6%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

5% Beneficial Owners:
Series D Convertible Preferred Stock	Vision Opportunity Master Fund, Ltd.**	708,333.4(23)	48.6%
Series D Convertible Preferred Stock	Renaissance US Growth Investment Trust PLC	130,208.4(24)	8.9%
Series D Convertible Preferred Stock	Renaissance Capital Growth & Income Fund III, Inc.	104,166.7(25)	7.1%
Series D Convertible Preferred Stock	US Special Opportunities Trust PLC	130,208.4(26)	8.9%
Series D Convertible Preferred Stock	Premier RENN US Emerging Growth Fund Ltd.	52,083.4(27)	3.6%
Series D Convertible Preferred Stock	BridgePointe Master Fund Ltd.**	208,333.4(28)	14.3%
Series D Convertible Preferred Stock	Heller Capital Investments LLC**	125,000.1(29)	8.6%

Executive Officers and Directors:
Series D-2 Convertible Preferred Stock	Russell Cleveland	416,666.9(30)	28.6%
Series D-2 Convertible Preferred Stock	All Directors and Executive Officers (6 persons) as a group	416,666.9	28.6%

5% Beneficial Owners:
Series D-2 Convertible Preferred Stock	Vision Opportunity Master Fund, Ltd.**	708,333.4(31)	48.6%
Series D-2 Convertible Preferred Stock	Renaissance US Growth Investment Trust PLC	130,208.4(32)	8.9%
Series D-2 Convertible Preferred Stock	Renaissance Capital Growth & Income Fund III, Inc.	104,166.7(33)	7.1%
Series D-2 Convertible Preferred Stock	US Special Opportunities Trust PLC	130,208.4(34)	8.9%
Series D-2 Convertible Preferred Stock	Premier RENN US Emerging Growth Fund Ltd.	52,083.4(35)	3.6%
Series D-2 Convertible Preferred Stock	BridgePointe Master Fund Ltd.**	208,333.4(36)	14.3%
Series D-2 Convertible Preferred Stock	Heller Capital Investments LLC**	125,000.1(37)	8.6%

* Constitutes less than 1%

** The stockholder has agreed that at no time may it exercise a warrant or convert any shares of Series D Convertible Preferred Stock or Series D-2 Convertible Preferred Stock into common stock if, as a result, it would beneficially own in excess of 9.99% of our then issued and outstanding shares of common stock.  However, on 61 days’ notice to us, the stockholder may waive this limitation.

_________________________

(1)
As used in this table, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable, and does not necessarily indicate ownership for any other purpose.  In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after November 27, 2007.

(2)
Includes 2,988,975 shares of common stock, 1,019,135 shares of Series A convertible preferred stock, 640,555 shares of common stock underlying warrants and 271,725 shares of common stock underlying options.

(3)
Includes 2,264,375 shares of common stock, 586,463 shares of Series A convertible preferred stock, 67,149 shares of common stock underlying warrants and 181,150 shares of common stock underlying options.

(4)	Includes 50,000 shares of common stock underlying options.

(5)	Includes 18,750 shares of common stock underlying options.

(6)	Includes 24,759 shares of common stock underlying options.

(7)
Includes 416,666.9 shares of Series D Convertible Preferred Stock (which are initially convertible into 6,666,669 shares of common stock), 208,333.4 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 3,333,334 shares of common stock), warrants to purchase 20,000,008 shares of common stock, and warrants to purchase 208,333.5 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 3,333,336 shares of common stock), all held by Renaissance Capital Growth & Income Fund III, Inc., US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC, and Premier RENN US Emerging Growth Fund Limited, for which RENN Capital Group, Inc. acts as Investment Advisor.  Russell Cleveland is President of RENN Capital Group, Inc. and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(8)	Includes all shares referenced in footnotes 2, 3, 4, 5, 6, and 7, above.

(9)
Includes 565,459 shares of common stock held by Don West, 313,481 shares of common stock held by his wife Sharon West, and 133,154 shares of common held stock by West LTP Trust; 461,149 shares of Series B Preferred Stock held by Don West, 313,481 shares of Series B Preferred Stock held by Sharon West, and 133,154 shares of Series B Preferred Stock held by West LTP Trust; and 5,435 shares of common stock underlying warrants held by Don West.  The address of Mr. West is 1800-181 Bay Street, Toronto, Ontario, M5J 2T9.

(10)
Includes 166,401 shares of common stock held by Brian Meyer and 169,103 shares of common stock held by his wife Lynne Meyer; 270,710 shares of Series B Preferred Stock held by Brian Meyer and 169,103 shares of Series B Preferred Stock held by Lynne Meyer; and 5,435 shares of common stock underlying warrants held by Brian Meyer; and 173,530 shares of common stock underlying options held by Brian Meyer.

(11)
Includes 708,333.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 11,333,334 shares of common stock), 458,334 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 7,333,344 shares of common stock), warrants to purchase 34,000,002 shares of common stock, and warrants to purchase 249,999.4 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 3,999,990 shares of common stock).  Adam Benowitz, Portfolio Manager of Vision Opportunity Master Fund, Ltd., is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Benowitz is 20 W. 55th Street, 5th floor, New York, New York, 10019.

(12)
Includes 130,208.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 2,083,334 shares of common stock), 65,104.2 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 1,041,667 shares of common stock), warrants to purchase 6,250,002 shares of common stock, and warrants to purchase 65,104.2 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 1,041,667 shares of common stock).  Russell Cleveland, President and Director of Renaissance US Growth Investment Trust PLC, is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(13)
Includes 104,166.7 shares of Series D Convertible Preferred Stock (which are initially convertible into 1,666,667 shares of common stock), 52,083.3 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 833,333 shares of common stock), warrants to purchase 5,000,002 shares of common stock, and warrants to purchase 52,083.4 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 833,334 shares of common stock).  Russell Cleveland, President of Renaissance Capital Growth & Income Fund III, Inc., is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(14)
Includes 130,208.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 2,083,334 shares of common stock), 65,104.2 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 1,041,667 shares of common stock). warrants to purchase 6,250,002 shares of common stock, and warrants to purchase 65,104.2 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 1,041,667 shares of common stock).  Russell Cleveland, U.S. Portfolio Manager of US Special Opportunities Trust PLC, is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(15)
Includes 52,083.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 833,334 shares of common stock), 26,041.7 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 416,667 shares of common stock), warrants to purchase 2,500,002 shares of common stock, and warrants to purchase 26,041.7 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 416,667 shares of common stock).  Russell Cleveland, President of RENN Capital Group, Inc., the investment advisor of Premier RENN US Emerging Growth Fund Ltd., is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(16)
Includes 500,000 shares of common stock, 208,333.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 3,333,334 shares of common stock), 62,500 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 1,000,000 shares of common stock), warrants to purchase 9,500,002 shares of common stock, and warrants to purchase 145,833.4 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 2,333,334 shares of common stock).  Eric S. Swartz, Director of BridgePointe Master Fund Ltd., is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Swartz is 1120 Sanctuary Parkway, Suite 325, Alpharetta, Georgia, 30004.

(17)
Includes 125,000.1 shares of Series D Convertible Preferred Stock (which are initially convertible into 2,000,001 shares of common stock), warrants to purchase 6,000,004 shares of common stock, and warrants to purchase 125,000.1 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 2,000,001 shares of common stock).  Ronald I. Heller, Chief Investment Officer of Heller Capital Investments LLC, is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Heller is 700 East Palisade Avenue, Englewood Cliffs, New Jersey, 07632.

(18)	The address of Mr. Huntoon is 111 Orchard Road, Mt. Kisco, New York 10549.

(19)	The address of Mr. Andrews is 10 Quail Hollow Lane, West Nyack, New York 10994.

(20)
Includes 461,149 shares of Series B Preferred Stock held by Don West, 313,481 shares of Series B Preferred Stock held by Sharon West, and 133,154 shares of Series B Preferred Stock held by West LTP Trust.  The address of Mr. West is 1800-181 Bay Street, Toronto, Ontario, M5J 2T9.

(21)	Includes 270,710 shares of Series B Preferred Stock held by Brian Meyer and 169,103 shares of Series B Preferred Stock held by Lynne Meyer.

(22)
Includes 416,666.9 shares of Series D Convertible Preferred Stock held by Renaissance Capital Growth & Income Fund III, Inc., US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC, and Premier RENN US Emerging Growth Fund Limited, for which RENN Capital Group, Inc. acts as Investment Advisor.  Russell Cleveland is President of RENN Capital Group, Inc. and, therefore, may be considered a beneficial owner of such shares.  Russell Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(23)
Includes 708,333.4 shares of Series D Convertible Preferred Stock.  Adam Benowitz, Portfolio Manager of Vision Opportunity Master Fund, Ltd., is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Benowitz is 20 W 55th Street, 5th floor, New York, New York, 10019.

(24)
Includes 130,208.4 shares of Series D Convertible Preferred Stock.  Russell Cleveland, President and Director of Renaissance US Growth Investment Trust PLC, is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(25)
Includes 104,166.7 shares of Series D Convertible Preferred Stock.  Russell Cleveland, President of Renaissance Capital Growth & Income Fund III, Inc., is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(26)
Includes 130,208.4 shares of Series D Convertible Preferred Stock.  Russell Cleveland, U.S. Portfolio Manager of US Special Opportunities Trust PLC, is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(27)
Includes 52,083.4 shares of Series D Convertible Preferred Stock.  Russell Cleveland, President of RENN Capital Group, Inc., the investment advisor of Premier RENN US Emerging Growth Fund Ltd., is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(28)
Includes 208,333.4 shares of Series D Convertible Preferred Stock.  Eric S. Swartz, Director of BridgePointe Master Fund Ltd., is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Swartz is 1120 Sanctuary Parkway, Suite 325, Alpharetta, Georgia, 30004.

(29)
Includes 125,000.1 shares of Series D Convertible Preferred Stock.  Ronald I. Heller, Chief Investment Officer of Heller Capital Investments LLC, is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Heller is 700 East Palisade Avenue, Englewood Cliffs, New Jersey, 07632.

(30)
Includes 208,333.4 shares of Series D-2 Convertible Preferred Stock and 208,333.5 shares of Series D-2 Convertible Preferred Stock underlying warrants held by Renaissance Capital Growth & Income Fund III, Inc., US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC, and Premier RENN US Emerging Growth Fund Limited, for which RENN Capital Group, Inc. acts as Investment Advisor.  Russell Cleveland is President of RENN Capital Group, Inc. and, therefore, may be considered a beneficial owner of such shares.  Russell Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(31)
Includes 458,334 shares of Series D-2 Convertible Preferred Stock and 249,999.4 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Adam Benowitz, Portfolio Manager of Vision Opportunity Master Fund, Ltd., is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Benowitz is 20 W. 55th Street, 5th floor, New York, New York, 10019.

(32)
Includes 65,104.2 shares of Series D-2 Convertible Preferred Stock and 65,104.2 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Russell Cleveland, President and Director of Renaissance US Growth Investment Trust PLC, is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(32)
Includes 52,083.3 shares of Series D-2 Convertible Preferred Stock and 52,083.4 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Russell Cleveland, President of Renaissance Capital Growth & Income Fund III, Inc. is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(34)
Includes 65,104.2 shares of Series D-2 Convertible Preferred Stock and 65,104.2 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Russell Cleveland, U.S. Portfolio Manager of US Special Opportunities Trust PLC, is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(35)
Includes 26,041.7 shares of Series D-2 Convertible Preferred Stock and 26,041.7 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Russell Cleveland, President of RENN Capital Group, Inc., the investment advisor of Premier RENN US Emerging Growth Fund Ltd., is the person who has voting and investment control over the shares listed in the table and, therefore, may be considered a beneficial owner of such shares.  Mr. Cleveland disclaims such beneficial ownership.  The address of Mr. Cleveland is 8080 N. Central Expressway, Suite 210, Dallas, Texas, 75206.

(36)
Includes 62,500 shares of Series D-2 Convertible Preferred Stock and 145,833.4 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Eric S. Swartz, Director of BridgePointe Master Fund Ltd., is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Swartz is 1120 Sanctuary Parkway, Suite 325, Alpharetta, Georgia, 30004.

(37)
Includes 125,000.1 shares of Series D-2 Convertible Preferred Stock underlying warrants.  Ronald I. Heller, Chief Investment Officer of Heller Capital Investments LLC, is the person who has voting and investment control over the shares listed in the table.  The address of Mr. Heller is 700 East Palisade Avenue, Englewood Cliffs, New Jersey, 07632.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 179,795,816 shares of capital stock, of which 150,000,000 shares were designated as shares of common stock, par value $0.01 per share, and 29,795,816 shares are designated as shares of preferred stock, par value $0.01 per share.  Of the 29,795,816 shares designated as preferred stock, 1,608,612 shares are designated as shares of Series A Preferred Stock, 1,449,204 shares are designated as shares of Series B Preferred Stock, 21,738,000 shares are designated as shares of Series C Preferred Stock, 1,500,000 shares are designated as shares of Series D Convertible Preferred Stock, 1,500,000 shares are designated as shares of Series D-2 Convertible Preferred Stock, and the remaining 2,000,000 shares of preferred stock may be issued in one or more classes or series of preferred stock as the board of directors may determine from time to time by resolution.

On November 27, 2007, there were 12,171,034 shares of common stock, 1,605,598 shares of Series A Preferred Stock, 1,449,204 shares of Series B Preferred Stock, and 916,666 shares of Series C Preferred Stock, 1,458,333.8 shares of Series D Convertible Preferred Stock and 729,167.4 shares of Series D-2 Convertible Preferred Stock issued and outstanding.

On July 3, 2007, we filed a Preliminary Information Statement on Schedule 14C that advised that we intend to file an amendment to our Second Restated Certificate of Incorporation to increase our authorized capital stock to 279,795,816, with the additional 100,000,000 shares being designated as shares of common stock so that we have 250,000,000 authorized shares of common stock.  In addition, a second contemplated amendment would increase our authorized shares of Series A Preferred Stock by 700,000 shares to 2,308,612 shares and decrease our undesignated preferred stock from 2,000,000 to 1,300,000.  Lastly, the other contemplated amendment to our Second Restated Certificate of Incorporation provides that once our commitment to pay the 48 months of dividends on the Series C Preferred Stock provided for in our Second Restated Certificate of Incorporation has been satisfied and paid in full, we will be able to extinguish any further liabilities owed to holders of our Series C Preferred Stock by redeeming all of such shares for an aggregate purchase price of $1.00, to the extent we are lawfully permitted to make the redemption under the General Corporation Laws of the State of Delaware. Without this last amendment, in order to redeem the Series C Preferred Stock, we would need to pay $2.10 per share, which equals 125% of the per-share Series C Original Issue Price of $1.68 (subject to adjustment for stock dividends, combinations or splits with respect to such shares to date) plus any dividends declared but unpaid.

Our common shares are identical in all respects, and each share of common stock entitles the holder to the same rights and privileges as are enjoyed by other holders of common stock and is subject to the same qualifications, limitations, and restrictions as apply to other shares.

Each share of common stock is entitled to one vote for each share held by its holder. When voting with the common stock as combined classes, (i) each share of Series A Preferred Stock and each share of Series B Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each such share could be converted, (ii) each share of Series C Preferred Stock is entitled to one vote for each share of Series C Preferred Stock held by such holder, and (iii) each share of Series D and Series D-2 Convertible Preferred Stock is entitled to one vote for each share of such stock held by such holder. When voting with other series of our preferred stock as a class or when voting solely as a separate series, each share of our preferred stock is entitled to one vote for each share of such preferred stock held by such holder.

The holders of our common shares are entitled to dividends when and if declared by our Board of Directors from legally available funds.  Pursuant to the terms of the Share Sale documentation, we agreed that (1) as long as any shares of Series D Convertible Preferred Stock, Series A Warrants, Series B Warrants, Series J Warrants, Series C Warrants, or Series D Warrants remain outstanding, we would not declare or pay any dividends or make any distributions on our common stock or any other class and series of our equity securities, which by their terms do not rank senior to the Series D or Series D-2 Convertible Preferred Stock, except for payment-in-kind dividends on account of our Series A Preferred Stock or cash dividends on account of our Series C Preferred Stock, and (2) in order to pay dividends on common stock, we must obtain the approval of at least 66% of the shares of the then-outstanding Series D Convertible Preferred Stock and of at least 66% of the shares of the then-outstanding Series D-2 Convertible Preferred Stock.  The holders of our common shares are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution, after certain preferences are paid to holders of our preferred stock.

Shares of our Series A Preferred Stock are entitled to an 8.0% per year cumulative dividend, payable at the end of each calendar quarter in shares of Series A.  Holders of our Series A Preferred Stock are entitled to a tax gross-up payment in cash to cover United States federal income and withholding taxes to the extent those taxes exceed 10% of the fair market value of a dividend on the dividend distribution date.  Shares of our Series C Preferred Stock are entitled to a cumulative monthly dividend out of retained earnings, in an amount calculated as follows: (1) for the first twelve months following their issuance date, an amount equal to $0.00750 multiplied by the Series C original issue price per share (as adjusted for stock splits, stock dividends, recapitalizations, and the like), and then divided by $1.00; (2) for the next succeeding 36 months, an amount equal to $0.03180 multiplied by the Series C original issue price per share (as adjusted for stock splits, stock dividends, recapitalizations, and the like), and then divided by $1.00; and (3) from and after the 48th month, the shares of our Series C Preferred Stock will not bear a dividend.

Please see "Selling Stockholders" below for a description of the dividends to which our Series D and D-2 Convertible Preferred Stock are entitled.

SELLING STOCKHOLDERS

On June 13, 2007, we privately placed shares of our Series D Convertible Preferred Stock and various common stock and Series D-2 Convertible Preferred Stock purchase warrants to certain institutional investors for gross proceeds of approximately $14,000,000 (the “Share Sale”).  The chart set forth below identifies the institutional investors who purchased such shares and warrants and the number of shares and warrants purchased.

Name of Investor	Number of Shares of Series D Convertible Preferred Stock Purchased	Number of Shares of Common Stock Underlying Series A Warrants	Number of Shares of Common Stock Underlying Series B Warrants	Number of Shares of Series D-2 Convertible Preferred Stock Underlying Series J Warrants	Number of Shares of Common Stock Underlying Series C Warrants	Number of Shares of Common Stock Underlying Series D Warrants	Total Purchase Price Paid by Investor
Vision Opportunity Master Fund, Ltd.	708,333.4	5,666,667	11,333,334	708,333.4	5,666,667	11,333,334	$6,800,000
Renaissance US Growth Investment Trust PLC	130,208.4	1,041,667	2,083,334	130,208.4	1,041,667	2,083,334	$1,250,000
Renaissance Capital Growth & Income Fund III, Inc.	104,166.7	833,334	1,666,667	104,166.7	833,334	1,666,667	$1,000,000
US Special Opportunities Trust PLC	130,208.4	1,041,667	2,083,334	130,208.4	1,041,667	2,083,334	$1,250,000
Premier RENN US Emerging Growth Fund Ltd.	52,083.4	416,667	833,334	52,083.4	416,667	833,334	$500,000
BridgePointe Master Fund Ltd.	208,333.4	1,666,667	3,333,334	208,333.4	1,666,667	3,333,334	$2,000,000
Heller Capital Investments LLC	125,000.1	1,000,001	2,000,001	125,000.1	1,000,001	2,000,001	$1,200,000

The closing price of a share of our common stock on June 12, 2007 (the date immediately preceding the closing) was $1.05.

In connection with the Share Sale, we entered into a Series D Convertible Preferred Stock Purchase Agreement with these investors and created two new classes of preferred stock from our undesignated preferred stock.  We made certain customary representations, warranties and covenants to the investors and agreed to indemnify them for any inaccuracy or breach of the representations, warranties and covenants.  We also covenanted that (1) as long as any shares of Series D Convertible Preferred Stock, Series A Warrants, Series B Warrants, Series J Warrants, Series C Warrants, or Series D Warrants remain outstanding, we would not declare or pay any dividends or make any distributions on our common stock or any other class and series of our equity securities, which by their terms do not rank senior to the Series D or Series D-2 Convertible Preferred Stock, except for payment-in-kind dividends on account of our Series A Preferred Stock or cash dividends on account of our Series C Preferred Stock, and (2) in order to pay dividends on common stock, we must obtain the approval of at least 66% of the shares of then-outstanding Series D Convertible Preferred Stock and of at least 66% of the shares of the then-outstanding Series D-2 Convertible Preferred Stock.

We also granted each of the investors the right of first offer to purchase its pro rata share of generally all equity securities that we propose to sell and issue for the one year period between June 13, 2007 and June 13, 2008.

C.E. Unterberg, Towbin, Inc., acted as our placement agent.  The private placement was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Rule 506 of Regulation D or Section 4(2) for transactions not involving a public offering.

Preferred Stock and Warrants

The shares of Series D Convertible Preferred Stock that we issued and sold are convertible into approximately 23.3 million shares of our common stock.  The three-year Series A Warrants that we granted (initial exercise price of $.90 per share) are exercisable for the purchase of up to approximately 11.7 million shares of our common stock.  The five-year Series B Warrants that we granted (initial exercise price of $1.25 per share) are exercisable for the purchase of up to approximately 23.3 million shares of our common stock. If exercised in full, the aggregate Series A Warrant and Series B Warrant proceeds will be approximately $40 million.

Our Series D Convertible Preferred Stock is senior to our common stock and to all of our other classes and series of equity securities which by their terms do not rank senior to our Series D Convertible Preferred Stock (“Junior Stock”).  Holders of our Series D Convertible Preferred Stock are entitled to annual cumulative dividends at the rate of 4% of the stated liquidation preference amount per share, which dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of Junior Stock.  Except for certain transactions upon which the Series D Convertible Preferred Stock is entitled to vote separately as a class (i.e., the following transactions require the approval of holders of at least 66% of the then-outstanding shares of Series D Convertible Preferred Stock:  authorizing, creating, issuing, or increasing the authorized or issued amount of any class of stock; amending, altering or repealing the provisions of the Series D Convertible Preferred Stock in a way that would adversely affect any right, preference, privilege or voting power of the Series D Convertible Preferred Stock; repurchasing, redeeming or paying dividends or distributions on our common stock or any Junior Stock; amending our Certificate of Incorporation or Bylaws in a way that would materially and adversely affect the rights, preferences, privileges and voting power of the Series D Convertible Preferred Stock; reclassifying our outstanding securities; voluntarily filing for bankruptcy, liquidating our assets or making an assignment for the benefit of our creditors; materially changing the nature of our business; and authorizing, approving or entering into a change in control transaction) and except as required by the Delaware General Corporation Law, the Series D Convertible Preferred Stock has no voting rights.  For as long as any shares of Series D Convertible Preferred Stock and Series D-2 Convertible Preferred Stock remain outstanding, the holders of such stock, voting together as a single class, are entitled to elect one member of our board of directors.  Mr. Cleveland is currently such director.

In the event of our liquidation, dissolution or winding up of affairs, the holders of then-outstanding shares of Series D Convertible Preferred Stock are entitled to receive $9.60 per share (the “Liquidation Preference Amount”) plus any accrued and unpaid dividends before any payment or distribution is made to holders of our common stock or Junior Stock.  Each share of Series D Convertible Preferred Stock is initially convertible into 16 shares of our common stock, at the option of the holder, subject to anti-dilution protection in favor of the holder.

We agreed that each holder of Series D Convertible Preferred Stock could elect to have their shares redeemed, in whole or in part, at either 110% or 120% of the Liquidation Preference Amount in the event of a “Major Transaction” or a “Triggering Event,” respectively.  A “Major Transaction” generally includes a consolidation, merger or other business combination of us with or into another entity; the sale or transfer of more than 50% of our assets outside the ordinary course of our business; and the closing of a purchase, tender or exchange offer made to holders of more than 50% of the outstanding shares of our common stock in which more than 50% of the outstanding shares of common stock were tendered and accepted.  A “Triggering Event” generally includes certain lapses of the effectiveness of the registration statement of which this prospectus is a part after it becomes effective; failure or suspension of our common stock to be publicly listed, quoted or traded (including consummation of a “going private” transaction); notice of our inability to comply or our intention not to comply with proper conversion requests or our failure to promptly comply with a conversion notice; redemption of Junior Stock; material judgment(s) not being promptly paid or discharged; a change of control transaction; our bankruptcy or assignment for the benefit of our creditors; breaches of our representations, warranties and covenants made in connection with the Share Sale; and our failure to comply with certain dispute resolution procedures.  Lastly, we made certain customary negative covenants in favor of the holders of Series D Convertible Preferred Stock.

One-year Purchase Option

In connection with the Share Sale, we also granted the investors a one-year option (in the form of Series J Warrants) to purchase up to $21 million of Series D-2 Convertible Preferred Stock, which is convertible into approximately 23.3 million shares of our common stock. At the closing and in connection with such option, we granted the investors three-year Series C warrants (initial exercise price of $1.35 per share), which are exercisable for the purchase of up to approximately 11.7 million shares of our common stock, and five-year Series D Warrants (initial exercise price of $1.87 per share), which are exercisable for the purchase of up to approximately 23.3 million shares of our common stock.  The Series C Warrants and the Series D Warrants vest only upon the exercise of the Series J Warrants.  If exercised in full, the aggregate Series C Warrant and Series D Warrant proceeds will be approximately $60 million.  There can be no assurance that any or all of the warrants will be exercised.

Through amendments to each of our Series J Warrants issued to the investors, effective as of September 28, 2007, we voluntarily reduced the per-share warrant exercise price payable upon exercise by any such investor of its Series J Warrant from $14.40 to $9.60, effective only for exercises thereof during the period between September 28, 2007 and October 10, 2007 (the “Reduced Warrant Price Period”).  This reduced warrant exercise price only applied for up to seventy-five percent (75%) of the Series J Warrants then held by each such institutional investor and the original exercise price of $14.40 per share automatically re-applied to any Series J Warrants not exercised at the reduced price during the Reduced Warrant Price Period.  These amendments were made because we determined that, in lieu of procuring mezzanine financing from otherwise unaffiliated third parties (as originally contemplated by the investors and us as of June 13, 2007, the date on which we closed the Share Sale) in order to finance our acquisition of Blue Hill, we would provide an enhanced opportunity to obtain such financing from the investors.  Since we believed that we would obtain the funds we needed to complete the acquisition from the exercise of these Series J Warrants, we agreed that we will not procure such mezzanine financing or any other financing which is not permitted by the terms of the Series D Convertible Preferred Stock Purchase Agreement dated as of June 13, 2007, entered into by these institutional investors and us.

We also amended each of our Series C Warrants and Series D Warrants to provide that, in the event that the investor holding such warrant exercises any portion of its Series J Warrant during the Reduced Warrant Price Period, the per-share warrant exercise price payable upon exercise of its Series C Warrant was to be reduced from $1.35 to $0.01 and the per-share warrant exercise price payable upon exercise of its Series D Warrant was to be reduced from $1.87 to $1.10 for the same percentage of such investor’s Series C Warrant and Series D Warrant as the percentage of the Series J Warrant exercised by such investor during the Reduced Warrant Price Period.  For example, if an institutional investor exercised one-quarter (1/4) of its Series J Warrant during the Reduced Warrant Price Period, the per-share exercise price for its Series C Warrant and Series D Warrant was reduced for one-quarter (1/4) of its Series C Warrant and Series D Warrant.  Any applicable reduced warrant exercise price for the Series C Warrants and Series D Warrants will apply for the remainder of their respective terms.  The institutional investors confirmed that these reductions to the warrant exercise prices of the Series J Warrants, Series C Warrants, and Series D Warrants do not trigger the anti-dilution protection set forth in such warrants or in any of the Series A Warrants or Series B Warrants issued to them in connection with their purchases of our Series D Convertible Preferred Stock on June 13, 2007.

Our Series D-2 Convertible Preferred Stock is identical to our Series D Convertible Preferred Stock in all respects, except that the Liquidation Preference Amount for our Series D-2 Convertible Preferred Stock is $14.40 per share.

Each of the Series A, B, J, C and D Warrants may be exercised in whole or in part during the term of the warrant by payment of the exercise price for the portion of the warrant being exercised in cash or, commencing on December 13, 2008 if a registration statement under the Securities Act providing for resale of the stock underlying the warrant is not then in effect, by cashless exercise.  The investors may transfer the warrants, in whole or in part, without our consent so long as they comply with applicable securities laws.  The terms of the each warrant also provide anti-dilution protection as to warrant price and number of shares covered by the warrant (which protection the investors agreed was not triggered by the amendments to the Series J, C, and D Warrants).  During the one-year period ending on June 13, 2008, if we issue any additional shares of common stock (excluding certain customary exceptions) at a per-share price less than the then-current exercise price of the warrant, the then-current warrant price will be adjusted to the price equal to the per-share consideration paid for such additional shares of common stock.  For the remainder of the term of each warrant, if we issue any additional shares of common stock at a per-share price less than the then-current warrant price, the then-current warrant price will be adjusted to the price determined by applying a weighted-average formula.

9.99% Limitation

The investors agreed that at no time may any of them exercise a warrant or convert any shares of preferred stock, if, as a result, such investor would beneficially own in excess of 9.99% of our then issued and outstanding shares of common stock. However, on 61 days’ notice an investor may waive such limitation.  Renaissance US Growth Investment Trust PLC, Renaissance Capital Growth & Income Fund III, Inc., US Special Opportunities Trust PC, and Premier RENN US Emerging Growth Fund Ltd. provided notice to us prior to the closing of the private placement that they had elected not to be governed by such percentage limitation.

Escrow Agreement

On June 11, 2007, in contemplation of the imminent closing of the Share Sale, we entered into an Escrow Agreement with the lead investor and U.S. Bank National Association pursuant to which each investor deposited its respective purchase price into the escrow account established for this transaction.  At the closing of the transaction on June 13, 2007, the escrow agent released the proceeds of the escrow to us, net of the escrow agent’s fee and certain expenses incurred by the investors and us in connection with this transaction.

Registration Rights Agreement

This prospectus is being filed and issued pursuant to the terms and conditions of a registration rights agreement we entered into with the institutional investors in connection with the Share Sale.  In that agreement, we agreed to prepare and file a “resale” Registration Statement providing for the resale of all of the shares of common stock underlying the preferred stock and the warrants for an offering to be made on a continuous basis pursuant to Rule 415. We agreed to file the registration statement within 30 days of the closing and that it was to be declared effective within 120 days of the closing or, if fully reviewed, within 150 days of the closing.  We also agreed to pay to the investors certain amounts as liquidated damages if (i) we do not file a registration statement timely, (ii) it is not declared effective timely, (iii) we fail to file a request for acceleration of the registration statement promptly, (iv) the registration statement ceases to be effective during the period that we are obligated to keep it effective, unless within 15 business days we have filed a subsequent registration statement that is declared effective within such 15-day period, (v) we breach certain provisions of the Registration Rights Agreement, or (vi) trading in our common stock has been suspended or is no longer quoted or is delisted for any reason for more than three business days. Such amount, payable in cash or registered shares of our common stock (at our sole option), is equal to one and one-half percent of the amount of the investors’ initial investment for each calendar month or portion thereof during the period that we have not fulfilled our obligations, to an aggregate maximum of 12% of the amount initial investment. If, after we have prepared and filed two pre-effective amendments, the Securities and Exchange Commission does not permit all of the common stock to be included in the registration statement solely because of the application of Rule 415, the investors have agreed to waive their rights to liquidated damages as to the portion of their initial investment that corresponds to the number of common shares not permitted so to be registered. If we elect to pay liquidated damages in registered shares, the number of such shares to be issued shall be an amount equal to the quotient of the liquidated damages amount, divided by the average of the VWAP for the immediately preceding 20 trading days.

We also agreed that we would (i) not register for resale any of our securities other than the shares of common stock issuable to the investors, the shares of common stock underlying the placement agent’s warrants, and 50% of the shares issued by us in certain acquisitions and (ii) use our best efforts to cause the registration statement to be declared effective as promptly as possible and to keep it continuously effective until the investors have sold all of such common stock or are permitted to sell their shares without restriction, pursuant to Rule 144(k).

If we are not permitted to register all of such common stock because of the Securities and Exchange Commission’s application of Rule 415, we agreed to register only such number of shares as we are so permitted. In such event, all of the shares of common stock underlying the placement agent’s warrants and the shares issued by us in certain acquisitions shall be excluded from such registration statement.  The securities that the investors will permit us to include in any registration statement shall be prioritized, as follows: first, the shares of our common stock issuable upon conversion of the Series D Convertible Preferred Stock; second, the shares of our common stock issuable upon conversion of the Series D-2 Convertible Preferred Stock; and third, the shares of our common stock issuable upon exercise of the other warrants. In the event that we are precluded from registering all of the common stock in the initial registration statement, we shall use our best efforts to file subsequent registration statements to register such shares.  Notwithstanding that the Registration Rights Agreement required us to file an amendment to our registration statement on Form SB-2 with the Securities and Exchange Commission on or before August 29, 2007 (which was the tenth business day after we received the Commission's comment letter on our registration statement on Form SB-2), the requisite number of shares of Series D Convertible Preferred Stock waived the deadline for the amendment and extended such deadline.

Lock-up Agreement

In connection with the Share Sale, our directors and officers and certain other individuals agreed with us that they would not, directly or indirectly, dispose of any of the shares of our common stock, or any or our securities convertible into or exchangeable or exercisable for shares of our common stock without obtaining the prior written consent of the investors who purchased a majority of the Series D Preferred Stock. This agreement expires on the earlier of September 30, 2008 or six months following the effective date of the above-referenced registration statements.

Placement Agent Agreement and Finder’s Fees

In connection with an investment banking agreement that we had previously entered with C.E. Unterberg, Towbin, Inc. at closing we paid them a placement agent fee of $980,000 (equivalent to seven percent of the gross closing proceeds of the private placement) and granted them five-year warrants for the purchase of up to 700,000 shares of our common stock at a per-share exercise price of $0.60.  We also granted them certain registration rights.

In connection with a finder’s agreement that we entered with George Logan on September 15, 2006 and his services rendered in introducing us to C.E. Unterberg, Towbin, Inc., at closing we paid him a finder’s fee of $280,000 (equivalent to two percent of the gross closing proceeds of the private placement) and granted him seven-year warrants for the purchase of up to 466,667 shares of our common stock (equivalent to two percent of the gross closing proceeds of the private placement) at a per-share exercise price of $0.60 (the effective purchase price of one share of common stock upon conversion of Series D Convertible Preferred Stock at the initial conversion price). We also granted him certain piggy-back registration rights.  Mr. Logan has previously received finder’s fees of $285,000 and seven-year warrants for the purchase of up to 169,352 shares of our common stock in connection with finder’s agreements that we entered into with him regarding the acquisition of the ADAPSYS entities and the merger with netGuru, Inc.

The following table sets forth certain information known to us with respect to the ownership of our common stock by the selling stockholders as of November 27, 2007, based on 12,171,034 shares of our common stock then outstanding.  The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named below.  The share numbers in the column labeled ‘‘Number of Shares Offered’’ represent all of the shares that the selling stockholders may offer, from time to time, under this prospectus.  Except as shown in the column labeled “Number of Shares After the Offering”, the table assumes that each selling stockholder exercises all of his or its warrants and sells all of his or its shares of our common stock.  We are unable to determine the exact number of shares that actually will be sold, if any.  We do not know how long the selling stockholders will hold the shares before selling them.  We currently have no agreements, arrangements, or understandings with the selling stockholders regarding the sale of any of their shares.  No selling stockholder (except C.E. Unterberg, Towbin, Inc. and George Logan) is a broker-dealer or an affiliate of a broker-dealer.

Selling Stockholder	Number of Shares Owned Before the Offering	Number of Shares Offered	Number of Shares Owned After the Offering	Percentage of Class of Shares After the Offering

Vision Opportunity Master Fund, Ltd. (1)*	56,666,670	28,333,335	28,333,335	70.0%

Renaissance US Growth Investment Trust PLC (2)	10,416,670	5,208,335	5,208,335	30.0%

Renaissance Capital Growth & Income Fund III, Inc. (3)	8,333,336	4,166,668	4,166,668	25.5%

US Special Opportunities Trust PLC (4)	10,416,670	5,208,335	5,208,335	30.0%

Premier RENN US Emerging Growth Fund Ltd. (5)	4,166,670	2,083,335	2,083,335	14.6%

BridgePointe Master Fund Ltd. (6)*	16,666,670	8,333,335	8,333,335	40.6%

Heller Capital Investments LLC (7)*	10,000,006	5,000,003	5,000,003	29.1%

C. E. Unterberg, Towbin, Inc. (8)	700,000	700,000	---	--

George Logan (9)	636,019	466,667	169,352	1.4%

Donald C. Helt and Bridget B. Helt, as trustees of the Donald C. and Bridget B. Helt Revocable Trust	384,968	192,484	192,484	1.6%

*
The selling stockholder has agreed that at no time may it exercise a warrant or convert any shares of Series D Convertible Preferred Stock or Series D-2 Convertible Preferred Stock into common stock if, as a result, it would beneficially own in excess of 9.99% of our then issued and outstanding shares of common stock.  However, on 61 days’ notice to us, the selling stockholder may waive this limitation.

(1)
Includes 708,333.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 11,333,334 shares of common stock), 458,334 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 7,333,344 shares of common stock), warrants to purchase 34,000,002 shares of common stock, and warrants to purchase 249,999.4 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 3,999,990 shares of common stock).  Adam Benowitz, Portfolio Manager of Vision Opportunity Master Fund, Ltd., is the person who has voting and investment control over the shares listed in the table.

(2)
Includes 130,208.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 2,083,334 shares of common stock), 65,104.2 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 1,041,667 shares of common stock), warrants to purchase 6,250,002 shares of common stock, and warrants to purchase 65,104.2 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 1,041,667 shares of common stock).  Russell Cleveland, President and Director of Renaissance US Growth Investment Trust PLC, is the person who has voting and investment control over the shares listed in the table.

(3)
Includes 104,166.7 shares of Series D Convertible Preferred Stock (which are initially convertible into 1,666,667 shares of common stock), 52,083.3 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 833,333 shares of common stock), warrants to purchase 5,000,002 shares of common stock, and warrants to purchase 52,083.4 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 833,334 shares of common stock).  Russell Cleveland, President of Renaissance Capital Growth & Income Fund III, Inc., is the person who has voting and investment control over the shares listed in the table.

(4)
Includes 130,208.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 2,083,334 shares of common stock), 65,104.2 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 1,041,667 shares of common stock), warrants to purchase 6,250,002 shares of common stock, and warrants to purchase 65,104.2 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 1,041,667 shares of common stock).  Russell Cleveland, U.S. Portfolio Manager of US Special Opportunities Trust PLC, is the person who has voting and investment control over the shares listed in the table.

(5)
Includes 52,083.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 833,334 shares of common stock), 26,041.7 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 416,667 shares of common stock), warrants to purchase 2,500,002 shares of common stock, and warrants to purchase 26,041.7 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 416,667 shares of common stock).  Russell Cleveland, President of RENN Capital Group, Inc., the investment advisor of Premier RENN US Emerging Growth Fund Ltd., is the person who has voting and investment control over the shares listed in the table.

(6)
Includes 500,000 shares of common stock, 208,333.4 shares of Series D Convertible Preferred Stock (which are initially convertible into 3,333,334 shares of common stock), 62,500 shares of Series D-2 Convertible Preferred Stock (which are initially convertible into 1,000,000 shares of common stock), warrants to purchase 9,500,002 shares of common stock, and warrants to purchase 145,833.4 shares of Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are initially convertible into 2,333,334 shares of common stock).  Eric S. Swartz, Director of BridgePointe Master Fund Ltd., is the person who has voting and investment control over the shares listed in the table.

(7)
Includes 125,000.1 shares of Series D Convertible Preferred Stock (which are convertible into 2,000,001 shares of common stock), 125,0001 shares of Series D-2 Convertible Preferred Stock underlying a warrant to purchase Series D-2 Convertible Preferred Stock (which, if fully exercised and converted, are convertible into 2,000,001 shares of common stock), and 6,000,004 shares of common stock underlying warrants.  Ronald I. Heller, Chief Investment Officer of Heller Capital Investments LLC, is the person who has voting and investment control over the shares listed in the table.

(8)
Includes 700,000 shares of common stock underlying warrants.  These warrants were received by C.E. Unterberg, Towbin, Inc. as compensation for its placement activities.  David M. Barrett, Chief Financial Officer of C.E. Unterberg, Towbin, Inc., is the person who has voting and investment control over the shares listed in the table.

(9)
Includes 636,019 shares of common stock underlying warrants.  These warrants were received by Mr. Logan as a finder's fee for introducing us to C.E. Unterberg, Towbin, Inc.  Mr. Logan is affiliated with a registered broker-dealer.

Note:
The shares of common stock held by the selling stockholders which are covered by this prospectus (other than the shares of common stock held by C.E. Unterberg, Towbin, Inc., George Logan, and Donald C. Helt and Bridget B. Helt, as trustees of the Donald C. and Bridget B. Helt Revocable Trust) are being registered pursuant to the terms and conditions of a registration rights agreement dated June 13, 2007 that we entered into in connection with the Share Sale.

PLAN OF DISTRIBUTION

The selling stockholders and any of their transferees, pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any national securities exchange, quotation service, over-the-counter market, or trading facility on which shares of our common stock are listed or quoted at the time of sale or in transactions otherwise than on those exchanges, quotation services, markets or trading facilities.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders may pledge or grant a security interest in some or all of the Series D or Series D-2 Convertible Preferred Stock, Series A, B, C, D or J Warrants, or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus (the “Prospectus Amendment”).  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Each selling stockholder has agreed that so long as it beneficially owns any shares of common stock, including any shares issuable upon exercise of the Warrants, (x) it will not, and that it will cause its affiliates not to, in any manner whatsoever, effect, directly or indirectly, any “short sales” (as such term is defined in Regulation SHO of the Exchange Act) of the common stock or any hedging transaction, including obtaining borrow, which establishes a net short position with respect to the common stock, and (y) it shall not, and will cause its affiliates not to, permit any pledgee of such common stock, or such pledgee’s affiliates, to engage in any short sales in respect of any such pledged shares.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, and any discounts, commissions, or concessions allowed, reallowed, or paid to broker-dealers (the "Prospectus Supplement").

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus, except that the selling stockholders shall pay all fees and costs we incur in connection with a Prospectus Amendment or Prospectus Supplement.  However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages, and liabilities arising in connection with this prospectus, including liabilities under the Securities Act, as described in the registration rights agreement we entered into in connection with the Share Sale.

LEGAL PROCEEDINGS

Morrison et al. v. Skytrack Systems, Inc. et al. (File No. CI 06-01-47005) was filed against BPOMS, Adapsys Document Management, Inc., Adapsys Transaction Processing Inc. (formerly Skytrack systems, Inc.) and certain other affiliates of BPOMS on May 12, 2006 in the Court of Queen’s Bench of Manitoba in the City of Winnipeg by a total of 28 former employees of ADAPSYS L.P., a partnership of which ADAPSYS Transaction Processing, Inc. serves as general partner. As of June 28, 2007, we had reached settlements with all of the original 28 plaintiffs.  The total payments to be made to settle this action are within the estimated liability we had recorded as part of the allocation of the purchase price of the ADAPSYS entities in August 2005.

A separate action was filed on May 12, 2006 by two other former employees of ADP, but has since been settled.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Bryan Cave LLP, Irvine, California.

EXPERTS

Our consolidated financial statements as of December 31, 2006, and for the period from July 26, 2005 (inception) to December 31, 2006, included in this prospectus have been audited by Kelly & Company, independent registered public accounting firm, as stated in their report dated April 16, 2007.  Such consolidated financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Second Restated Certificate of Incorporation, no director will be held personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director unless such breach involves a breach of his duty of loyalty to us or our stockholders, relates to acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, relates to a transaction from which he derives an improper personal benefit, or relates to an unlawful payment of a dividend or unlawful stock purchase or redemption.  Further, under our Second Restated Certificate of Incorporation, our directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  This same indemnification is provided pursuant to Section 145 of the General Corporation Law of the State of Delaware, except the director or officer must have acted in good faith and in a manner that he reasonably believed to be in our best interest or not opposed to our best interest and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Our Bylaws provide that each of our directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses he suffers being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interest and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

In addition, we have entered into or will enter into with each of our directors and officers a customary indemnity agreement pursuant to which we agree to indemnify such person to the fullest extent allowed by the law against all damages and expenses he suffers being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interest and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.  We also maintain directors’ and officers’ insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly, and current reports, proxy statements, and other information with the SEC.  You may read and copy any report or other document that we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information as to the operation of the Public Reference Room.  The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that electronically file documents with the SEC.

This prospectus is part of a registration statement filed by us with the SEC.  Because the SEC’s rules and regulations allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement.  You may review the registration statement and the exhibits filed with, or incorporated therein by reference in, the registration statement for further information regarding us and the shares of our common stock offered by this prospectus.  Statements contained in this prospectus as to the contents of any contract or any other document are summaries of the material terms of such contracts or other documents.  With respect to these contracts or other documents filed, or incorporated therein by reference, as an exhibit to the registration statement, we refer you to the exhibits for a more complete description of the matter involved.  The registration statement and its exhibits may be inspected at the SEC’s Public Reference Room at the location described above.

BPO MANAGEMENT SERVICES, INC.

INDEX TO FINANCIAL STATEMENTS

Financial Statements	Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Financial Statements: Consolidated Balance Sheet as of December 31, 2006	F-2

Consolidated Statements of Operations for the year ended December 31, 2006 and for the period July 26, 2005 (inception) to December 31, 2005	F-3

Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the year ended December 31, 2006 and for the period July 26, 2005 (inception) to December 31, 2005	F-4

Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for the period July 26, 2005 (inception) to December 31, 2005	F-6

Notes to Consolidated Financial Statements	F-8

Consolidated Financial Statements	F-37

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2007 and 2006 (unaudited)	F-37

Condensed Consolidated Balance Sheet as of September 30, 2007 (unaudited)	F-38

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited)	F-39

Notes to Condensed Consolidated Financial Statements (unaudited)	F-41

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of
BPO Management Services, Inc.

We have audited the accompanying consolidated balance sheet of BPO Management Services, Inc. (a Delaware corporation) as of December 31, 2006 and the related consolidated statements of operations and cash flows for the year ended December 31, 2006 and for the period from July 26, 2005 (inception), to December 31, 2006, and the consolidated statement of stockholders' equity for the period from July 26, 2005 (inception), to December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the two years then ended and for the period from July 26, 2005 (inception), to December 31, 2006, and the statement of stockholders' equity for the period from July 26, 2005 (inception), to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses for the year ended December 31, 2006 of $(4,629,006) and for the period from July 26, 2005 (inception) to December 31, 2005 of $(800,520). Despite its negative cash flows from operations of $(1,967,653) for the year ended December 31, 2006 and $(49,536) for the period from July 26, 2005 (inception) to December 31, 2005, the Company has been able to obtain operating capital through private equity funding sources. Management's plans, which are described in Note 15 to the financial statements, include the continued development and eventual implementation of its business plan. The Company has relied upon private equity funding since inception. No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company's common stock and borrowing or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Kelly & Company
Costa Mesa, California
April 16, 2007

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2006

Assets

Current assets:
Cash and cash equivalents	$706,197
Accounts receivable (net of allowance for doubtful accounts of $96,351)	743,114
Inventory (net of reserves of $0)	37,960
Income taxes receivable	250,000
Deposits	26,821
Prepaid expenses and other current assets	96,344
Total current assets	1,860,436
Property, plant and equipment, net (Note 3)	509,929
Goodwill	4,083,822
Intangible assets (net of amortization of $76,957)	1,114,698
Other assets	146,723
Total assets	$7,715,608
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt, net of discount of $2,867	$322,778
Current portion of capital lease obligations	170,976
Accounts payable	1,381,243
Accrued expenses	725,935
Purchase price payable- short-term (Note 2)	977,473
Deferred revenues	334,672
Related party notes payable, net of discount of $408,843 (Note 7)	516,157
Severance obligations payable (Note 5)	543,291
Other current liabilities	25,491
Total current liabilities	4,998,016
Long-term debt , net of current portion and net of discount of $6,927	39,475
Capital lease obligations, net of current portion	10,328
Purchase price payable-long-term (Note 2)	179,579
Other long-term liabilities	33,115
Total liabilities	5,260,513
Commitments and contingencies (Note 9)
Stockholders’ equity:
Convertible preferred stock A, par value $.01; authorized 1,608,612 shares; 1,574,116 shares issued and outstanding	15,741
Convertible preferred stock B, par value $.01; authorized 1,449,204 shares; 1,449,200 shares issued and outstanding	14,492
Non-convertible preferred stock C, par value $.01; authorized 21,738,000 shares; 916,667 shares issued and outstanding	9,167
Common stock, par value $.01; authorized 150,000,000 shares; 8,619,400 shares issued and outstanding	86,194
Additional paid-in capital	6,537,527
Accumulated deficit	(4,100,706)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustments	(107,320)
Total stockholders’ equity	2,455,095
$7,715,608

See accompanying notes to consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Year Ended	From July 26 to
	December 31,	December 31,
	2006	2005

Net revenues:
ECM	$2,713,769	$2,321,834
ITO	1,833,052	-
HRO	164,318	25,700
Total net revenues	4,711,139	2,347,534
Operating expenses:
Cost of services	1,523,983	887,456
Selling, general and administrative	5,737,335	1,230,011
Research and development	19,491	-
Change in estimated severance liability	(223,726)	1,014,281
Share-based compensation	598,031	24,415

Total operating expenses	7,655,114	3,156,163

Operating loss	(2,943,975)	(808,629)

Other (expense) income:
Interest (expense) income, net	(366,943)	7,210
Other	10,732	899

Total other (expense) income	(356,211)	8,109

Loss from operations before income taxes	(3,300,186)	(800,520)
Income tax expense	-	-

Net loss	$(3,300,186)	$(800,520)

Basic and diluted loss per common share:
Net loss per common share	$(0.39)	$(0.12)

Weighted average shares used in computing:
Basic and diluted loss per common share	8,496,119	6,682,788

See accompanying notes to consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss
for the period July 26, 2005 to December 31, 2006

	Preferred Series A		Preferred Series B		Preferred Series C		Common stock
	Number of shares	Par value	Number of shares	Par value	Number of shares	Par value	Number of shares	Par value	Additional paid in capital	Accumu-lated deficit	Accumu-lated other compre-hensive income (loss)	Total stockholders’ equity	Total compre-hensive loss
Balance, July 26, 2005	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—

Initial shares issued for cash	1,086,900	10,869	—	—	—	—	5,253,350	52,534	1,436,597	—	—	1,500,000	—

Acquisition of ADAPSYS entities	—	—	1,449,200	14,492	—	—	1,449,200	14,492	604,596	—	—	633,580	—

Acquisition of HRO	—	—	—	—	—	—	126,805	1,268	26,451	—	—	27,719	—

Amortization of share-based compensation	—	—	—	—	—	—	—	—	24,415	—	—	24,415	—

Stock warrants issued	—	—	—	—	—	—	—	—	25,570	—	—	25,570	—

Net loss	—	—	—	—	—	—	—	—	—	(800,520)	—	(800,520)	$(800,520)

Foreign currency translation	—	—	—	—	—	—	—	—	—	—	8,294	8,294	8,294

Comprehensive loss-July 26, to December 31, 2005	—	—	—	—	—	—	—	—	—	(800,520)	8,294		$(792,226)

Balance, December 31, 2005	1,086,900	$10,869	$1,449,200	$14,492	$—	$—	$6,829,355	$68,294	$2,117,629	$(800,520)	$8,294	$1,419,058

(Continued on the following page)
See accompanying notes to consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss
for the period July 26, 2005 to December 31, 2006 (Continuation)
	Preferred Series A		Preferred Series B		Preferred Series C		Common stock
	Number of shares	Par value	Number of shares	Par value	Number of shares	Par value	Number of shares	Par value	Additional paid in capital	Accumu-lated deficit	Accumu-lated other compre-hensive income (loss)	Total stock-holders’ equity	Total compre-hensive (loss)
Balance, December 31, 2005	1,086,900	$10,869	$1,449,200	$14,492	$—	$—	$6,829,355	$68,294	$2,117,629	$(800,520)	$8,294	$1,419,058	—

Amortization of share-based compensation	—	—	—	—	—	—	—	—	244,553	—	—	244,553	—

Acquisition of Digica	—	—	—	—	—	—	362,300	3,623	75,574	—	—	79,197	—

Acquisition of Novus	—	—	—	—	—	—	144,920	1,449	147,384	—	—	148,833	—

Share-based compensation	344,185	3,442	—	—	—	—	—	—	350,036	—	—	353,478	—

Stock dividend	143,031	1,430	—	—	—	—	—	—	(1,430)	—	—	—	—

Conversion of officers’ loans	—	—	—	—	916,667	9,167	—	—	1,530,833	—	—	1,540,000	—

Reverse merger with netGuru	—	—	—	—	—	—	1,282,820	12,828	1,293,097	—	—	1,305,925	—

Stock purchase warrants issued	—	—	—	—	—	—	—	—	779,851	—	—	779,851	—

Net loss	—	—	—	—	—	—	—	—	—	(3,300,186)	—	(3,300,186)	$(3,300,186)

Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(115,614)	(115,614)	(115,614)

Comprehensive loss for the year ended December 31, 2006							—	—	—	(3,300,186)	(115,614)		$(3,415,800)

Balance, December 31, 2006	1,574,116	$15,741	1,449,200	$14,492	916,667	$9,167	8,619,395	$86,194	$6,537,527	$(4,100,706)	$(107,320)	$2,455,095

See accompanying notes to consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended	July 26, 2005 to
	December 31,	December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(3,300,186)	$(800,520)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	160,720	14,233
Recognition of acquired customer contract cost	245,265	719,243
Bad debt expense	121,494	-
Compensation expense recognized on issuance of stock and stock options	598,031	49,985
Amortization of discount on loan	241,670	-
Gain on foreign exchange	-	(7,411)
Change in estimate - severance liability	(223,726)	-
Changes in operating assets and liabilities:
Accounts receivable	191,336	(39,853)
Prepaid expenses and other current assets	(17,910)	-
Other assets	(55,715)	(5,279)
Accounts payable and accrued expenses	279,717	192,819
Change in severance liability	(260,738)	(68,768)
Other current liabilities	10,391	-
Deferred revenues	111,165	(103,985)
Deferred gain on sale-leaseback	(49,196)	-
Net cash used in operating activities	(1,947,682)	(49,536)
Cash flows from investing activities:
Purchase of property, plant and equipment	(69,831)	(7,839)
Purchase of customer lists	-	(220,702)
Cost of investment held-for-sale - sold	-	124,663
Cash from acquired companies, net of acquisition costs paid	2,394,658	-
Cash paid for acquisition, net of cash acquired	-	(111,321)

Net cash provided by (used in) investing activities	2,324,827	(215,199)
Cash flows from financing activities:
Proceeds from issuance of preferred and common stock	-	1,500,000
Payment on note payable	-	(3,096)
Proceeds from bank debt	267,525	-
Repayment of bank debt	(1,286)
Payment of capital lease obligations	(19,778)	-
Proceeds from stockholder loans	2,340,000	-
Cash distribution to shareholders	(3,502,098)	-
Net cash (used in) provided by financing activities	(915,637)	1,496,904
Effect of exchange rate changes on cash and cash equivalents	12,520	-
Net cash (used in) provided by operations	(525,972)	1,232,169
Cash and cash equivalents, beginning of period	1,232,169	-
Cash and cash equivalents, end of period	$706,197	$1,232,169

(continued on the following page)

Consolidated Statements of Cash Flows (Continuation)

	Year Ended	July 26, 2005 to
	December 31,	December 31,
	2006	2005

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$43,618	$4,145
Income taxes	$-	$-
Supplemental disclosure of non-cash investing and financing activities:
Issuance of warrants	$779,851	$25,570
Issuance of preferred A shares as compensation to officers	$353,478	$-
Issuance of preferred A shares stock dividend	$1,430	$-
Issuance of preferred C shares in partial conversion of bridge loans	$1,540,000	$-
Acquisition of equipment under capital lease	$16,804	$-
Acquisition of companies:
Net assets acquired	$8,667,358	$2,432,119
Net liabilities assumed	$4,995,585	$1,687,218
Note issued toward consideration	$1,157,052	$-
Common stock issued toward consideration	$228,030	$316,790
Preferred stock issued toward consideration	$-	$316,790

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

BPO Management Services, Inc. was incorporated in 1981 in the state of New Jersey and reincorporated in the state of Delaware in 1996 under the name Research Engineers, Inc. Effective February 18, 2000, the Company’s name was changed to netGuru.com and effective February 25, 2000, to netGuru, Inc. On December 15, 2006, netGuru acquired the privately held BPO Management Services, Inc. (“Former BPOMS”) in a reverse merger and changed its name to BPO Management Services, Inc., also referred to as the “Company” or “BPOMS” throughout this document. BPOMS is a provider of business process outsourcing services providing enterprise content management (“ECM”) services, information technology outsourcing (“ITO”) services and human resource outsourcing (“HRO”) services to middle-market enterprises located primarily in Canada and in the United States.

For accounting purposes, the acquisition has been treated as a recapitalization of Former BPOMS with Former BPOMS as the acquirer. The historical financial statements prior to December 15, 2006, are those of the Former BPOMS. Since the Former BPOMS began operations on July 26, 2005, pro forma information giving effect to the acquisition, as if the acquisition took place January 1, 2005, is not practicable and therefore not presented. Loss per share for the period July 26, 2005 to December 31, 2005 (“Prior Period 2005”) and all share-related data have been presented giving effect to the recapitalization resulting from the reverse merger.

Principles of Consolidation

The consolidated financial statements include the accounts of BPOMS and its wholly-owned subsidiaries. All significant transactions among the consolidated entities have been eliminated upon consolidation. Each of the following entities is included in consolidation beginning with the respective date of acquisition.

Inception/Acquisition Date

BPO Management Services, Inc.	Inception date: July 26, 2005
Adapsys Document Management LP	July 29, 2005
Adapsys LP	July 29, 2005

Digica, Inc.	January 1, 2006
Novus Imaging Solutions, Inc.	September 30,2006
netGuru, Inc.	December 15, 2006

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The financial statements include certain amounts that are based on management's best estimates and judgments. The most significant estimates are: allocation of the purchase price in business combinations and the related valuation of identifiable intangible assets and the determination of their useful lives, valuation of goodwill arising from a business combination, allowance for uncollectible accounts receivable, estimation of useful lives of fixed assets, test for impairment of goodwill, estimation of the severance liability, valuation of stock options and warrants issued, allocation of equity unit purchase price between preferred and common share and the determination of the valuation reserves on the United States and Canadian income tax assets. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value Of Financial Instruments,” requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. At December 31, 2006, management believed the carrying amounts of cash and cash equivalents, receivable and payable amounts, and accrued expenses approximated fair value because of the short maturity of these financial instruments. The Company also believed that the carrying amounts of its capital lease obligations approximated their fair value, as the interest rates approximated a rate that the Company could have obtained under similar terms at the balance sheet date.

Foreign Currency Translation

The financial condition and results of operations of the Company’s foreign subsidiaries are accounted for using the local currency as the functional currency. Assets and liabilities of the subsidiaries are translated into U.S. dollars (the reporting currency) at the exchange rate in effect at the fiscal year-end. Statements of operations accounts are translated at the average rate of exchange prevailing during the respective fiscal years. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive (loss) in the consolidated statements of stockholders’ equity and comprehensive loss. Gains and losses resulting from foreign currency transactions are included in operations and are not material for fiscal 2006 and for the Prior Period 2005.

Cash and Cash Equivalents

The Company considers all liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash balances at financial institutions that management believes possess high-credit quality.  As of December 31, 2006, the Company's cash and cash equivalents were deposited primarily in six financial institutions. Although a portion of the related cash balances are federally insured, the Company maintains amounts on deposit in excess of federally insured limits.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following useful lives:

Computer equipment	2-5 years
Computer software	2-3 years
Office equipment and furniture	3-10 years

Assets subject to capital lease agreements and leasehold improvements are amortized over the lesser of the life of the asset or the term of the lease.

Goodwill

The Company, upon its inception, adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption.

The Company is required to perform reviews for impairment annually, or more frequently when events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. The evaluation of goodwill impairment involves assumptions about the fair values of assets and liabilities of each reporting unit. If these assumptions are materially different from actual outcomes, the carrying value of goodwill will be incorrect. In addition, the Company’s results of operations could be materially affected by the write-down of the carrying amount of goodwill to its estimated fair value.

The Company assessed the fair value of its three reporting units by considering their projected cash flows, using risk-adjusted discount rates and other valuation techniques and determined that there was no impairment to goodwill. As of December 31, 2006, the Company’ goodwill balance was $4,083,822.

Impairment or Disposal of Long-Lived Assets

The Company accounts for its long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Revenue Recognition

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement, such as agreements, purchase orders or written or online requests, exists; (2) delivery of the product or service has been completed and no significant obligations remain; (3) the Company’s price to the buyer is fixed or determinable; and (4) collection is reasonably assured. The Company’s revenues arise from the following segments: ECM solutions including collaborative software products and services and FAO, ITO services and HRO services.

Revenue from software sales is recognized upon shipment if no significant post-contract support obligations remain outstanding and collection of the resulting receivable is reasonably assured. Customers may choose to purchase maintenance contracts that include telephone, e-mail and other methods of support, and the right to unspecified upgrades on a when-and-if available basis. Revenue from these maintenance contracts is deferred and recognized ratably over the life of the contract, usually twelve months.

In October 1997, the Accounting Standards Executive Committee (“AcSEC”) of the AICPA issued Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.” SOP 97-2 distinguishes between significant and insignificant vendor obligations as a basis for recording revenue, with a requirement that each element of a software licensing arrangement be separately identified and accounted for based on relative fair values of each element. The Company determines the fair value of each element in multi-element transactions based on vendor-specific objective evidence (“VSOE”). VSOE for each element is based on the price charged when the same element is sold separately.

In 1998, the AICPA issued SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions,” which modifies SOP 97-2 to allow for use of the residual method of revenue recognition if certain criteria have been met. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the transaction fee is recognized as revenue.

The Company sells its collaborative software along with a maintenance package. This constitutes a multi-element arrangement. The price charged for the maintenance portion is the same as when the maintenance is sold separately. The fair values of the maintenance contracts sold in all multi-element arrangements are recognized over the terms of the maintenance contracts. The collaborative software portion is recognized when persuasive evidence of an arrangement exits, price is fixed and determinable, when delivery is complete, collection of the resulting receivable is reasonably assured and no significant obligations remain.

Revenues from providing IT services are recognized primarily on a time and materials basis, with time at a marked-up rate and materials and other reasonable expenses at cost, once the services are completed and no significant obligations remain. Certain IT services contracts are fixed price contracts where progress toward completion is measured by mutually agreed upon pre-determined milestones for which the Company recognizes revenue upon achieving such milestones. Fixed price IT contracts are typically for a short duration of one to nine months The Company did not have any fixed price contracts at December 31, 2006. Fees for certain services are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer's fee is determinable. The customer's fee is negotiated at the onset of the arrangement.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Allowance for Doubtful Accounts Receivable

The Company sells to its customers on credit and grants credit to those who are deemed credit worthy based on its analysis of their credit history. The Company reviews its accounts receivable balances and the collectibility of these balances on a periodic basis. Based on the Company’s analysis of the length of time that the balances have been outstanding, the pattern of customer payments, the Company’s understanding of the general business conditions of its customers and its communications with their customers, the Company estimates the recoverability of these balances. When recoverability is uncertain, the Company records bad debt expenses and increases the allowance for accounts receivable by an amount equal to the amount estimated to be unrecoverable. If the historical data the Company uses to calculate the allowance provided for doubtful accounts does not reflect its future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the Company’s future results of operations could be materially affected.

Concentration of Risk

The Company is subject to credit risk primarily through its accounts receivable balances. The Company does not require collateral for its accounts receivable balances. Two of the Company’s customers accounted for 15.87% and 10.43%, respectively, of the Company’s consolidated net sales in fiscal 2006.

In Prior Period 2005, one customer accounted for approximately 74% of the Company’s net sales. No other customer accounted for more than 10% of consolidated net sales.

Deferred Revenues

The Company defers revenues for its maintenance contracts and for its collaborative software sales that are not considered earned. The Company defers its maintenance revenues when the maintenance contracts are sold, and then recognizes the maintenance revenues over the term of the maintenance contracts. The Company defers its collaborative software sales revenues if it invoices or receives payment prior to the completion of a project, and then recognizes these revenues upon completion of the project when no significant obligations remain.

Research and Development

The Company’s research and development (“R&D”) costs consist mainly of software developers’ salaries. The Company follows the provisions of SFAS No. 86 to capitalize software development costs when technological feasibility has been established and to stop capitalization when the product is available for general release to customers. The Company expenses development costs when they are related to enhancement of existing software products.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method and/or if converted method based upon the weighted-average fair value of the Company’s common shares during the period. See Note 11 “Loss Per Share” for the computation of EPS.

Comprehensive Income (Loss)

The Company applies the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. SFAS No. 130 requires changes in foreign currency translation adjustments, which are reported separately in stockholders’ equity, to be included in other comprehensive income (loss).

Share-Based Compensation

The Company accounts for share-based compensation to employees pursuant to SFAS No. 123(R), “Share Based Payment,” which requires that all share-based compensation to employees, including grants of employee stock options, be recognized as expense in the Company’s financial statements based on their respective grant date fair values. As SFAS No. 123(R) requires that share-based compensation expense be based on awards that are ultimately expected to vest, share based compensation for 2006 has been reduced by estimated forfeitures.

SFAS 123(R) requires the use of a valuation model to calculate the fair value of share-based awards. The Company has elected to use the Black-Scholes-Merton option pricing model, which incorporates various assumptions including volatility, expected life, expected dividend and interest rates. As a private company, Former BPOMS did not have a history of market prices of its common stock, and as such, the Company used an estimated volatility in accordance with SAB No. 107 “Share Based Payment.” In 2006, the Company used the volatility of the stock price of netGuru, BPOMS’ predecessor company, adjusted to remove the effects of divestitures, cash distributions, and the reverse merger which BPOMS deems not representative of the events that would take place during expected term of the options that were valued. The expected life of awards was based on the simplified method as defined in SAB No. 107. The risk-free interest rate assumption was based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption was based on the company’s history and expectation of not paying any dividends in the foreseeable future. Forfeitures were estimated at the time of grant and will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses the straight line amortization model to record expenses under this statement and recognized share-based compensation expense for the stock options granted in 2006 and Prior Period 2005 in the amounts of $244,553 and $24,415, respectively. The Company may be required to accelerate, increase or cancel any remaining unearned share-based compensation expense if there are any modifications or cancellation of the underlying unvested securities. Future share-based compensation expense and unearned share-based compensation will increase to the extent that we grant additional equity awards to employees or we assume unvested equity awards in connection with acquisitions.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The fair value of the Company’s stock options granted to employees was estimated using the following assumptions:

Expected Dividend yield	—
Expected volatility	125%
Risk-free interest rate	4.6% - 5.03%
Expected option lives (in years)	7.0
Estimated forfeiture rate	7.0%

All share-based compensation expense was recorded in selling, general and administrative expense.

Valuation of the Company’s Common Shares at the Time of Grant

Prior to Merger, the Company granted its common stock as partial consideration for the acquisition of Digica in January 2006 and Novus Imaging Solutions, Inc., in October 2006. The fair values of these grants were determined based on recent sales of the Company’s securities.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Segment Reporting

The Company applies the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources. See Note 10 “Segment and Geographic Data” for a description of and disclosures regarding the Company’s significant reportable segments.

Reclassifications

Certain reclassifications have been made to the fiscal 2005 consolidated financial statements to conform to the fiscal 2006 presentation. The primary reclassifications relate to the presentation of the three business segments and the presentation of share and per-share data giving effect to the one-for-fifteen reverse merger.

Impact of Recently Issued Accounting Standards

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” an amendment to Accounting Principles Bulletin Opinion (“APB”) No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. We implemented SFAS No. 154 in fiscal year beginning January 1, 2006. SFAS No. 156 did not have a material impact on our financial position, results of operations or cash flows.

Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. SFAS No. 155 is effective for us beginning January 1, 2007. We are currently evaluating the impact this new Standard but believe that it will not have a material impact on our financial position, results of operations, or cash flows.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 also describes the manner in which it should be initially applied. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal years beginning after September 15, 2006, and is effective for us beginning January 1, 2007. We do not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for us beginning January 1, 2007. We are is currently assessing the potential impact that adoption of FIN 48 will have on our financial position, results of operations or cash flows.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. We are currently assessing the potential impact that adoption of SFAS No. 157 will have on our financial position, results of operations or cash flows.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Effects of Prior Year Misstatements When Quantifying Current Year Misstatements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements.” SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2007 annual financial statements. We are currently assessing the potential impact that adoption of SAB No. 108 will have on our financial position, results of operations or cash flows.

Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of SFAS No. 87, 88, 106, and 132(R).” SFAS No. 158 requires the full recognition, as an asset or liability, of the overfunded or underfunded status of a company-sponsored postretirement benefit plan. SFAS No. 158 will be effective for us beginning January 1, 2007. We are currently assessing the potential impact that adoption of SFAS No. 158 will have on our financial position, results of operations or cash flows.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are required to and plan to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. We are currently assessing the impact of the adoption of SFAS 159 on our financial position, results of operations or cash flows.

(2)	BUSINESS COMBINATIONS

In August 2005, the Company completed the purchase of all the voting equity interest of ADAPSYS Transaction Processing, Inc. and ADAPSYS Document Management, Inc., (the "Adapsys entities"), privately held providers of data and document management solutions by acquiring all of their outstanding capital stock for a total purchase price of $1,319,048. The Adapsys entities' results of operations have been included in the consolidated financial statements since the date of acquisition. In addition to adding the Adapsys data and document management solutions capability with its long term Canada-based customer relationships, this acquisition enabled the company to offer a high quality, cost-effective service utilizing its near shore delivery model to its US customers.

The purchase price consisted of cash in the amount of $659,899 and preferred stock, common stock and options valued at $659,149. The value of the 2 million shares of preferred Series B stock, 2 million shares of common stock and options to purchase 168,000 common shares issued all at fair value based on the cash price paid for a comparable number of shares of Company's common stock at formation in July 2005.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The following table presents the allocation of the acquisition price, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values as of the date of acquisition:

Cash and cash equivalents	$574,147
Accounts receivable	454,931
Acquired contract	964,508
Other current assets	424
Property, plant and equipment	60,888
Other assets	125,297
Goodwill	826,071
Total assets acquired	3,006,266
Note payable to bank	79,011
Accounts payable and other accrued liabilities	525,158
Estimated termination liability	1,083,049
Total liabilities assumed	1,687,218
Net assets acquired	$1,319,048

Customer contract at December 31, 2005, represents the unrealized portion of the purchase price allocated to the customer contract. This customer contract had 6.5 months remaining when it was acquired in August 2005 and expired in February 2006. Under this agreement, the Company determined the fair value of the customer contract based upon an income approach in which an estimated gross profit margin of 60% was utilized. The gross profit estimate was based on the SIC average computer service industry gross profit margins over a 5 year period. During Prior Period 2005, the Company expensed $719,243 of this amount based on the actual revenue recognized on the contract during the period.

The purchase price and costs associated with the Adapsys entities acquisition exceeded the Company's allocation of the fair value of net assets acquired by $826,071, which was assigned to goodwill. The $826,071 of goodwill is not expected to be deductible for United States income tax, state income tax or Canadian income tax purposes.

In January 2006, the Company completed its acquisition of all of the outstanding equity interests of Digica, Inc. (“Digica”), a privately-held provider of information technology outsourcing services based in Branchburg, New Jersey. Under the terms of the purchase agreement, the Company paid $400,000 in cash and issued 362,300 shares of the Company’s common stock in exchange for all outstanding equity of Digica.

The fair value of the shares of the Company’s common stock issued in this acquisition was determined using sales of shares of the Company’s common stock and the estimated value of common shares previously issued in other acquisitions. The following table summarizes estimated fair values of the assets acquired and liabilities assumed from Digica at the date of acquisition:

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Current assets	$210,212
Property, plant and equipment	179,638
Other non current assets	33,115
Goodwill	333,689
Identifiable intangible assets	145,231
Total assets acquired	901,885

Current liabilities	377,659
Other non current liabilities	33,115
Long-term debt	11,914
Total liabilities assumed	422,688
Net assets acquired	$479,197

Acquired identifiable intangible assets in the amount of $145,231 were assigned to customer contracts, with an estimated useful life of three years with no residual value. The purchase price and costs associated with the Digica acquisition exceeded the Company's allocation of the fair value of net assets acquired by $333,689, which was assigned to goodwill. The $333,689 assigned to goodwill is not expected to be deductible for United States income tax purposes.

In September 2006, the Company completed its acquisition of all of the outstanding equity interests of Novus Imaging Solutions (“Novus”), a provider of document imaging, microfilming and records management solutions located in Winnipeg, Canada. As consideration for the acquisition of Novus, the Company agreed to pay the shareholders of Novus, approximately $865,234 in cash, 144,920 shares of BPOMS common stock valued at approximately $148,833. In addition, the sellers of Novus are entitled to an earnout cash payment of approximately $291,819, of which 112,238 is payable within the first 12 months after acquisition and the remainder $179,579 is payable within the second 12 months after acquisition, subject to certain conditions. The following table summarizes estimated fair values of the assets acquired and liabilities assumed from Novus at the date of acquisition:

Current assets	$342,042
Property, plant and equipment	132,710
Goodwill	996,073
Total assets acquired	1,470,825

Current liabilities	102,237
Total liabilities assumed	102,237
Net assets acquired	$1,368,588

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The purchase price and costs associated with the Novus acquisition exceeded the Company's allocation of the fair value of net assets acquired by $996,073, which was assigned to goodwill. The $996,073 assigned to goodwill is not expected to be deductible for United States income tax, state income tax or Canadian income tax purposes.

The stock purchase agreement pursuant to which the Company acquired Novus provides for the cash portion of the purchase price to be paid upon the earlier of March 1, 2007 and the closing of a one million dollars investment in the Company by persons other than the Company’s then current shareholders. If the cash portion of the purchase price is not paid when due, then the sellers of Novus will have the right to rescind their sale of Novus to the Company and to purchase for $1.00 from the Company all of the assets and liabilities of ADAPSYS’ Deines business. As of December 31, 2006, the total amount payable to the sellers of Novus was approximately $1,157,052. On February 28, 2007, the sellers agreed to extend the due date of the cash payment to April 30, 2007.

On December 15, 2006, the Company completed a reverse merger with netGuru, in which it exchanged its outstanding common and preferred shares for the outstanding common and preferred shares of netGuru. The Company consolidated netGuru’s two business units, Web4, a provider of document management and enterprise collaboration technology, with the Company’s document management business headquartered in Winnipeg Canada, and netGuru Systems, a provider of contract computer programming staff and solutions to corporate enterprises, with the Company’s Information Technology business headquartered in Branchburg, New Jersey. The following table summarizes estimated fair values of the assets acquired and liabilities assumed from netGuru at the date of acquisition:

Current assets	$3,278,200
Property, plant and equipment	80,273
Other non current assets	59,706
Identifiable intangible assets	827,172
Goodwill	2,049,297
Total assets acquired	6,294,648

Current liabilities	4,421,464
Other non current liabilities	49,196
Total liabilities assumed	4,470,660
Net assets acquired	$1,823,988

The purchase price includes the value of a 7-year stock purchase warrant that the Company issued as finder’s fee for the transaction. The warrant is exercisable into 47,619 shares of the Company’s common stock and was valued at $119,271 using the Black-Scholes-Merton option pricing model. A value of $827,172 was assigned to the eReview collaborative software technology as an identifiable intangible asset with an estimated useful life of five years and no residual value. Purchase price in excess of the net assets acquired in the amount of $2,049,297 was assigned to goodwill, which is not expected to be deductible for United States income tax or state income tax purposes. The allocation of purchase price is based on preliminary data and could change when final valuation is determined.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

(3)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, as of December 31, 2006 consisted of the following:

Furniture and fixtures	$43,416
Office equipment	530,661
Assets under capital lease	16,804
Leasehold improvements	20,561
611,442
Less accumulated depreciation and amortization	(101,513)
Property, plant and equipment, net	$509,929

The Company acquired the remaining balance of deferred gain on sale and leaseback of a facility on December 15, 2006, along with the acquisition of netGuru, Inc. This deferred gain was recognized in its entirety in December 2006, when the Company terminated the lease and moved its corporate headquarters to a new location.

(4)	DEBT

Long-term debt

Long-term debt, including capital lease obligations, consisted of the following at December 31, 2006:

a. Credit facility from Bank of Nova Scotia, secured by assets of the Company, variable annual interest rate of 7% at December 31, 2006	$256,804
b. Operating line of credit from Bank of Nova Scotia, secured by assets of the Company, variable annual interest rate of 7.25% at December 31, 2006	47,505
c. Loan from Business Development Bank of Canada, expiring May 21, 2010, variable annual interest rate of 11.25% at December 31, 2006	58,754
d. Collateralized loan payable to Chrysler Financial, expiring March 2008, fixed interest rate of 13.9%	8,984
e. Capital lease obligations maturing at dates ranging from November 30, 2009 to December 31, 2011, secured by the leased assets	181,304
Total long-term debt before unamortized discount	553,351

Less: Unamortized discount	(9,794)
Long-term debt	543,557
Less: current portion	(493,754)
$49,803

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

a.	Credit facility from Bank of Nova Scotia

Adapsys LP has a credit facility with Bank of Nova Scotia. The credit facility is an operating line of credit with a maximum availability of approximately $258,000, secured by all present and future personal property of the Company and carries an annual interest rate of Canadian prime rate plus 1%, which amounted to 7% at December 31, 2006. The credit facility is subject to two covenants, the borrowing base covenant and the tangible net worth covenant. The borrowing base covenant limits the Company’s operating loans not to exceed the lesser of $258,000 or the operating limit of the borrowing base, defined as an amount equivalent to 75% of the Company’s certain accounts receivables less security interest or charges or specific payables which have or may have priority over the bank’s security. The tangible net worth covenant requires the Company to maintain a tangible net worth in excess of approximately $429,000. Tangible net worth is defined by the bank as stockholders’ equity less amounts due from related parties, investment in affiliates and intangible assets as defined by the bank. At December 31, 2006, the Company was not in compliance with the tangible net worth or the borrowing base covenants, and had an outstanding balance of approximately $ 256,804.

b.	Operating line of credit from Bank of Nova Scotia

Adapsys Document Management LP (“ADM”) has a operating line of credit with the Bank of Nova Scotia. The operating line of credit has a maximum availability of approximately $129,000, secured by all present and future personal property of the Company and carries an annual interest rate of Canadian prime rate plus 1.25% which amounted to 7.25% at December 31, 2006. The operating line is subject to two covenants, the borrowing base covenant and the tangible net worth covenant. The borrowing base covenant limits ADM’s operating loans not to exceed the lesser of $129,000 or the operating limit of the borrowing base, defined as an amount equivalent to 75% of ADM’s certain accounts receivables less security interest or charges or specific payables which have or may have priority over the bank’s security. The tangible net worth covenant requires ADM to maintain a tangible net worth in excess of approximately $129,000. Tangible net worth is defined by the bank as stockholders’ equity less amounts due from related parties, investment in affiliates and intangible assets as defined by the bank. At December 31, 2006, ADM was not in compliance with the tangible net worth covenant but was in compliance with the borrowing base covenant and had an outstanding balance of approximately $47,505 under this operating line.

c.	Term Loan from Business Development Bank of Canada

ADM has a term loan with the Business Development Bank of Canada that expires on May 21, 2010. The interest rate on this loan is bank’s floating rate plus 3.25% and monthly principal re-payments are approximately $1,433. At December 31, 2006, the annual rate of interest on this loan was 11.25% and the balance outstanding was approximately $58,754. The loan is secured by a general security agreement from ADM and joint and several personal guarantees in the amount of approximately $43,000 by two former principals of ADM who were also the Company’s 5% shareholders. The Company issued a 7-year warrant to purchase 5,435 shares of the Company’s common stock at an exercise price of $0.03 per share to each of these shareholders in return for their loan guarantees. The warrants, valued at approximately $11,049, were recorded as a discount to the term loan. The value of the warrants is being  amortized to interest expense over the term of the loan. Unamortized discount at December 31, 2006 was approximately $9,794.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

d.	Loan Payable to Chrysler Financial

Digica has a loan payable to Chrysler Financial collateralized by a vehicle with a net book value of $12,000. The loan has a fixed annual interest rate of 13.9% and matures in March 2008. At December 31, 2006, the loan balance was $8,984.

e.	Capital leases

Capital leases consist primarily of equipment leases for the U.S. entities. The Company added approximately $17,000 to capital leases in fiscal 2006.

Long-term debt, excluding unamortized discount, and capital lease obligations mature in each of the following years ending December 31:

	Long-Term Debt	Capital Lease Obligations

2007	$325,645	$172,767
2008	17,160	7,120
2009	14,756	5,404
2010	14,486	-
2011	-	-
Thereafter	-	-
Total minimum payments	$372,047	$185,291

Less: amount representing interest		(3,987)
Present value of minimum capital lease payments		$181,304

(5)	ESTIMATED SEVERANCE LIABILITY

As part of the acquisition of the ADAPSYS entities, the Company acquired the remaining term of a contract to provide services to IATA. This contract expired in February 2006. As a result of the expiration of this contract, the Company terminated 36 employees. The Company believes that it has a termination obligation to certain of these terminated employees. The Company recorded the estimated liability as part of the allocation of the purchase price of the ADAPSYS entities in August 2005, and reduces the liability as individual prior employees and the Company reach agreement on the amount of termination payment due.

During 2006, the Company settled with some of the terminated employees and made payments to them during the year totaling $191,324.  Pursuant to the settlement agreements, the Company is required to make remaining payments to these individuals in 2007 totaling $138,752.  During 2006, the Company also paid $82,941 in professional fees and benefits related to the severance liability.

Based on the settlements reached and amount of professional and other fees incurred during 2006, the Company reduced its severance liability estimate at December 31, 2006 by $223,726.  This amount is shown as a reduction to operating expense on the Company’s consolidated statement of operations for the year ended December 31, 2006. The Company believes that the severance liability balance of $543,291 at December 31, 2006 is sufficient to satisfy the remaining amounts due.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

(6)	STOCKHOLDERS’ EQUITY

In connection with the Merger, on December 15, 2006, the Company issued an aggregate 7,336,575 shares of its common stock to the holders of the common stock of Former BPOMS and 1,567,095 of its Series A preferred shares, 1,449,200 of its Series B preferred shares, and 916,666 of its Series C preferred shares to the holders of shares the respective series of preferred stock of Former BPOMS, in exchange for their shares of common and preferred stock, respectively, of Former BPOMS. For each share of the common stock of Former BPOMS, the holder thereof received 0.7246 of the Company’s common shares. For each share of the Series A and Series B convertible preferred stock of Former BPOMS, the holder thereof received 0.7246 shares of the Company’s preferred stock in the corresponding series. For each share of the Series C non-convertible preferred stock of Former BPOMS, the holder thereof received one share of the Company’s preferred stock in the corresponding series.

Exemption from the registration provisions of the Securities Act of 1933 for the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchaser was accredited and had access to the kind of information registration would provide. Appropriate investment representations were obtained, and the securities were issued with restricted securities legends.

Warrants

The Company has issued warrants in the past relating to certain acquisitions, issuances of stock, financing activities and as consideration for services to the Company.

In August 2005, the Company issued a 7-year warrant that vested upon issuance, to purchase 121,733 shares of the Company’s common stock at an exercise price of $0.0345 per share. The warrant was issued towards finder’s fee for the acquisition of the ADAPSYS entities and was valued at $25,570, using the Black-Scholes-Merton valuation model, with the value included in the purchase price of the ADAPSYS entities.

In August 2006, the Company issued 7-year warrants to purchase an aggregate of 10,870 shares of the Company’s common stock at an exercise price of $00345 per share, in consideration for guaranteeing the term loan from the Business Development Bank of Canada (see note 4C). The warrants were valued at $11,049. The value of the warrants was recorded as a discount to the term loan and is being amortized to interest expense over its term. At December 31, 2006, the unamortized balance of the discount was $9,794.

In August 2006, September 2006, October 2006, November 2006 and December 2006, the Company issued 7-year warrants to purchase an aggregate of 60,384; 60,384; 48,307; 9,662 and 443,253 shares of the Company’s common stock, respectively, at an exercise price of $0.0345 per share, pursuant to the bridge loan agreement (See Note 7). The warrants vested upon issuance. The total warrant value determined using the Black-Scholes-Merton option pricing model, a volatility of 125%, risk-free interest rates ranging from 4.16% to 5.03%, and the expected term of 7 years was $649,531. The warrant value has been recorded as a discount to the bridge loan and is being amortized to interest expense over the term of the bridge loan. At December 31, 2006, the unamortized loan discount was $408,843.

In December 2006, the Company issued a 7-year warrant to purchase an aggregate of 47,619 shares of the Company’s common stock, at an exercise price of $0.63 as finder’s fee in the acquisition of netGuru. The warrant is exercisable into 47,619 shares of the Company’s common stock and was valued at $119,271 using the Black-Scholes-Merton option pricing model, a volatility of 125%, risk-free interest rate of 5.03%, and the expected term of 7 years.

As a result of the Merger, the Company acquired from its predecessor, netGuru, an obligation to issue shares under fully vested warrants to purchase an aggregate of 49,003 shares of the Company’s common stock. The warrants were issued by netGuru in financing transactions or as compensation for services rendered by non-employees. The weighted average exercise price of these warrants is $11.95 and the warrants expire at various dates through December 23, 2009.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The following table summarizes the fair value of warrant issuances and the assumptions used in determining fair value:

Grant date	Shares underlying under warrants	Exercise price per share	Estimated life (in years)	Volatility	Risk-free rate	Fair value of warrants(a)
August 2005	121,733	$0.03	7.0	125%	4.2%	$25,570
August 2006	71,254	$0.03	7.0	125%	4.2%	$72,430
September 2006	60,384	$0.03	7.0	125%	4.2%	$61,380
October 2006	48,307	$0.03	7.0	125%	4.2%	$49,104
November 2006	9,662	$0.03	7.0	125%	4.2%	$9,821
December 2006	443,253	$0.03 to $0.63	6.0 to 7.0	125%	5.03%	$587,116
Total	754,593

(a)	Fair value was determined using the Black-Scholes-Merton option-pricing model.

The following table summarizes the warrant activity:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at July 26, 2005	-	$-
Issued	121,733	0.03
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2005	121,733	0.03
Issued	632,860	0.08
Acquired in Merger	49,003	11.95
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2006	803,596	$0.80	8.4	$1.34

Exercisable at December 31, 2006	803,596	$0.80	8.4	$1.34

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Stock Option Plans

The Company has adopted the following employee stock option plans:

	Adopted	Terminates	Shares Authorized

BPO Management Services, Inc. Stock Option Plan (the “BPOMS Plan”)	August 2005	August 2015	1,956,420
NetGuru, Inc. 2003 Stock Option Plan (the “2003 Plan”)	December 2003	December 2013	1,000,000
NetGuru, Inc. 2000 Stock Option Plan (the “2000 Plan”)	December 2000	November 2010	1,000,000
Research Engineers, Inc. 1998 Stock Option Plan (the “1998 Plan”)	December 1998	November 2008	1,000,000
Research Engineers, Inc. 1997 Stock Option Plan (the “1997 Plan”)	February 1997	February 2007	600,000

Each plan provides for the granting of shares as either incentive stock options or non-qualified stock options. Options under all plans generally vest over three to four years, though the vesting periods may vary from option to option, and are exercisable subject to continued employment and other conditions. As of December 31, 2006, there were no shares available for grant under the BPOMS Plan. There were 1,000,000 shares available for grant under the 2003 Plan, 999,000 shares available for grant under the 2000 Plan, 883,000 shares available for grant under the 1998 Plan, and 377,000 shares available for grant under the 1997 Plan.

The following is a summary of stock option activity:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at July 26, 2005	-	$-
Issued	1,521,660	0.03
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2005	1,521,660	0.03
Issued	434,760	0.03
Acquired in Merger *	22,570	46.13
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2006	1,978,990	$0.56	8.8	$288,850

Exercisable at December 31, 2006	566,020	$1.87	8.7	$111,525

* Non-employee options acquired as part of Merger.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

As a result of the Merger, the Company acquired from its predecessor, netGuru, an obligation to issue shares under fully vested non-qualified stock options to purchase an aggregate of 22,570 shares of the Company’s common stock. These options were issued to non-employees for services provided to the predecessor. The weighted average exercise price of these options is $46.13 and the options expire at various dates through February 18, 2010.

No options were exercised in fiscal 2006 or in the Prior Period 2005.

The weighted average grant-date fair value of options granted during fiscal 2006 was $0.21.

The Company accounts for share-based compensation to employees pursuant to SFAS No. 123(R), “Share Based Payment,” which requires that all share-based compensation to employees, including grants of employee stock options, be recognized as expense in the Company’s financial statements based on their respective grant date fair values.  As SFAS No. 123(R) requires that share-based compensation expense be based on awards that are ultimately expected to vest stock based compensation for 2006 has been reduced by estimated forfeitures.

The Company has elected to use the Black-Scholes-Merton option pricing model to determine the fair value of the Company’s stock options granted to employees. It uses the straight line amortization model to record expenses under this statement and recognized share-based compensation expense in its consolidated statements for 2006 and Prior Period 2005 in the amounts of $244,553 and $24,415, respectively. Total compensation cost related to non-vested stock option awards not yet recognized as of December 31, 2006 was $594,550, which is expected to be recognized over the weighted average period of 2.82 years. The Company may be required to accelerate, increase or cancel any remaining unearned share-based compensation expense if there are any modifications or cancellation of the underlying unvested securities. Future share-based compensation expense and unearned share-based compensation will increase to the extent that we grant additional equity awards to employees or we assume unvested equity awards in connection with acquisitions.

(7)	RELATED PARTY TRANSACTIONS

On August 18, 2006, the Company entered into a bridge loan agreement with Patrick Dolan and James Cortens. Pursuant to the bridge loan agreement, Messrs. Dolan and Cortens and/or their assigns may, in their discretion, provide personal guarantees for a portion of or all of a bridge loan of up to $3,000,000 that may be arranged in favor of BPOMS. The personal guarantees are subject to the bridge loan meeting the conditions specified in the bridge loan agreement, which include but are not limited to the granting of a first lien on all the assets of BPOMS. As of December 31, 2006, the Company has drawn a total of $2,340,000 from this bridge loan facility.

Under the terms of the bridge loan agreement, Messrs. Dolan and Cortens received seven-year warrants to purchase shares of the Company’s common stock equal to one-third of the amount drawn on the bridge loan, at an exercise price of $0.03 per share (adjusted for the merger exchange ratio). In addition, BPOMS also agreed to pay Messrs. Dolan and Cortens a cash fee of 3% of the amounts drawn on the bridge loan. As of December 31, 2006, of the total $70,200 in loan fees, $21,000 has been paid and $49,200 has been accrued.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The following table lists the bridge loans made available to the Company by Messrs. Dolan and Cortens, 3% fees on each tranche and warrants issued to them by the Company pursuant to the bridge loan agreement (See note 6):

	Date	Loan amount	3% fees	Post-merger shares issuable under warrants

Patrick Dolan	August 25, 2006	250,000	$7,500	60,384
Patrick Dolan	September 20, 2006	250,000	7,500	60,384
Patrick Dolan	October 10, 2006	200,000	6,000	48,307
Patrick Dolan	December 14, 2006	1,400,000	42,000	338,147
James Cortens	September 11, 2006	40,000	1,200	9,662
James Cortens	December 14, 2006	100,000	3,000	24,154
James Cortens	December 20, 2006	100,000	3,000	33,334
Totals		2,340,000	$70,200	574,372

The total warrant value of $649,531 has been recorded as a discount to the bridge loan and is being amortized to interest expense over the term of the bridge loan.  At December 31, 2006, the unamortized loan discount was $408,843.

Subsequent to the Merger and pursuant to the provisions of the bridge loan agreement, Messrs. Dolan and Cortens purchased shares of Series C of BPOMS. The purchase price was $1,540,000 or the amount of additional equity required to meet the $1,500,000 capital surplus requirement. The number of shares of Series C Preferred Stock issued for this purchase price was equal to 916,667 shares at $1.68 per share. The per-share price was the price equal to 50% of the volume weighted average closing price of netGuru common stock, using the closing prices for the five days prior to the consummation of the transaction.

The bridge loan agreement provides that if a bridge loan is outstanding, BPOMS will not prepay any other debt of the company, other than a stockholder loan, trade payables, the existing operating capital line of credit and other specified loans and leases. In addition, BPOMS has agreed that 25% of the net proceeds from any debt or equity financing transactions will be applied to the balance of any stockholder loan and then to the balance of the bridge loan.

Concurrently with the bridge loan agreement, BPOMS entered into a participation agreement with Patrick Dolan, James Cortens, Brian Meyer and Donald West pursuant to which BPOMS agreed that, at any time prior to the closing of the merger, Messrs. Meyer and West may choose to participate in the rights and obligations under the bridge loan agreement on a pro rata basis up to their respective proportionate stockholdings in BPOMS. In accordance with the participation agreement, when we and BPOMS signed the merger agreement, Messrs. Meyer and West each received a seven-year warrant to purchase up to 5,435 shares of the common stock of BPOMS at a purchase price of $0.03 per share in consideration for their personal guarantee of an existing loan made to ADAPSYS Document Management LP by Business Development Bank of Canada. The participation agreement also provides that if BPOMS at any time repays any portion of the bridge loan or a stockholder loan, it must also concurrently make a proportionate repayment of the existing bank loan made to ADAPSYS Document Management LP.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

(8)	RETIREMENT PLANS

The Company and certain of its subsidiaries have adopted qualified cash or deferred 401(k) retirement savings plans. The domestic plan covers substantially all domestic employees who have attained age 21 and have had one year of service. Employees may contribute up to 15% of their compensation. The Company does not make matching contributions to the plan, except in one domestic subsidiary, where it matches 100% of the employee contribution up to a maximum of 4%. For the year ended December 31, 2006, the Company contributions to the plan amounted to $27,043.

(9)	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain facilities and equipment under non-cancelable operating leases. The facility leases include options to extend the lease terms and provisions for payment of property taxes, insurance and maintenance expenses.

At December, 2006, future minimum annual rental commitments under these lease obligations were as follows (in thousands):

Year ending December 31:
2007	$413,951
2008	257,366
2009	258,567
2010	207,270
2011	31,140
Thereafter	1,375
$1,169,670

Rent expense was $451,425 and $81,637 for the year ended December 31, 2006 and Prior Period 2005, respectively.

Litigation

Morrison et al. v. Skytrack Systems, Inc. et al. (File No. CI 06-01-47005) was filed against BPOMS, ADAPSYS, and Adapsys Transaction Processing, Inc. (formerly Skytrack Systems, Inc.) and certain affiliates of BPOMS on May 12, 2006 in the Court of Queen’s Bench of Manitoba in the City of Winnipeg by a total of 28 former employees of ADAPSYS L.P., a partnership of which ADAPSYS Transaction Processing, Inc. serves as general partner. As of the date of this document the Company has reached settlements with 5 of the original 28 plaintiffs leaving 23 plaintiffs (the “Remaining Plaintiffs”). The Remaining Plaintiffs allege that their employment was terminated in February of 2006 without either reasonable notice or compensation in lieu of reasonable notice, and that the defendants acted unfairly and improperly in effecting the termination. The Remaining Plaintiffs seek unspecified damages for severance payments and lost employment benefits allegedly arising out of the termination.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

As of the date of this disclosure the Company has filed a statement of defense. On March 8, 2007, the Remaining Plaintiffs filed a Motion for summary judgment and a Motion to strike the statement of defense. The Company is contesting those Motions. In addition, in June 2006, the Company filed a Motion to have BPOMS removed as a defendant in this action on the basis that it was not the employer of the plaintiffs. That Motion was adjourned to enable the parties to negotiate a possible settlement. At the time of this disclosure, no dates have been set for hearings on these Motions.

A separate action was filed on May 12, 2006 by two other former employees of ADAPSYS L.P., but has since been settled.

The Company believes that ADAPSYS L.P. had a termination obligation to certain of these prior employees and recorded the estimated liability as part of the allocation of the purchase price of the ADAPSYS entities in August 2005. The liability continues to be reduced as the Company reaches agreements with the Remaining Plaintiffs regarding the amount due and believes that the $504,677 balance at December 31, 2006 of the termination liability is sufficient to satisfy the remaining amounts due. However, due to uncertainty regarding the litigation process, the outcome of each of these matters is unpredictable and could be unfavorable in which event we could be required to pay damages and other expenses in amounts that could adversely affect our financial condition.

Other Litigation

The Company is a party to various litigations arising in the normal course of business. Management believes the disposition of these matters will not have a material impact on the Company’s consolidated financial condition or results of operations.

(10)	INCOME TAXES

The components of loss from continuing operations before income taxes are as follows for the years ended December 31,

	2006	2005

United States	$(2,852,476)	$-
Foreign	(447,710)	-
Total	$(3,330,186)	$-

The (benefit) provision for taxes on income from continuing operations is comprised of the following for the years ended December 31, (in thousands):

	2006	2005
Current:
Federal	$-	$-
State	-	-
Foreign	-	-
	-	-
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Total	$-	$-

The reported (benefit) provision for taxes on income from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes as follows for the years ended December 31, (in thousands):

	2006	2005

Income tax benefit at statutory rate	$(1,122,063)	$-
State taxes, net of federal benefits	(148,024)	-
Change in valuation allowance	996,084	-
Research and development credits	-	-
Other	274,003	-
Total	$-	$-

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The tax effects of temporary differences for continuing operations at December 31 are as follows:

	2006	2005
Deferred tax assets:
Accruals and Reserves	$68,012	-
Depreciation	5,306	-
Net operating loss carryforwards	1,922,298	-
Research and development credit carryforwards	172,340	-
Other	2,156	-
Total deferred tax assets	2,170,122	-
Less: valuation allowance	(1,702,994)	-
Net deferred tax assets	467,118	-

Deferred tax liabilities:
Amortization of intangibles	(467,118)	-
Other	-	-
Total deferred tax liabilities	(467,118)	-

Net Deferred Tax Asset / Liability	$-	-

At December 31, 2006, the Company had tax net operating loss carryforwards of approximately $4,858,462 for federal income tax purposes and $1,580,667 for state income tax purposes, and $447,710 for foreign tax purposes which expire at varying dates beginning in 2019, 2007, and 2011 respectively. Due to the “change in ownership” provisions of the Tax Reform Act of 1986, the Company’s net operating loss carryforwards may be subject to an annual limitation on the utilization of these carryforwards against taxable income in future periods if a cumulative change in ownership of more than 50% occurs within any three-year period.

In addition to the net operating loss carryforwards, the Company has, for federal income tax purposes, approximately $138,000 of research and development credit carryforwards, which expire at varying dates beginning in 2013 and $34,000 of federal alternative minimum tax credit carryforwards which have an indefinite life.

In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period. As of December 31, 2006, the Company had provided a valuation allowance of approximately $1,702,994 to reduce the net deferred tax assets due in part to the potential expiration of certain tax credits and net operating loss carryforwards prior to their utilization.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

(11)	SEGMENT AND GEOGRAPHIC DATA

The Company is a business process outsourcing services provider. The Company’s operating segments are:

	ECM

	ITO and

	HRO

The Company applies the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources. The Company’s management monitors unallocable expenses related to the Company’s corporate activities in a separate “Corporate,” which is reflected in the tables below.

The significant components of worldwide operations by reportable operating segment are:

	For the year ended December 31, 2006	July 26, 2005 to December 31, 2005
Net revenues

ECM	$2,713,769	$2,321,834
ITO	1,833,052	-
HRO	164,318	25,700
Consolidated	$4,711,139	$2,347,534

Operating loss

ECM	$(650,551)	$(462,915)
ITO	(355,393)	-
HRO	(777,336)	(233,016)
Corporate	(1,160,695)	(112,698)
Consolidated	$(2,943,975)	$(808,629)

Depreciation and amortization expense

ECM	$41,787	$13,945
ITO	108,109	-
HRO	-	-
Corporate	10,824	288
Consolidated	$160,720	$14,233

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

The Company’s operations are based in foreign and domestic subsidiaries and branch offices in the U.S., Canada and Germany. The following are significant components of worldwide operations by geographic location:

	For the Year Ended December 31,	July 26, 2005 to December 31,
	2006	2005
Net revenue
United States & Canada	$4,710,115	$2,347,534
Europe	1,024	-
Consolidated	$4,711,139	$2,347,534

Export sales
United States	$-	$-

	At December 31,
	2006
Long-lived assets
United States	$5,829,297
Europe	25,874
Consolidated	$5,855,171

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

(12)	LOSS PER SHARE

Basic earnings (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of the Company’s common shares during the period.

The following table illustrates the computation of basic and diluted net loss per share for the year ended December 31, 2006 and for the Prior Period 2005:

	Year Ended December 31, 2006	July 26, 2005 to December 31, 2005
Numerator:
Net loss -- numerator for basic and diluted net loss per share	$(3,300,186)	$(800,520)

Denominator:

Denominator for basic and diluted net loss per share - weighted average number of common shares outstanding during the year	8,496,119	6,682,788

Basic and diluted net loss per share	$(0.39)	$(0.12)

Options, warrants and convertible preferred stock to purchase 4,392,932 shares outstanding at December 31, 2006 were excluded from the computation of diluted EPS because the effect would have been antidilutive. Options, warrants and their equivalents amounting to 2,716,923 were excluded from the computations of diluted loss per share for fiscal 2005 because the effect would have been antidilutive.

(13)	LIQUIDITY

The Company incurred net losses from operations of $2,943,975 and $808,629 and used cash in operations of $1,947,682 and $49,536 in 2006 and Prior Period 2005, respectively. The Company has funded its operations from the private placement of shares of its common stock and preferred stock and through the founders bridge loan facility established in August 2006. During the next twelve months, the Company anticipates raising capital necessary to grow its business and complete additional acquisitions by issuing its securities and/or debt in one or more private transactions. The Company has retained C. E. Unterberg, Towbin as its investment banker to lead this effort.

In the event that such transaction(s) do not take place at all and/or are unreasonably delayed, the Company’s future capital requirements will depend upon many factors. These factors include but are not limited to sales and marketing efforts, the development of new products and services, possible future corporate mergers or strategic acquisitions or divestitures, the progress of research and development efforts, and the status of competitive products and services.  If the Company’s anticipated financing transactions do not take place at all and/or are unreasonably delayed, the Company may not have adequate funds to extinguish all remaining liabilities of the Company and fund its current operations going forward.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2006 and For the Period July 26, 2005 to December 31, 2005

Although the Company expects to meet its operating capital needs by additional equity and/or debt transactions, additional draw down on the founders’ bridge loan facility, and current economic resources, there can be no assurance that funds required will be available on terms acceptable to the Company, if at all. If the Company is unable to raise sufficient funds on acceptable terms, it may be not be able to complete its business plan. If equity financing is available to the Company on acceptable terms, it could result in additional dilution to the Company’s existing stockholders.

This uncertainty, recurring losses from operations, limited cash resources, and an accumulated deficit, among other factors, raised doubt about the Company’s ability to continue as a going concern and led the Company’s independent registered public accounting firm to include an explanatory paragraph related to the Company’s ability to continue as a going concern in their report that accompanies these financial statements. Reports of independent auditors questioning a company's ability to continue as a going concern generally are viewed unfavorably by analysts and investors. This report may make it difficult for the Company to raise additional debt or equity financing to the extent needed for the Company’s continued operations or for planned expansion, particularly if the Company is unable to attain and maintain profitable operations in the future. Consequently, future losses may adversely affect the Company’s business, prospects, financial condition, results of operations and cash flows.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006

Revenues:
Enterprise content management	$3,504,953	$492,908	$5,866,997	$2,290,238
IT outsourcing services	880,978	458,269	2,861,891	1,327,867
Human resource outsourcing servicing	246,371	10,114	260,188	232,795

Total revenues	4,632,302	961,291	8,989,076	3,850,900

Operating expenses:
Cost of services provided	2,563,277	376,438	4,436,764	1,341,553
Selling, general and administrative	3,054,506	1,003,089	7,207,185	3,949,307
Research and development	168,371	-	261,738	-
Share-based compensation	112,118	(4,439)	258,861	35,514

Total operating expenses	5,898,272	1,375,088	12,164,548	5,326,374

Loss from operations	(1,265,970)	(413,797)	(3,175,472)	(1,475,474)

Interest expense (income)
Related parties	27,222	-	89,819	-
Amortization of related party debt discount	-	-	594,029	-
Other, net	(11,300)	26,898	76,045	31,894
Other income	(3,115)	(911)	(3,102)	-

Total interest and other expense (income)	$12,807	$25,987	$756,791	$31,894

Net loss	$(1,278,777)	$(439,784)	$(3,932,263)	$(1,507,368)

Basic and diluted net loss per share	$(0.14)	$(0.04)	$(0.45)	$(0.15)

Basic and diluted weighted average common
shares outstanding	9,004,368	9,927,174	8,750,543	9,894,091

See accompanying notes to condensed consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2007
(Unaudited)
2007
ASSETS

Current assets:
Cash and cash equivalents	$6,102,487
Restricted cash	922,888
Accounts receivable, net of allowance for doubtful accounts of $138,934	3,672,086
Inventory consisting of finished goods, net of reserves of $0	184,220
Prepaid expenses and other current assets	287,627
Total current assets	11,169,309

Equipment, net of accumulated depreciation of $194,893	1,058,555
Goodwill	10,179,091
Intangible assets, net of accumulated amortization of $266,194	960,751
Other assets	33,155

$23,400,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net of discount of $3,367	$141,943
Current portion of capital lease obligations	132,263
Accounts payable	2,327,226
Accrued expenses	1,266,252
Accrued interest-related party	9,450
Accrued dividend payable-related party	11,392
Amount due former shareholders of acquired companies	1,101,771
Deferred revenues	1,655,185
Related party notes payable	1,200,000
Severance obligations payable	272,912
Other current liabilities (Income taxes payable)	245,013
Total current liabilities	8,363,407

Long-term debt, net of current portion and net of discount of $5,613	28,058
Capital lease obligations, net of current portion	415,776
Total liabilities	8,807,241

Commitments and contingencies (Note 9)

Stockholders' equity
Convertible preferred stock, Series A, par value $.01; authorized
1,608,612 shares; 1,605,598 shares issued and outstanding	16,056
Convertible preferred stock, Series B, par value $.01; authorized
1,449,204 shares; 1,449,204 shares issued and outstanding	14,492
Non-convertible preferred stock, Series C, par value $.01; authorized
21,378,000 shares; 916,667 shares issued and outstanding	9,167
Convertible preferred stock, Series D, par value $.01; authorized
1,500,000 shares; 1,458,334 shares issued and outstanding	14,583
Convertible preferred stock, Series D-2, par value $.01; authorized
1,500,000 shares; 375,000 shares issued and outstanding	3,750
Common stock, par value $.01; authorized 150,000,000 shares;
9,004,368 shares issued and outstanding	90,044
Additional paid-in capital	22,916,997
Accumulated deficit	(8,032,969)
Accumulated other comprehensive loss, foreign currency translation adjustments	(438,500)
Total stockholders' equity	14,593,620

$23,400,861

See accompanying notes to condensed consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	2007	2006
Cash flows from operating acitvities:
Net loss	$(3,932,263)	$(1,507,368)
Adjustments to reconcile loss from continuing operations
to net cash provided by (used in) operating activities:
Depreciation	175,248	263,501
Amortization of intangible assets	153,947	311,777
Non-cash compensation expense recognized on issuance of stock options	258,861	35,514
Amortization of loan discount	594,031	-

Changes in operating assets and liabilities:
Accounts receivable	(1,097,353)	(244,889)
Inventory	(25,238)	-
Income tax receivable	250,000	-
Prepaid expenses and other current assets	(103,721)	-
Other assets	113,568	(107,257)
Accounts payable	(1,027,744)	482,864
Accrued expenses	614,748	(67,401)
Accrued interest related parties	90,119	-
Accrued dividends related parties	(69,870)	-
Deferred revenues	371,890	226,231
Amount due former shareholders of acquired companies	179,579	-
Income tax payable	7,782	-
Payments of severance liability	(500,841)	(92,295)
Net cash used in operating activities	(3,947,257)	(699,323)

Cash flows from investing activities:
Purchase of property and equipment, net	(516,847)	(279,014)
Purchase obligation payment - Novus	(962,571)	-
Purchase obligation payment - DocuCom	(917,338)	-
Restricted deposit of purchase obligation - DocuCom	(922,888)	-
Cash paid for acquisitions, net of cash acquired	(2,952,429)	(2,050,071)
Net cash used in investing activities	(6,272,073)	(2,329,085)

Cash flows from financing activities:
Proceeds from bank loans	-	269,369
Repayment of bank loans	(317,251)	-
Proceeds (payment) of notes payable	-	902,386
Repayment of capital lease obligations	(68,928)	-
Proceeds from related party loans	400,000	516,693
Acquisition of capital leases	435,666	291,817
Proceeds from issuance of preferred stock, net of cash paid for direct costs	15,737,910	-
Distributions to related parties	(240,598)	-
Issuance of common stock in acquisition	-	148,285
Net cash provided by financing activities	15,946,799	2,128,550
Effect of exchange rate changes on cash and cash equivalents	(331,178)	-
Net increase (decrease) in cash	5,396,290	(899,858)
Cash and cash equivalents, beginning of period	706,197	1,232,169
Cash and cash equivalents, end of period	$6,102,487	$332,311

See accompanying notes to condensed consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$114,132	$47,771

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of equipment under capital leases	$435,666	$-
Issuance of warrants	$185,187	$-
Preferred Stock Series A dividend	$957	$757
Acquisition of a company:
Net assets acquired	$2,236,115	$1,243,927
Net liabilities assumed	$3,138,627	$524,925
Common stock issued as consideration for acquisition	$400,000	$5,000

See accompanying notes to condensed consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

BPO Management Services, Inc and Subsidiaries (the “Company”) was incorporated in Delaware and commenced operations on July 26, 2005. On December 15, 2006, the Company entered into a merger agreement with netGuru, Inc. (netGuru). The shareholders of the Company received aggregate netGuru equity comprised of 7,336,575 shares of common stock, 1,567,095 shares of Series A preferred stock, 1,449,200 shares of Series B preferred stock, and 916,666 shares of Series C preferred stock, which represented the majority of the outstanding shares after the merger. Therefore, the merger was treated as a “reverse merger” and the previously outstanding shares of netGuru were treated as an equity transaction by the Company. The Company is a provider of business process outsourcing services offering enterprise content management (“ECM”) services, information technology outsourcing (“ITO”) services and human resource outsourcing (“HRO”) services to middle market enterprises located primarily in the United States and Canada.

For accounting purposes, the acquisition has been treated as a recapitalization of BPO Management Services, Inc., prior to the merger with netGuru (Former BPOMS) with Former BPOMS as the acquirer. The historical financial statements prior to December 15, 2006, are those of the Former BPOMS which began operations on July 26, 2005. All share-related data has been presented giving effect to the recapitalization resulting from the reverse merger.

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements are prepared on a consistent basis in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and with the instructions to Form 10-QSB and Item 10 of Regulation SB. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and consolidation and elimination entries) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. The interim financial statements should be read in conjunction with the Company’s consolidated financial statements and related footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of BPOMS and its wholly-owned subsidiaries. All significant intercompany accounts, transactions and profits among the consolidated entities have been eliminated upon consolidation. Each of the following entities is included in consolidation as of the Company’s formation or the subsidiary’s date of acquisition.

COMPANY	INCEPTION/ACQUISITION DATE

BPO Management Services, Inc. (the "Company")	Inception date: July 26, 2005
Adapsys Document Management LP ("ADM")	Acquired: July 29, 2005
Adapsys LP ("ADP")	Acquired: July 29, 2005
Digica, Inc. ("Digica")	Acquired: January 1, 2006
Novus Imaging Solutions, Inc. ("Novus")	Acquired: September 30, 2006
NetGuru Systems, Inc. ("netGuru")	Acquired: December 15, 2006
Research Engineers, GmbH ("GmbH")	Acquired: December 15, 2006
DocuCom Imaging Solutions, Inc. ("DocuCom")	Acquired: June 21, 2007
Human Resource Micro-Systems, Inc. ("HRMS")	Acquired: June 29, 2007

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent obligations in the financial statements and accompanying notes. Our most significant assumptions are employed in determining values for uncollectible accounts receivable, depreciation, intangible asset valuation and useful lives, goodwill impairments contingencies, determination of the remaining severance obligation, valuation of share based payments revenue recognition and the valuation of liabilities resulting from a business combination as well as estimates used in applying our revenue recognition policy. The estimation process requires assumptions to be made about future events and conditions, and, as such, is inherently subjective and uncertain. Actual results could differ materially from our estimates. In estimating the fair value of stock-based payments, we use the current quoted market price of our underlying common share for stock awards, and the Black-Scholes-Merton Option Pricing Model for stock options and warrants. We estimate our expected volatility of our common share based on the average volatilities of similar entities for an appropriate period following their going public; and we estimate the expected term of the option, taking into account both the contractual term of the option and the effects of employees’ expected exercise and post-vesting employment termination behavior.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value Of Financial Instruments,” requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. At September 30, 2007, management believed the carrying amounts of cash and cash equivalents, receivable and payable amounts, and accrued expenses approximated fair value because of the short maturity of these financial instruments. The Company also believed that the carrying amounts of its capital lease obligations approximated their fair value, as the interest rates approximated a rate that the Company could have obtained under similar terms at the balance sheet date.

FOREIGN CURRENCY TRANSLATION

The financial position and operating results of all foreign operations are consolidated using the local currencies of the countries in which the Company operates as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are recorded directly into a separate component of shareholders’ equity. Gains and losses resulting from foreign currency transactions are included in operations and were not material for the three and nine months ended September 30, 2007 and 2006.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash balances at financial institutions that management believes possess high-credit quality. At September 30, 2007, the Company had $5,658,761 on deposit that exceeded the United States (FDIC) federal insurance limit. At September 30, 2007, the Company had no accounts on deposit that exceeded the Canadian (CDIC) insurable limit of $100,000 CDN per entity per bank. The Canadian funds insurance is limited to Canadian currency deposits only and does provide coverage to money master high interest savings accounts (money market accounts) but all accounts are considered in the overall limitation per entity per bank.

RESTRICTED CASH

CDN $900,000 is payable to the previous shareholders of DocuCom nine months from the date of the acquisition. This payment is guaranteed by a letter of credit for which the Company deposited as security a forward contract for the purchase of Cdn $900,000 purchased by the company at a cost of approximately $923,000 and shown on the balance sheet as restricted cash.  In addition, $500,000 has been deposited in an escrow account for the benefit of the prior shareholders of HRMS and is subject to offsets in accordance with the Share Purchase Agreement.

REVENUE RECOGNITION

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement, such as agreements, purchase orders or written or online requests, exists; (2) delivery of the product or service has been completed and no significant obligations remain; (3) the Company’s price to the buyer is fixed or determinable; and (4) collection is reasonably assured. The Company’s revenues arise from the following segments: ECM solutions including collaborative software products and services, ITO services and HRO services.

Revenue from software sales is recognized upon shipment if no significant post-contract support obligations remain outstanding and collection of the resulting receivable is reasonably assured. Customers may choose to purchase maintenance contracts that include telephone, e-mail and other methods of support, and the right to unspecified upgrades on a when-and-if available basis. Revenue from these maintenance contracts is deferred and recognized ratably over the life of the contract, usually twelve months.

In October 1997, the Accounting Standards Executive Committee (“AcSEC”) of the AICPA issued Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.” SOP 97-2 distinguishes between significant and insignificant vendor obligations as a basis for recording revenue, with a requirement that each element of a software licensing arrangement be separately identified and accounted for based on relative fair values of each element. The Company determines the fair value of each element in multi-element transactions based on vendor-specific objective evidence (“VSOE”). VSOE for each element is based on the price charged when the same element is sold separately.

In 1998, the AICPA issued SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions,” which modifies SOP 97-2 to allow for use of the residual method of revenue recognition if certain criteria have been met. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the transaction fee is recognized as revenue.

The Company sells its collaborative software along with a maintenance package. This constitutes a multi-element arrangement. The price charged for the maintenance portion is the same as when the maintenance is sold separately. The fair values of the maintenance contracts sold in all multi-element arrangements are recognized over the terms of the maintenance contracts. The collaborative software portion is recognized when persuasive evidence of an arrangement exits, price is fixed and determinable, when delivery is complete, collection of the resulting receivable is reasonably assured and no significant obligations remain.

Revenues from providing IT services are recognized primarily on a time and materials basis, with time at a marked-up rate and materials and other reasonable expenses at cost, once the services are completed and no significant obligations remain. Certain IT services contracts are fixed price contracts where progress toward completion is measured by mutually agreed upon pre-determined milestones for which the Company recognizes revenue upon achieving such milestones. Fixed price IT contracts are typically for a short duration of one to nine months. Fees for certain services are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the onset of the arrangement.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company sells its products and services to its customers on credit terms; granting credit to those who are identified credit worthy based on an analysis of the entities credit history. A provision is made for an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based upon its historical collection experience and a review of the current collectibility status of accounts receivable - trade. Specific accounts receivable that are eventually determined to be uncollectible are charged against the allowance for doubtful accounts when identified. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

DEFERRED REVENUES

The Company defers revenues for its maintenance contracts and for its collaborative software sales that are not considered earned. The Company defers its maintenance revenues when the maintenance contracts are sold, and then recognizes the maintenance revenues over the term of the maintenance contracts. The Company defers its collaborative software sales revenues if it invoices or receives payment prior to the completion of a project, and then recognizes these revenues upon completion of the project when no significant obligations remain.

RESEARCH AND DEVELOPMENT

The Company’s research and development (“R&D”) costs consist mainly of software developers’ salaries. The Company follows the provisions of SFAS No. 86 to capitalize software development costs when technological feasibility has been established and to stop capitalization when the product is available for general release to customers. The Company expenses development costs when they are related to enhancement of existing software products.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

SHARE-BASED COMPENSATION

The Company accounts for share-based compensation to employees pursuant to SFAS No.123(R), “Share Based Payment,” which requires that all share-based compensation to employees, including grants of employee stock options, be recognized as expense in the Company’s financial statements based on their respective grant date fair values. As SFAS No. 123(R) requires that share-based compensation expense be based on awards that are ultimately expected to vest, share based compensation for 2007 has been reduced by estimated forfeitures.

SFAS 123(R) requires the use of a valuation model to calculate the fair value of share-based awards. The Company has elected to use the Black-Scholes-Merton option pricing model, which incorporates various assumptions including volatility, expected life, expected dividend and interest rates. As a private company, Former BPOMS did not have a history of market prices of its common stock, and as such, the Company used an estimated volatility in accordance with SAB No. 107 “Share Based Payment.” In 2006, the Company used the volatility of the stock price of netGuru, BPOMS’ predecessor company, adjusted to remove the effects of divestitures, cash distributions, and the reverse merger which BPOMS deems not representative of the events that would take place during expected term of the options that were valued. The expected life of awards was based on the simplified method as defined in SAB No. 107. The risk-free interest rate assumption was based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption was based on the company’s history and expectation of not paying any dividends in the foreseeable future. Forfeitures were estimated at the time of grant and will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses the straight line amortization method to record expenses under this statement and recognized share-based compensation expense. The fair value of the Company’s stock options granted to employees was estimated using the following assumptions:

Expected Dividend yield	--
Expected volatility	124%
Risk-free interest rate	4.6%-5.03%
Expected option lives (in years)	7
Estimated forfeiture	7%

For the three months ended September 30, 2007 and 2006, the Company recognized $112,118, and $(4,439), respectively, in share-based compensation expense. For the nine months ended September 30, 2007 and 2006, the Company recognized $258,861 and $35,514, respectively, in share-based compensation expense. The Company may be required to accelerate, increase or cancel any remaining unearned share-based compensation expense if there are any modifications or cancellation of the underlying unvested securities. Future share-based compensation expense and unearned share-based compensation will increase to the extent that we grant additional equity awards to employees or we assume unvested equity awards in connection with acquisitions. Share-based compensation expense was recorded in selling, general and administrative expense.

VALUATION OF THE COMPANY’S COMMON SHARES AT THE TIME OF GRANT

The Company granted shares of its common stock as partial consideration for the acquisition of Digica Inc. in January 2006 and the acquisition of Human Resource Micro-Systems, Inc. in June of 2007. The fair values of these grants were determined based on recent sales of the Company’s securities immediately preceding the dates of closing.

SEGMENT REPORTING

The Company applies the provisions of SFAS No. 131, “Disclosures about Segments   of an Enterprise and Related Information.” SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources. See Note 10 “Segment and Geographic Data” for a description of and disclosures regarding the Company’s significant reportable segments.

RETIREMENT PLANS

The Company and certain of its United States subsidiaries have qualified cash or deferred 401(k) retirement savings plans. The plans cover substantially all United States employees who have attained age 21 and have one year of service. Employees may contribute up to 15% of their compensation. The Company does not make matching contributions to the plan, except in one subsidiary, where it matches 100% of the employee contribution up to a maximum of 4% of the employee’s salary. For the quarters ended September 30, 2007 and 2006, the Company contributions to the plan amounted to $6,559 and $6,149, respectively.  For the nine months ended September 30, 2007 and 2006, the Company contributions to the plan amounted to $19,660 and $20,667, respectively.  Certain of its Canadian subsidiaries have defined contribution pension plans whereby after a qualification period the company contributes an amount which vary from 2% to 8% of the employees annual earnings.  For the three months ended September 30, 2007 and 2006, the Company contributions to the plan amounted to $12,620 and $7,988, respectively.  For the nine months ended September 30, 2007 and 2006, the Company contributions to the plan amounted to $33,303 and $30,331, respectively.

RECLASSIFICATIONS

Certain reclassifications have been made to the fiscal 2006 consolidated financial statements to conform to the fiscal 2007 presentation. The primary reclassifications relate to the presentation of the three business segments and the presentation of share and per share data giving effect to the one-for-fifteen reverse stock split, the reverse merger of BPOMS into netGuru, Inc. and the resulting recapitalization of equity.

BASIC AND DILUTED LOSS PER SHARE

In accordance with FASB Statement No. 128, Earnings Per Share, we calculate basic and diluted net loss per share using the weighted average number of common shares outstanding during the periods presented and adjust the amount of net loss, used in this calculation, for preferred stock dividends declared during the period.

We incurred a net loss in each period presented, and as such, did not include the effect of potentially dilutive common stock equivalents in the diluted net loss per share calculation, as their effect would be anti-dilutive for all periods. Potentially dilutive common stock equivalents would include the common stock issuable upon the conversion of preferred stock and the exercise of warrants and stock options that have conversion or exercise prices below the market value of our common stock at the measurement date. As of September 30, 2007 and 2006, all potentially dilutive common stock equivalents amounted to 133,344,209 and 5,853,371 shares, respectively.

The following table illustrates the computation of basic and diluted net loss per share:

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006

Numerator:
Net loss	$(1,278,777)	$(439,784)	$(3,932,263)	$(1,507,368)
Less:
Preferred dividends paid in stock	32,754	-	96,348	-
Loss and numerator used in computing basis
and diluted loss per share	$(1,246,023)	$(439,784)	$(3,835,914)	$(1,507,368)

Denominator:
Denominator for basic and diluted net loss per share-
weighted average number of common shares outstanding	9,004,368	9,927,174	8,750,543	9,894,091

Basic and diluted net loss per share	(0.14)	(0.04)	(0.44)	(0.15)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be antidilutive since the company reported net losses in all the reporting periods:

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006

Options to purchase shares of common stock	2,487,002	2,100,000	2,487,002	2,100,000
Warrants to purchase shares of common stock	98,436,953	253,371	98,436,953	253,371
Shares of convertible preferred stock - Series A	1,637,710	1,500,000	1,637,710	1,500,000
Shares of convertible preferred stock - Series B	1,449,200	2,000,000	1,449,200	2,000,000
Shares of convertible preferred stock - Series D	23,333,344	-	23,333,344	-
Shares of convertible preferred stock - Series D-2	6,000,000	-	6,000,000	-

Total	133,344,209	5,853,371	133,344,209	5,853,371

    COMPREHENSIVE INCOME (LOSS)

The net loss reflected on our Consolidated Statements of Operations substantially represents the total comprehensive loss for the periods presented.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES

In June 2006, the FASB issued Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company beginning January 1, 2007. The Company believes that adoption of FIN 48 will not have a material effect on its financial position, results of operations or cash flows.

      FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. Adoption of SFAS No. 157 did not have a material effect on our financial position, results of operations or cash flows.

3.     BUSINESS COMBINATIONS

On June 21, 2007, the Company purchased 100% of the issued and outstanding capital stock of DocuCom Imaging Solutions Inc. a Canadian corporation (“DocuCom”) for a total purchase price of Cdn$2,761,097 (approximately US$2.58 million). The DocuCom results of operations have been included in the consolidated financial statements since the date of acquisition. In addition to adding the DocuCom data and document management solutions capability with its long term Canada-based customer relationships, the acquisition enhanced the Company’s ability to offer high quality, cost-effective service utilizing its near shore delivery model to its US customers.

The purchase price consisted of cash in the amount of Cdn$961,097 (approximately US$910,000), at closing on June 21, 2007. The purchase agreement also provided that the Company pay the selling shareholders Cdn$900,000 (approximately US$840,000) three months after closing and Cdn$900,000 (approximately US$840,000) nine months after closing. The Company secured the subsequent payments through a bank-issued irrevocable standby letter of credit in favor of the selling shareholders in the aggregate amount of Cdn$1,800,000 (approximately US$1.68 million). The letter of credit was securitized by the deposit of $1,955,955 that is shown on the balance sheet as restricted cash.

On June 29, 2007, the Company purchased 100% of the issued and outstanding capital stock of Human Resource Micro-Systems, Inc., a California corporation (“HRMS”). The aggregate purchase price was $2,000,000, of which amount the Company paid the selling shareholders $1,100,000 and issued them 384,968 shares of the Company’s restricted common stock valued at $400,000 (based upon the volume-weighted average closing bid price of the common stock during the ten consecutive trading days immediately preceding the closing). The Stock Purchase Agreement provided that the selling shareholders be paid the remaining $500,000 twelve months after closing through an escrow account, subject to offset with respect to any claims for indemnity by the Company under the terms of the Stock Purchase Agreement.

The HRMS product delivers customizable software solutions for domestic and global mid-market organizations seeking to optimize their human resources service delivery and is being integrated with the Company’s existing human resources outsourcing services based in San Francisco, California in order to broaden the Company’s HRO offering to its customers. Since HRMS was purchased at the end of the reporting period, its results of operations have not been included in the condensed consolidated statements of operations of BPOMS.

The following table presents the preliminary allocation of the acquisition price, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values as of the date of acquisition:

	DocuCom	HRMS

Cash and cash equivalents	$-	$15,702
Accounts receivable	1,579,611	252,008
Acquired contracts	-	-
Other current assets	172,888	8,876
Property, plant and equipment	204,419	2,611
Goodwill	3,762,693	2,351,587
Identifiable intangible assets	-	-
Total assets acquired	5,719,611	2,630,784

Note payable to bank	420,610	-
Accounts payable and other accrued liabilities	2,247,173	470,844
Estimated termination liability	-	-
Total liabilities assumed	2,667,783	470,844

Net assets acquired	$3,051,828	$2,159,940

Acquired identifiable intangible assets in the amount of $0 were assigned to customer contracts pending valuation.

The purchase price and costs associated with the DocuCom and HRMS acquisitions exceeded the Company’s preliminary allocation of the fair value of net assets acquired by $3,762,693 and $2,351,587, respectively, which was assigned to goodwill. The amount ultimately assigned to goodwill is not expected to be deductible for United States income tax, state income tax or Canadian income tax purposes.

The following unaudited pro forma financial information presents the combined results of operations of the Company, DocuCom and HRMS for the quarter ended September 30, 2007 and 2006 as if the acquisitions had occurred on July 1, 2007 and July 1, 2006, respectively.

Unaudited Pro Forma Statement of Operations For the Three Months Ended September 30, 2007:

	BPOMS	DocuCom	HRMS	Pro Forma

Revenues	$1,666,560	$2,719,666	$246,076	$4,632,302

Net Income (Loss)	$(1,285,811)	$163,927	$(156,893)	$(1,278,777)

Basic and diluted loss per
common share	$(0.15)	$-	$(0.41)	$(0.14)

Basic and diluted weighted average
common shares outstanding	8,619,400	-	384,968	9,004,368

Unaudited Pro Forma Statement of Operations For the Three Months Ended September 30, 2006:

	BPOMS	DocuCom	HRMS	Pro Forma

Revenues	$961,291	$2,386,450	$312,229	$3,659,970

Net Income (Loss)	$(439,784)	$(140,647)	$15,935	$(564,496)

Basic and diluted loss per
common share	$(0.04)	$-	$0.04	$(0.05)

Basic and diluted weighted average
common shares outstanding	9,927,174	-	384,968	10,312,142

The following unaudited pro forma financial information presents the combined results of operations of the Company, DocuCom and HRMS for the nine months ended September 30, 2007 and 2006 as if the acquisitions had occurred on January 1, 2007 and January 1, 2006, respectively.

Unaudited Pro Forma Statement of Operations For the Nine Months Ended September 30, 2007:

	BPOMS	DocuCom	HRMS	Pro Forma

Revenues	$6,023,334	$9,854,158	$795,930	$16,673,422

Net Income (Loss)	$(3,939,297)	$127,637	$(399,250)	$(4,210,910)

Basic and diluted loss per
common share	$(0.47)	$-	$(1.04)	$(0.48)

Basic and diluted weighted average
common shares outstanding	8,365,575	-	384,968	8,750,543

Unaudited Pro Forma Statement of Operations For the Nine Months Ended September 30, 2006:

	BPOMS	DocuCom	HRMS	Pro Forma

Revenues	$3,850,900	$9,856,986	$900,781	$14,608,667

Net Income (Loss)	$(1,507,368)	$71,109	$67,450	$(1,378,809)

Basic and diluted loss per
common share	$(0.16)	$-	$0.18	$(0.14)

Basic and diluted weighted average
common shares outstanding	9,509,123	-	384,968	9,894,091

Both acquisitions took place close to the end of the second quarter and the Company has not concluded its study of the valuation of the assets acquired and the liabilities assumed.

4.    DEBT

SHORT-TERM RELATED PARTY DEBT

Short-term related party debt consisted of the following at September 30, 2007:

Notes payable to 2 officers, who are also significant
shareholders, secured by all assets of the Company,
bearing an annual interest rate of 9%		$1,200,000

Long-term debt, including capital lease obligations, consisted of the following at September 30, 2007:

a.	Credit facility from Royal Bank of Canada, stated interest at a
	floating rate plus 1.05%, (totaling 7.3% at September 30, 2007),
	secured by assets of the Company	$120,972
b.	Loan from Business Development Bank of Canada, stated
	interest at a floating rate plus 3.25%, (totaling 11.50% at
	September 30, 2007), secured by assets and personal guarantees	53,873
	of the Company, expiring May 21, 2010
c.	Collateralized loan payable to Chrysler Financial,
	expiring March 2008, fixed interest rate of 13.9%	4,136
d.	Capital lease obligations maturing at dates ranging
	from November 30, 2009 to December 31, 2011, secured
	by the leased assets	666,966

	Total long-term debt before unamortized discount
	and inputed interest	845,947
	Less: Imputed interest and unamortized discount	(127,907)

	Long-term debt	718,040
	Less: current portion	274,206

		$443,834

RELATED PARTY NOTES PAYABLE

In August 2006 the Company entered into an agreement with two individuals who are officers, directors, and significant shareholders for a bridge loan not to exceed $3,000,000.  From the inception of that agreement through January 30, 2007 a total of $2,740,000 was advanced to the Company.  The loan agreement provided for principal and accrued and unpaid interest were due and payable April 30, 2007.  The loan agreement is unsecured.  The unpaid principal of $1,200,000 and accrued and unpaid interest of $9,450 as of September 30, 2007 are due and payable on demand. The amount due under the loan agreement has both a face and stated value of $1,200,000 as of September 30, 2007.  The stated fixed interest rate is 9.00% per annum for the three and nine month periods ended September 30, 2007.  For financial reporting purposes the effective interest rate yield was 9% and 64% per annum for the three and nine month periods ended September 30, 2007.  The loan agreement was not in effect during either the three or nine month periods ending September 30, 2006

Common share purchase warrants (collectively the Warrants) to purchase one share of the Company’s common stock, par value $0.01 per share (the Common Stock), at an exercise price of $0.035 per share that are exercisable on issuance were granted in conjunction with the loan agreement. The total funds borrowed from the related parties amounted $2,740,000.  The associated Warrants are exercisable for 707,704 shares of common stock. The Warrants, which expire seven years after issuance, were assigned a value of $834,717, estimated using the Black-Scholes-Merton valuation model. The following assumptions were used to determine the fair value of the Warrants using the Black-Scholes-Merton valuation model: a term of seven years, risk-free rate range of 4.16% - 5.03%, volatility of 125%, and dividend yield of zero. In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the values assigned to the Warrants was allocated based on their relative fair values. The discount on the loan agreement for the Warrants was accreted to interest expense, using the effective interest method, over the initial term of the loan agreement (original loan agreement due date was April 30, 2007) Total interest expense recognized relating to the accretion of the Warrants discount for the three and nine month periods ending September 30, 2007 was $0 and $594,030, respectively.  There was no interest expense related to the accretion of the Warrant discount for the three and nine month periods ending September 30, 2006.

The loan agreement provided that if the Company required additional equity in order to meet certain surplus requirements needed to accomplish the reverse merger with netGuru; it could offer  the related parties the opportunity to convert  a  portion of  the outstanding loan agreement amount then payable at an aggregate conversion price equal to 50% of the fair value of the common stock at the adjusted closed market price on the day immediately preceding the conversion of the loan agreement amounts.  A total of $1,540,000 was converted into 916,667 shares of the Company’s Series C preferred stock in December 2006 (conversion price of $1.68 per share of Series C preferred stock is based on an adjusted closing price of the common stock on the day immediately preceding the conversion of $3.36).  The Company incurred an $82,200 loan fee of 3% of the total amount borrowed under the loan agreement which was paid to the related parties.

Under the loan agreement, the Company was required to pay an amount equal to an amount not less than 25% of the net proceeds it received from all subsequent debt and equity financings towards the retirement of the then outstanding principal and accrued and unpaid interest (Note 5).  Any unwaived failure by the Company to make any such payment would constitute a material breach of the loan agreement. In connection with the consummation of the Series D preferred stock equity financing on June 13, 2007, the two individuals waived this loan agreement covenant.  The waiver related solely to the Series D preferred stock financing.

A.    CREDIT FACILITY FROM THE ROYAL BANK OF CANADA

Docucom Imaging Solutions Inc. (“DocuCom”) has a revolving Operating Line with the Royal Bank of Canada with a maximum availability of $1,000,000 and carries an annual interest rate of the Royal Bank of Canada prime rate plus 1.05%, which amounted to 7.30% at September 30, 2007.  The credit facility is secured by a General Security Agreement signed by DocuCom as well as a guarantee and postponement of claim for $500,000 in the name of Novus Imaging Solutions Inc. (“Novus”) which is also supported by a General Security Agreement signed by Novus.  The Borrowing Limit on the credit facility is 75% of the good accounts receivable of the company.  At September 30, 2007, DocuCom had an outstanding balance of approximately $120,972 which did not exceed the borrowing limit.

B.    TERM LOAN FROM BUSINESS DEVELOPMENT BANK OF CANADA

Adapsys Document Management LP (“ADM”) has a term loan with the Business Development Bank of Canada that expires on May 21, 2010. The interest rate on this loan is bank’s floating rate plus 3.25% and monthly principal re-payments are approximately $1,433. At September 30, 2007, the annual rate of interest on this loan was 11.50% and the balance outstanding was approximately $53,984. The loan is secured by a general security agreement from ADM and joint and several personal guarantees in the amount of approximately $43,000 by two former principals of ADM who were also the Company’s 5% shareholders. The Company issued a 7-year warrant to purchase 5,435 shares of the Company’s common stock at an exercise price of $0.03 per share to each of these shareholders in return for their loan guarantees. The warrants, valued at approximately $11,049, were recorded as a discount to the term loan. The value of the warrants is being amortized to interest expense over the term of the loan. Unamortized discount at September 30, 2007 was approximately $8,980.

C.    LOAN PAYABLE TO CHRYSLER FINANCIAL

Digica Inc. has a loan payable to Chrysler Financial collateralized by a vehicle with a net book value of $9,750. The loan has a fixed annual interest rate of 13.9% and matures in March 2008. At September 30, 2007, the loan balance was $4,136.

D.    CAPITAL LEASES

Capital leases consist primarily of equipment leases for the U.S. entities. The Company added approximately $360,090 to capital leases in the first quarter of fiscal 2007.

Long-term debt, excluding unamortized discount, and capital lease obligations mature in each of the following years ending September 30:

	Long-Term	Capital Lease
	Debt	Obligations

2008	$141,942	$184,835
2009	16,834	179,995
2010	11,225	134,543
2011	-	134,256
2012	-	33,338
Thereafter	-	-
Total minimum payments	$170,001	$666,966
Less: amount representing interest		(118,927)

Present value of minimum capital lease payments		$548,039

5.    CAPITAL STOCK

In January 2006 the Company issued 362,300 common shares as part of the purchase consideration for Digica, Inc.

In September 2006 the Company issued 144,920 common shares as part of the purchase consideration for Novus Imaging Solutions, Inc.

In December 2006 the Company issued 916,666 Series C Convertible Preferred Stock to two individuals that are officers and significant shareholders for $1,540,000.

In December 2006 the Company issued 1,282,820 common shares in exchange for the shares of NetGuru, Inc. in the reverse merger transaction.

In June 2007 the Company issued 384,968 common shares as part of the purchase consideration for Human Resource Micro-Systems, Inc.

In June 2007 the Company privately placed shares of Series D Convertible Preferred Stock and various common stock and Series D-2 preferred stock purchase warrants to a limited number of institutional investors for gross proceeds of approximately $14,000,000. The shares of Series D Convertible Preferred Stock are convertible into approximately 23.3 million shares of our common stock. The three-year Series A Warrants (initial exercise price of $.90 per share) are exercisable for the purchase of up to approximately 11.7 million shares of our common stock. The five-year Series B Warrants (initial exercise price of $1.25 per share) are exercisable for the purchase of up to approximately 23.3 million shares of common stock. If exercised in full, the aggregate Series A Warrant and Series B Warrant proceeds will be approximately $40 million.

The investors were also granted a one-year option (in the form of Series J Warrants) to purchase up to $21 million of Series D-2 Convertible Preferred Stock, which is convertible into approximately 23.3 million shares of common stock. At the closing and in connection with such option, the Company granted the investors three-year Series C warrants (initial exercise price of $1.35 per share), which are exercisable for the purchase of up to approximately 11.7 million shares of common stock, and five-year Series D Warrants (initial exercise price of $1.87 per share), which are exercisable for the purchase of up to approximately 23.3 million shares of common stock. The Series C Warrants and the Series D warrants vest only upon the exercise of the Series J Warrants. If exercised in full, the aggregate Series C Warrant and Series D Warrant proceeds will be approximately $60 million.

Through amendments to each of the Series J Warrants to Purchase Shares of Preferred Stock issued to the investors who purchased shares of the Company’s Series D Convertible Preferred Stock on June 13, 2007 (which Series J Warrants were issued in connection with such share purchases), the Company voluntarily reduced the per-share warrant exercise price payable upon exercise of its Series J Warrant from $14.40 to $9.60, effective only for exercises thereof during the period between September 28, 2007 and October 10, 2007.  This reduced warrant exercise price only applied for up to seventy-five percent (75%) of the Series J Warrants then held by each investor and the original exercise price of $14.40 per share was automatically re-applied to any Series J Warrants not exercised at the reduced price.

The Company also amended each of the Series C Warrants to purchase shares of Common Stock and Series D Warrants to purchase shares of Common Stock, all of which were also issued in connection with the purchases of the Series D Convertible Preferred Stock on June 13, 2007, to provide that, in the event that an investor exercised any portion of the Series J Warrants at the reduced exercise price, the per-share warrant exercise price payable upon exercise of its Series C Warrant was reduced from $1.35 to $0.01 and the per-share warrant exercise price payable upon exercise of its Series D Warrant was reduced from $1.87 to $1.10 for the same percentage of the investor’s Series C Warrants and Series D Warrants as the percentage of Series J Warrants then exercised by such investor during the reduced warrant price period.   Any applicable reduced warrant exercise price for the Series C Warrants and Series D Warrants applies for the remainder of their respective terms.

As of September 30, 2007, the period end of this Current Report, an investor had exercised certain of their Series J Warrants at the reduced exercise price and acquired an aggregate of 375,000 shares of the Company Series D-2 Convertible Preferred Stock for an aggregate of approximately $3.6 million.  The anti-dilution provisions of the investors’ agreements were waived for such reduced exercise prices.

6.    CONCENTRATION OF SALES AND CREDIT RISK

The Company is subject to credit risk primarily through its accounts receivable balances. The Company does not require collateral for its accounts receivable balances. None of the Company’s customers accounted for more than 10% of the Company’s consolidated net sales during the three months ended September 30, 2007.

7.    DEFERRED REVENUES

The Company defers revenues for its maintenance contracts and for its collaborative software sales that are not considered earned. The Company defers its maintenance revenues when the maintenance contracts are sold, and then recognizes the maintenance revenues over the term of the maintenance contracts. The Company defers its collaborative software sales revenues if it invoices or receives payment prior to the completion of a project, and then recognizes these revenues upon completion of the project when no significant obligations remain.

8.    SEGMENT AND GEOGRAPHIC DATA

The Company is a business process outsourcing services provider. The Company’s operating segments are:

      o     Enterprise content management (ECM)
      o     Information Technology services outsourcing (ITO) and
      o     Human resources outsourcing (HRO)

The Company applies the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires segments to be determined and reported based on how management measures performance and makes decisions about allocating resources. The Company’s management monitors unallocable expenses related to the Company’s corporate activities in a separate ”Corporate,” which is reflected in the tables below.

The significant components of worldwide operations by reportable operating segment are:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenues
ECM	$3,504,953	$492,908	$5,866,997	$2,290,238
ITO	880,978	458,269	2,861,891	1,327,867
HRO	246,371	10,114	260,188	232,795
Consolidated	$4,632,302	$961,291	$8,989,076	$3,850,900

Operating loss
ECM	$(361,629)	$(274,161)	$(865,350)	$(615,644)
ITO	(1,384)	(52,302)	(187,168)	(252,536)
HRO	(339,551)	(45,854)	(488,061)	(503,065)
Corporate	(563,406)	(41,480)	(1,634,893)	(104,229)
Consolidated	$(1,265,970)	$(413,797)	$(3,175,472)	$(1,475,474)

Depreciation and amortization expense
ECM	$45,859	$11,651	$39,168	$25,977
ITO	31,591	74,380	64,962	111,790
HRO	2,580	-	5,159	-
Corporate	62,227	2,598	115,355	7,795
Consolidated	$142,257	$88,629	$224,644	$145,562

The Company's operations are based in foreign and domestic subsidiaries and branch offices in the U.S., Canada and Germany. The following are significant components of worldwide operations by geographic location:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenues
North America	$4,367,847	$961,291	$8,496,025	$3,850,900
Europe	264,455	-	493,051	-
Consolidated	$4,632,302	$961,291	$8,989,076	$3,850,900

	At	At
	September 30,	December 31,
Long-Lived Assets	2007	2006
North America	$12,207,230	$5,829,298
Europe	24,322	25,874
Consolidated	$12,231,552	$5,855,172

9.    COMMITMENTS AND CONTINGENCIES

Financial Results, Liquidity and Management’s Plan activities

The Company has incurred losses in the nine month ended September 30, 2007 of $3,932,263. The Company has been able to obtain operating capital through a private debt funding source, the sale of shares of its common stock and through the exercise of warrants to purchase shares of its common stock. Management’s plans include the continued development and implementation of its business plan.

No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company’s common stock and borrowing or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

AMOUNT DUE FORMER SHAREHOLDERS OF ACQUIRED COMPANIES

The purchase agreements pursuant to which the Company acquired certain companies provides for the cash portion of the purchase price to be paid in installments within the year.

OPERATING LEASES

The Company leases certain facilities and equipment under non-cancelable operating leases. The facility leases include options to extend the lease terms and provisions for payment of property taxes, insurance and maintenance expenses.

At September 2007, future minimum annual rental commitments under these lease obligations were as follows:

For the twelve months ending September 30:

2008	$491,047
2009	332,335
2010	198,486
2011	72,449
2012	2,422
Thereafter	-

$1,096,739

For the three months September 30, 2007 and 2006 rent expense was $266,956 and $112,278, respectively.  For the nine months ended September 30, 2007 and 2006 rent expense was $581,121 and 344,735, respectively.

LITIGATION

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

NOTE 10:    SUBSEQUENT EVENT

Through amendments to each of the Series J Warrants to Purchase Shares of Preferred Stock issued to the investors who purchased shares of the Company’s Series D Convertible Preferred Stock on June 13, 2007 (which Series J Warrants were issued in connection with such share purchases), the Company voluntarily reduced the per-share warrant exercise price payable upon exercise of its Series J Warrant from $14.40 to $9.60, effective only for exercises thereof during the period between September 28, 2007 and October 10, 2007.  This reduced warrant exercise price only applied for up to seventy-five percent (75%) of the Series J Warrants then held by each investor and the original exercise price of $14.40 per share was automatically re-applied to any Series J Warrants not exercised at the reduced price.

The Company also amended each of the Series C Warrants to purchase shares of Common Stock and Series D Warrants to purchase shares of Common Stock, all of which were also issued in connection with the purchases of the Series D Convertible Preferred Stock on June 13, 2007, to provide that, in the event that an investor exercised any portion of the Series J Warrants at the reduced exercise price, the per-share warrant exercise price payable upon exercise of its Series C Warrant was reduced from $1.35 to $0.01 and the per-share warrant exercise price payable upon exercise of its Series D Warrant was reduced from $1.87 to $1.10 for the same percentage of the investor’s Series C Warrants and Series D Warrants as the percentage of Series J Warrants then exercised by such investor during the reduced warrant price period.   Any applicable reduced warrant exercise price for the Series C Warrants and Series D Warrants applies for the remainder of their respective terms.

As of September 30, 2007, the period end of this Current Report, an investor had exercised certain of their Series J Warrants at the reduced exercise price and acquired an aggregate of 375,000 shares of the Company Series D-2 Convertible Preferred Stock for an aggregate of approximately $3.6 million.

In October 2007, subsequent to the period for this Current Report, additional investors exercised certain of their Series J Warrants at the reduced exercise price and acquired an aggregate of 354,167 shares of the Company Series D-2 Convertible Preferred Stock for an aggregate of approximately $3.4 million.

The Company used the proceeds to complete the acquisition of Blue Hill Data Services, Inc.

Through a Stock Purchase Agreement, entered into as of October 10, 2007, the Company purchased the issued and outstanding capital stock of Blue Hill Data Services, Inc., a privately-held data center outsourcing services company, based in Pearl River, New York (“Blue Hill”).  At or about the closing date, the Company transferred approximately $11 million of value, as follows:  (i) cash payments to the current selling stockholders of approximately $6.6 million; (ii) a 15-month promissory note in the initial principal amount of $1 million, subject to offset in favor of the Company with respect to any claims for indemnity by the Company under the terms of the Stock Purchase Agreement; (iii) cash payment through Blue Hill in the amount of approximately $1.4 million to its former stockholder; and (iv) 2,666,666 shares of the Company’s restricted common stock valued at approximately $1.8 million (based upon the volume-weighted average closing bid price of the common stock during the ten consecutive trading days immediately preceding the closing).  The promissory note bears interest from and after January 1, 2009, at the rate of 9% per annum and is “secured” by a document to be held in escrow, styled as a confession of judgment.  The principal of the note, less any offsets, is, at the selling stockholders’ option, convertible into restricted shares of the Company’s common stock, the number of which is to be calculated in the same manner as the shares issued at closing were calculated.

59,692,497 SHARES

COMMON STOCK

BPO MANAGEMENT SERVICES, INC.

__________________

PROSPECTUS
__________________

_____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.                 Indemnification of Directors and Officers

Under our Second Restated Certificate of Incorporation, no director will be held personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director unless such breach involves a breach of his duty of loyalty to us or our stockholders, relates to acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, relates to a transaction from which he derives an improper personal benefit, or relates to an unlawful payment of a dividend or unlawful stock purchase or redemption.  Further, under our Second Restated Certificate of Incorporation, our directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  This same indemnification is provided pursuant to Section 145 of the General Corporation Law of the State of Delaware, except the director or officer must have acted in good faith and in a manner that he reasonably believed to be in our best interest or not opposed to our best interest and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Our Bylaws provide that each of our directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses he suffers being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interest and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

In addition, we have entered into or will enter into with each of our directors and officers a customary indemnity agreement pursuant to which we agree to indemnify such person to the fullest extent allowed by the law against all damages and expenses he suffers being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interest and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.  We also maintain directors’ and officers’ insurance.

The general effect of the foregoing is to indemnify a control person, officer, or director from liability, thereby making our company responsible for any expenses or damages incurred by such control person, officer, or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 25.                 Other Expenses of Issuance and Distribution

The following are the fees and expenses we incurred in connection with the offering are payable by us.  Other than the SEC registration fee, all of such fees expenses are estimated.*

Registration fee		$4,407.60
Printing expenses	$
Accounting fees and expenses	$
Legal fees and expenses	$
Registrar’s and transfer agent’s fees		$500.00
Miscellaneous		$1,000.00
Total	$

*	The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26.                 Recent Sales of Unregistered Securities

In connection with the Merger on December 15, 2006, we issued an aggregate 7,336,575 of our common shares to the holders of the common stock of Former BPOMS and 1,543,250 shares of our Series A Preferred Stock, 1,449,200 shares of our Series B Preferred Stock, and 916,666 shares of our Series C Preferred Stock to the holders of the respective series of preferred stock of Former BPOMS, in exchange for their shares of common and preferred stock, respectively, of Former BPOMS.  For each share of the common stock of Former BPOMS, the holder thereof received 0.7246 of our common shares.  For each share of the Series A and Series B Convertible Preferred Stock of Former BPOMS, the holder thereof received 0.7246 of our preferred shares in the corresponding series.  For each share of the Series C Non-Convertible Preferred Stock of Former BPOMS, the holder thereof received one share of our Series C Preferred Stock.

In connection with the Merger, we also issued to holders of warrants of Former BPOMS seven-year warrants to issue an aggregate of 721,260 shares of our common stock with exercise prices ranging from $0.03 to $0.63 in exchange for their Former BPOMS warrants, and we granted George Logan an additional seven-year warrant for the purchase of up to 47,619 shares of our common stock pursuant to a finder’s fee agreement that we had previously entered into with him.  The issuances were made pursuant to Section 4(2) of, and Regulation D and Regulation S under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was available because (i) such issuances did not involve a public offering, (ii) the recipients are either accredited or are not U.S. persons and not acquiring the securities for the account or benefit of any U.S. person, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

In December 2006, we issued 30,865 shares of Series A Preferred Stock as paid-in-kind dividends to Messrs. Dolan and Cortens based on 1,543,251 shares of Series A Preferred Stock outstanding as of September 30, 2006.  This issuance was made pursuant to Section 4(2) of, and Regulation D under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was available because (i) such issuance did not involve a public offering, (ii) the recipients are accredited, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restrictive legend).

In the fourth quarter ended December 31, 2006, we granted to an officer a seven-year warrant exercisable for an aggregate of 33,333 shares of our common stock with an exercise price of $0.03, pursuant to a bridge loan agreement. In the fourth quarter ended December 31, 2006, we also granted to two employees stock options convertible into 434,760 shares of common stock at an exercise price of $0.03 per share vesting over 0 to 4 years from the date of grant.  The issuances were made pursuant to Section 4(2) of, and Regulation D under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was available because (i) such issuances did not involve a public offering, (ii) the recipients are accredited, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

In January 2007, we received cash proceeds of $400,000 from Mr. Patrick Dolan as bridge loan.  Pursuant to the bridge loan agreement, we issued Mr. Dolan a seven-year warrant to purchase 133,333 shares of our common stock.  The issuance was made pursuant to Section 4(2) of, and Regulation D under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was available because (i) such issuance did not involve a public offering, (ii) the recipient is accredited, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

In March 2007, we issued 31,482 shares of Series A Preferred Stock as paid-in-kind dividends to Messrs. Dolan and Cortens based on 1,574,116 shares of Series A Preferred Stock outstanding as of December 31, 2006.  In June 2007, we recorded the following paid-in-kind dividends to Messrs. Dolan and Cortens:  32,112 shares of our Series A Preferred Stock, based on 1,605,598 shares of Series A Preferred Stock outstanding as of March 31, 2007.   In September 2007, we recorded the following paid-in-kind dividends to Messrs. Dolan and Cortens:  32,754 shares of our Series A Preferred Stock, based on a calculated 1,637,710 shares of Series A Preferred Stock that would be outstanding as of June 30, 2007.  Once we have obtained the approval of the requisite number of shares (and classes) of our equity to increase the number of authorized shares of our Series A Preferred Stock, we will issue the number of shares of Series A Preferred Stock covered by the paid-in-kind dividend recorded in June 2007 and September 2007.  The issuances were or will be made, as applicable, pursuant to Section 4(2) of, and Regulation D under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was/will be available because (i) such issuances did/will not involve a public offering, (ii) the recipients are accredited, and (iii) the securities were/will be restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restrictive legend).

On June 13, 2007, the Company privately placed 1,458,333.8 shares of our Series D Convertible Preferred Stock to seven institutional investors for gross proceeds of approximately $14,000,000 (the “Share Sale”), which shares are convertible into approximately 23.3 million shares of our common stock.  On that same date, we also granted those seven institutional investors the following warrants:  three-year Series A Warrants exercisable for the purchase of up to approximately 11.7 million shares of our common stock; five-year Series B Warrants for the purchase of up to approximately 23.3 million shares of our common stock; one-year option (in the form of Series J Warrants) to purchase up to $21 million of Series D-2 Convertible Preferred Stock, which shares are convertible into approximately 23.3 million shares of our common stock; three-year Series C Warrants exercisable for the purchase of up to approximately 11.7 million shares of our common stock; and five-year Series D Warrants exercisable for the purchase of up to approximately 23.3 million shares of our common stock. The Series C Warrants and Series D Warrants vest only upon exercise of the Series J Warrants.

In connection with an investment banking agreement that we had previously entered with C.E. Unterberg, Towbin, Inc., on June 13, 2007, we granted them five-year warrants for the purchase of up to 700,000 shares of our common stock.  In connection with a finder’s fee agreement that we had previously entered with George Logan, on June 13, 2007, we granted him seven-year warrants for the purchase of up to 466,667 shares of our common stock.

In connection with our acquisition of all of the issued and outstanding shares of capital stock of HRMS, we issued the selling shareholders of HRMS 384,968 shares of our common stock.

The June issuances were made pursuant to Section 4(2) of, and Regulation D under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was available because (i) such issuances did not involve a public offering, (ii) the recipients are accredited, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

In late September and early October, 2007, we issued 729,167.4 Shares of our Series D-2 Convertible Preferred Stock to six institutional investors, based upon their partial exercise of their Series J Warrants, for gross proceeds of approximately $7.0 million.  In October 2007, we issued 500,000 of our common shares to an institutional investor, based upon its partial exercise of its Series C Warrant, for gross proceeds of approximately $5,000.  These issuances were made pursuant to Section 4(2) of, and Regulation D under, the Securities Act of 1933, as amended, among other exemptions.  We believe that exemption was available because (i) such issuances did not involve a public offering, (ii) the recipients are accredited, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

Item 27.                 Exhibits

Exhibit Number	Description

2.1
Stock Purchase Agreement dated March 27, 2000 between the registrant, Allegria Software, Inc. and GRAL, Inc. (incorporated by reference to Exhibit 2.13 of the registrant’s Annual Report on Form 10-KSB for March 31, 2000, filed on June 26, 2000)

2.2
Stock Purchase Agreement dated September 22, 2006, between the registrant and Sellers of Novus Imaging Solutions, Inc. (incorporated by reference to Exhibit 2.2 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

2.3
Stock Purchase Agreement dated December 30, 2005, between the registrant and Sellers of Digica, Inc. (incorporated by reference to Exhibit 2.3 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

3.1
Second Restated Certificate of Incorporation of NGRU, as filed with the Secretary of State of the State of Delaware on December 14, 2006 (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

3.2	Bylaws of the registrant (incorporated by reference to the registrant’s Registration Statement on Form SB-2, May 21, 1996 or amendment thereto June 14, 1996)

3.3
Action With Respect To Bylaws, as certified by the registrant’s Secretary on October 22, 2004 (incorporated by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K, filed October 29, 2004)

3.4
Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 15, 2006 (incorporated by reference to Exhibit 3.4 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

3.5
Certificate of Amendment to Articles of Incorporation, as filed with the Secretary of State of the State of Delaware on December 15, 2006 (incorporated by reference to Exhibit 3.5 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

3.6
Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.6 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

3.7
Certificate of Designation of the Relative Rights and Preferences of the Series D-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.7 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

5.1*	Opinion of Bryan Cave LLP (to be filed by amendment)

Exhibit Number	Description

10.1
Outsourcing Services Agreement, dated December 15, 2006, between DFH and the registrant (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

10.2	Value-Added Reseller Agreement between REL and Web4 (incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

10.3	Transition Agreement, dated December 15, 2006, between DFH and BPOMS/HRO, Inc. (incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

10.4	Promissory Note, dated December 15, 2006, between DFH and the registrant (incorporated by reference to Exhibit 10.4 of the registrant’s Current Report on Form 8-K, filed on December 22, 2006)

10.5
Common Stock Purchase Warrant dated December 13, 2002 issued by the registrant in favor of Laurus Master Fund, Ltd.  (incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K, filed on December 20, 2002)

10.6
Common Stock Purchase Warrant dated July 31, 2003 issued by the registrant in favor of Laurus Master Fund, Ltd.  (incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K, filed on August 8, 2003)

10.7
Common Stock Purchase Warrant dated December 23, 2004 issued by the registrant in favor of Laurus Master fund, Ltd.  (incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K, filed on December 30, 2004)

10.8	Research Engineers, Inc. 1997 Stock Option Plan (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-8, filed on March 12, 2002)

10.9	Research Engineers, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit A of the registrant’s Definitive Proxy Statement, filed on November 12, 1998)

10.10	netGuru, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-8, filed on March 12, 2002)

10.11	netGuru, Inc. 2003 Stock Option Plan (incorporated by reference to Appendix A of the registrant’s Definitive Proxy Statement, filed on October 14, 2003)

10.12
Employment Agreement dated June 1, 2001, by and between the registrant and Amrit K.  Das (incorporated by reference to Exhibit 10.12 of the registrant’s Annual Report on Form 10-KSB for March 31, 2001, filed on July 13, 2001)

10.13	Description of Salary and Bonus Programs for Executive Officers for Fiscal Year 2006 (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed on June 7, 2005)

10.14	Description of Non-Employee Director Regular Compensation (incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K, filed on June 7, 2005)

10.15
Form of Change in Control and Executive Retention Agreement approved effective as of June 1, 2005 between netGuru, Inc. and each of Amrit K Das, Santanu Das, Clara Young and Bruce K.  Nelson (incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K, filed on June 7, 2005)

Exhibit Number	Description

10.16
Summary of special compensation approved August 31, 2005 for executive officers and special committee members (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K,  filed on September 6, 2005)

10.17
Employment Agreement dated March 24, 2006 by and between the registrant and Bruce K.  Nelson (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed on March 30, 2006)

10.18
Employment Agreement dated July 28, 2005 by and between the registrant and Patrick A. Dolan (incorporated by reference to Exhibit 10.18 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

10.19
Employment Agreement dated July 29, 2005 by and between the registrant and James Cortens (incorporated by reference to Exhibit 10.19 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

10.20
Employment Agreement dated October 2, 2006 by and between the registrant and James Buchanan (incorporated by reference to Exhibit 10.20 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

10.21
Employment Agreement dated December 13, 2006 by and between the registrant and Koushik Dutta (incorporated by reference to Exhibit 10.21 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

10.22
Letter of Agreement Dated January 19, 2007 to Extend Purchase Payment for the Purchase of Novus Imaging Solutions, Inc. (incorporated by reference to Exhibit 10.22 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

10.23
Letter of Agreement Dated February 28, 2007 to Extend Purchase Payment for the Purchase of Novus Imaging Solutions, Inc. (incorporated by reference to Exhibit 10.23 of the registrant’s Annual Report on Form 10-KSB for December 31, 2006, filed on April 18, 2007)

10.24
Employment Agreement dated January 26, 2007, by and between the registrant and Donald Rutherford (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K/A, filed July 13, 2007)

10.25	Form of Indemnification Agreement for directors and officers of the registrant (incorporated by reference to Exhibit 10.25 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.26
Series D Convertible Preferred Stock Purchase Agreement dated June 13, 2007 between the registrant and purchasers named therein (incorporated by reference to Exhibit 10.26 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.26a
Schedule of Exceptions to Series D Convertible Preferred Stock Purchase Agreement dated June 13, 2007 (incorporated by reference to Exhibit 10.26a of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.27	Registration Rights Agreement dated June 13, 2007 (incorporated by reference to Exhibit 10.27 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.28	Lock-Up Agreement dated June 13, 2007 (incorporated by reference to Exhibit 10.28 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.29	Confirmation and Modification to Registration Rights Agreement dated June 13, 2007 (incorporated by reference to Exhibit 10.29 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.30	Form of Series A Warrant to Purchase Shares of Common Stock dated June 13, 2007 (incorporated by reference to Exhibit 10.30 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.31	Form of Series B Warrant to Purchase Shares of Common Stock dated June 13, 2007 (incorporated by reference to Exhibit 10.31 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

Exhibit Number	Description

10.32	Form of Series J Warrant to Purchase Shares of Preferred Stock dated June 13, 2007 (incorporated by reference to Exhibit 10.32 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.33	Form of Series C Warrant to Purchase Shares of Common Stock dated June 13, 2007 (incorporated by reference to Exhibit 10.33 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.34	Form of Series D Warrant to Purchase Shares of Preferred Stock dated June 13, 2007 (incorporated by reference to Exhibit 10.34 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.35	Escrow Agreement dated June 13, 2007 (incorporated by reference to Exhibit 10.35 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.36
Warrant to Purchase Shares of Common Stock dated June 13, 2007, in favor of C.E.  Unterberg, Towbin, Inc. (incorporated by reference to Exhibit 10.36 of the registrant’s Current Report on Form 8-K, filed June 18, 2007)

10.37	Stock Purchase Warrant dated June 13, 2007, in favor of George Logan (incorporated by reference to Exhibit 10.37 of the registrant’s Current Report on Form 8-K, filed June 18, 2007

10.38
Share Purchase Agreement entered into as of June 21, 2007, by and among BPO Management Services, Inc.; DocuCom Imaging Solutions Inc.; Raymond D. Patterson; Martin E.  Mollot; Raymond D.  Patterson, Maureen Patterson, and Martin E. Mollot, as Trustees of the Patterson Family Trust; and Martin E.  Mollot, Judith Mollot, and Raymond D. Patterson, as Trustees of the Mollot Family Trust (incorporated by reference to Exhibit 10.38 of the registrant’s Current Report on Form 8-K, filed June 27, 2007)

10.39
Consulting Agreement made as of June 21, 2007, between DocuCom Imaging Solutions Inc. and Raymond D.  Patterson (incorporated by reference to Exhibit 10.39 of the registrant’s Current Report on Form 8-K, filed June 27, 2007)

10.40
Consulting Agreement made as of June 21, 2007, between DocuCom Imaging Solutions Inc. and Martin E.  Mollot (incorporated by reference to Exhibit 10.40 of the registrant’s Current Report on Form 8-K, filed June 27, 2007)

10.41
Stock Purchase Agreement entered into as of June 29, 2007, by and among BPO Management Services, Inc., Human Resource Micro-Systems, Inc., and Donald C. Helt and Bridget B. Helt, as trustees of the Donald C. and Bridget B. Helt Revocable Trust dated April 24, 2003 (incorporated by reference to Exhibit 10.41 of the registrant’s Current Report on Form 8-K, filed July 6, 2007)

10.42
Registration Rights Agreement entered into as of June 29, 2007, between BPO Management Services, Inc., and Donald C. Helt and Bridget B. Helt, as trustees of the Donald C. and Bridget B. Helt Revocable Trust dated April 24, 2003 (incorporated by reference to Exhibit 10.42 of the registrant’s Current Report on Form 8-K, filed July 6, 2007)

10.43
Escrow Agreement dated as of June 29, 2007, by and among BPO Management Services, Inc., Donald C. Helt and Bridget B. Helt, as trustees of the Donald C. and Bridget B. Helt Revocable Trust dated April 24, 2003, and US. Bank National Association (incorporated by reference to Exhibit 10.43 of the registrant’s Current Report on Form 8-K, filed July 6, 2007)

10.44
Consulting Agreement made as of June 29, 2007, between BPO Management Services, Inc., and Donald C. Helt (incorporated by reference to Exhibit 1044 of the registrant’s Current Report on Form 8-K, filed July 6, 2007)

10.45*	Reformation Agreement effective as of June 13, 2007, among the registrant and the purchasers named therein

10.46
Form of Amendment to Series J Warrant to Purchase Shares of Preferred Stock of BPO Management Services, Inc. (incorporated by reference to Exhibit 10.46 of the registrant’s Current Report on Form 8-K, filed October 4 , 2007)

10.47
Form of Amendment to Series C Warrant to Purchase Shares of Common Stock of BPO Management Services, Inc. (incorporated by reference to Exhibit 10.47 of the registrant’s Current Report on Form 8-K, filed October 4 , 2007)

10.48
Form of Amendment to Series D Warrant to Purchase Shares of Common Stock of BPO Management Services, Inc. (incorporated by reference to Exhibit 10.48 of the registrant’s Current Report on Form 8-K, filed October 4 , 2007)

10.49
Stock Purchase Agreement entered into as of October 10, 2007, by and among BPO Management Services, Inc., Everett Huntoon and Howard Andrews (incorporated by reference to Exhibit 10.49 of the registrant’s Current Report on Form 8-K, filed October 16, 2007)

10.50
Consulting Agreement made as of October 10, 2007, between Blue Hill Data Services, Inc. and Everett Huntoon (incorporated by reference to Exhibit 10.50 of the registrant’s Current Report on Form 8-K, filed October 16, 2007)

10.51
Consulting Agreement made as of October 10, 2007, between Blue Hill Data Services, Inc. and Howard Andrews (incorporated by reference to Exhibit 10.51 of the registrant’s Current Report on Form 8-K, filed October 16, 2007)

10.52
Escrow Agreement dated as of October 10, 2007, by and among BPO Management Services, Inc., Everett Huntoon, Howard Andrews, and U.S. Bank National Association (incorporated by reference to Exhibit 10.52 of the registrant’s Current Report on Form 8-K, filed October 16, 2007)

21.1*	Subsidiaries of the registrant

23.1*	Consent of Kelly & Company

23.2	Consent of Bryan Cave LLP (to be filed by amendment)

24.1*	Power of Attorney (filed on signature page)

*Filed herewith

Item 28.                 Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any additional or changed material information with respect to the plan of distribution.

(2)           To, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           (i)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(ii)           In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Anaheim, State of California, on November 29, 2007.

BPO MANAGEMENT SERVICES, INC.

By:	/s/ James Cortens
Name: James Cortens Title: President

Each person whose signature appears below constitutes and appoints James Cortens (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates set forth below.

Signature	Title	Date

/s/ PATRICK A. DOLAN * PATRICK A. DOLAN	Chief Executive Officer and Director (principal executive officer)	November 29, 2007

/s/ JAMES CORTENS JAMES CORTENS	President and Director	November 29, 2007

/s/ DONALD RUTHERFORD * DONALD RUTHERFORD	Chief Financial Officer (principal financial officer and principal accounting officer)	November 29, 2007

/s/ DALE PAISLEY * DALE PAISLEY	Director	November 29, 2007

/s/ RUSSELL CLEVELAND * RUSSELL CLEVELAND	Director	November 29, 2007

* by James Cortens, attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

10.45	Reformation Agreement effective as of June 13, 2007 among the registrant and the purchasers named therein
21.1	Subsidiaries of the registrant
23.1	Consent of Kelly & Company
24.1	Power of Attorney (included in signature page)